Exhibit 99.1

Assured Guaranty Corp.

Consolidated Financial Statements

December 31, 2015, 2014 and 2013

Assured Guaranty Corp.

Index to Consolidated Financial Statements

December 31, 2015, 2014 and 2013

Independent Auditor's Report

To the Board of Directors of Assured Guaranty Corp.:
We have audited the accompanying consolidated financial statements of Assured Guaranty Corp. and its subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2015 and December 31, 2014, and the related consolidated statements of operations, of comprehensive income, of shareholder’s equity and of cash flows for each of the three years for the period ended December 31, 2015.
Management's Responsibility for the Consolidated Financial Statements
Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditor's Responsibility
Our responsibility is to express an opinion on the consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Assured Guaranty Corp. and its subsidiaries at December 31, 2015 and December 31, 2014, and the results of their operations and their cash flows for each of the three years for the period ended December 31, 2015 in accordance with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP

New York, New York
April 8, 2016

Assured Guaranty Corp.
Consolidated Balance Sheets
(dollars in millions except per share and share amounts)

	As of December 31, 2015	As of December 31, 2014
Assets
Investment portfolio:
Fixed-maturity securities, available-for-sale, at fair value (amortized cost of $2,473 and $1,945)	$2,547	$2,055
Short-term investments, at fair value	72	98
Other invested assets	88	1
Equity method investments in affiliates	390	354
Total investment portfolio	3,097	2,508
Cash	22	26
Premiums receivable, net of commissions payable	222	214
Ceded unearned premium reserve	420	507
Reinsurance recoverable on unpaid losses	313	205
Salvage and subrogation recoverable	18	14
Credit derivative assets	106	184
Deferred tax asset, net	255	133
Current income tax receivable	5	—
Financial guaranty variable interest entities’ assets, at fair value	526	579
Other assets	227	163
Total assets	$5,211	$4,533
Liabilities and shareholder’s equity
Unearned premium reserve	$1,301	$900
Loss and loss adjustment expense reserve	589	294
Reinsurance balances payable, net	78	87
Note payable to affiliate	300	300
Credit derivative liabilities	332	677
Current income tax payable	—	40
Financial guaranty variable interest entities’ liabilities with recourse, at fair value	512	448
Financial guaranty variable interest entities’ liabilities without recourse, at fair value	3	28
Other liabilities	198	190
Total liabilities	3,313	2,964
Commitments and contingencies (See Note 16)
Preferred stock ($1,000 liquidation preference, 200,004 shares authorized; none issued and outstanding)	—	—
Common stock ($720 par value, 500,000 shares authorized; 20,834 shares issued and outstanding)	15	15
Additional paid-in capital	1,042	1,042
Retained earnings	793	435
Accumulated other comprehensive income, net of tax of $18 and $34	48	77
Total shareholder’s equity	1,898	1,569
Total liabilities and shareholder’s equity	$5,211	$4,533

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Corp.

Consolidated Statements of Operations

(in millions)

	Year Ended December 31,
	2015	2014	2013
Revenues
Net earned premiums	$230	$52	$73
Net investment income	79	73	84
Net realized investment gains (losses):
Other-than-temporary impairment losses	(7)	(3)	(11)
Less: portion of other-than-temporary impairment loss recognized in other comprehensive income	0	0	8
Net impairment loss	(7)	(3)	(19)
Other net realized investment gains (losses)	13	3	69
Net realized investment gains (losses)	6	0	50
Net change in fair value of credit derivatives:
Realized gains (losses) and other settlements	(57)	(1)	(85)
Net unrealized gains (losses)	531	608	51
Net change in fair value of credit derivatives	474	607	(34)
Fair value gains (losses) on committed capital securities	15	(7)	4
Fair value gains (losses) on financial guaranty variable interest entities	6	21	3
Bargain purchase gain and settlement of pre-existing relationships, net	54	—	—
Other income (loss)	11	11	1
Total revenues	875	757	181
Expenses
Loss and loss adjustment expenses	200	(22)	(56)
Amortization of deferred ceding commissions	0	(1)	(3)
Interest expense	15	15	15
Other operating expenses	75	63	69
Total expenses	290	55	25
Income (loss) before income taxes and equity in net earnings of investee	585	702	156
Provision (benefit) for income taxes
Current	20	65	(46)
Deferred	156	170	93
Total provision (benefit) for income taxes	176	235	47
Equity in net earnings of investee	39	32	19
Net income (loss)	$448	$499	$128

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Corp.

Consolidated Statements of Comprehensive Income

(in millions)

	Year Ended December 31,
	2015	2014	2013
Net income (loss)	$448	$499	$128
Unrealized holding gains (losses) arising during the period on:
Investments with no other-than-temporary impairment, net of tax provision (benefit) of $(7), $24 and $(42)	(13)	60	(75)
Investments with other-than-temporary impairment, net of tax provision (benefit) of $(3), $5, and $(2)	(6)	9	(5)
Unrealized holding gains (losses) arising during the period, net of tax	(19)	69	(80)
Less: reclassification adjustment for gains (losses) included in net income (loss), net of tax provision (benefit) of $2, $0 and $10	4	(1)	20
Change in net unrealized gains on investments	(23)	70	(100)
Change in cumulative translation adjustment, net of tax provision (benefit) of $(4), $(3) and $3	(6)	(6)	2
Other comprehensive income (loss)	(29)	64	(98)
Comprehensive income (loss)	$419	$563	$30

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Corp.

Consolidated Statements of Shareholder’s Equity

Years Ended December 31, 2015, 2014 and 2013

(in millions)

	Preferred Stock	Common Stock	Additional Paid-in Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income	Total Shareholder’s Equity
Balance at December 31, 2012	$—	$15	$1,037	$(56)	$111	$1,107
Net income	—	—	—	128	—	128
Dividends	—	—	—	(67)	—	(67)
Capital contribution	—	—	4	—	—	4
Other comprehensive loss	—	—	—	—	(98)	(98)
Balance at December 31, 2013	—	15	1,041	5	13	1,074
Net income	—	—	—	499	—	499
Dividends	—	—	—	(69)	—	(69)
Other comprehensive income	—	—	—	—	64	64
Other	—	—	1	—	—	1
Balance at December 31, 2014	—	15	1,042	435	77	1,569
Net income	—	—	—	448	—	448
Dividends	—	—	—	(90)	—	(90)
Other comprehensive loss	—	—	—	—	(29)	(29)
Balance at December 31, 2015	$—	$15	$1,042	$793	$48	$1,898

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Corp.
Consolidated Statements of Cash Flows
(in millions)

	Year Ended December 31,
	2015	2014	2013
Operating Activities:
Net Income	$448	$499	$128
Adjustments to reconcile net income to net cash flows provided by operating activities:
Non-cash interest and operating expenses	4	1	1
Net amortization of premium (discount) on investments	9	(2)	2
Provision (benefit) for deferred income taxes	156	170	93
Net realized investment losses (gains)	(6)	0	(50)
Net unrealized losses (gains) on credit derivatives	(531)	(608)	(51)
Fair value losses (gains) on committed capital securities	(15)	7	(4)
Bargain purchase gain and settlement of pre-existing relationships, net	(54)	—	—
Equity in net earnings of investee	(39)	(32)	(19)
Change in deferred ceding commissions, net	(3)	3	(8)
Change in premiums receivable, net of premiums payable and commissions	(4)	1	33
Change in ceded unearned premium reserve	82	37	62
Change in unearned premium reserve	(295)	(82)	(141)
Change in loss and loss adjustment expense reserve, net	189	51	(73)
Change in current income tax	(45)	100	(83)
Change in financial guaranty variable interest entities' assets and liabilities, net	(3)	(23)	9
(Purchases) sales of trading securities, net	0	41	(19)
Other	38	13	34
Net cash flows provided by (used in) operating activities	(69)	176	(86)
Investing activities
Fixed-maturity securities:
Purchases	(1,016)	(422)	(359)
Sales	1,194	80	269
Maturities	161	240	160
Net sales (purchases) of short-term investments	476	(27)	59
Net proceeds from paydowns on financial guaranty variable interest entities’ assets	147	47	76
Acquisition of Radian Asset, net of cash acquired	(800)	—	—
Repayment of notes receivable from affiliate	5	5	14
Proceeds from sale of third party surplus notes	—	—	32
Other	37	(1)	(1)
Net cash flows provided by (used in) investing activities	204	(78)	250
Financing activities
Dividends paid	(90)	(69)	(67)
Net paydowns of financial guaranty variable interest entities’ liabilities	(48)	(30)	(86)
Net cash flows provided by (used in) financing activities	(138)	(99)	(153)
Effect of foreign exchange rate changes	(1)	(1)	0
Increase (decrease) in cash	(4)	(2)	11
Cash at beginning of period	26	28	17
Cash at end of period	$22	$26	$28
Supplemental cash flow information
Cash paid (received) during the period for:
Income taxes	$60	$(17)	$38
Interest	$15	$15	$15
The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Corp.
Notes to Consolidated Financial Statements
December 31, 2015, 2014 and 2013

1.	Business and Basis of Presentation

Business

Assured Guaranty Corp. (“AGC” and, together with its subsidiaries, the “Company”), a Maryland domiciled insurance company, is an indirect and wholly-owned operating subsidiary of Assured Guaranty Ltd. (“AGL” and, together with its subsidiaries, “Assured Guaranty”). AGL is a Bermuda-based holding company that provides, through its operating subsidiaries, credit protection products to the United States (“U.S.”) and international public finance (including infrastructure) and structured finance markets.

The Company applies its credit underwriting judgment, risk management skills and capital markets experience to offer financial guaranty insurance that protects holders of debt instruments and other monetary obligations from defaults in scheduled payments. If an obligor defaults on a scheduled payment due on an obligation, including a scheduled principal or interest payment (“Debt Service”), the Company is required under its unconditional and irrevocable financial guaranty to pay the amount of the shortfall to the holder of the obligation. The Company markets its financial guaranty insurance directly to issuers and underwriters of public finance and structured finance securities as well as to investors in such obligations. The Company guarantees obligations issued principally in the U.S. and the United Kingdom (“U.K.”), and also guarantees obligations issued in other countries and regions, including Australia and Western Europe.

In the past, the Company sold credit protection by issuing policies that guaranteed payment obligations under credit derivatives, primarily credit default swaps ("CDS"). Financial guaranty contracts accounted for as credit derivatives are generally structured such that the circumstances giving rise to the Company’s obligation to make loss payments are similar to those for financial guaranty insurance contracts. The Company’s credit derivative transactions are governed by International Swaps and Derivative Association, Inc. (“ISDA”) documentation. The Company has not entered into any new CDS in order to sell credit protection since the beginning of 2009, when regulatory guidelines were issued that limited the terms under which such protection could be sold. The capital and margin requirements applicable under the Dodd-Frank Wall Street Reform and Consumer Protection Act also contributed to the Company not entering into such new CDS since 2009. The Company actively pursues opportunities to terminate existing CDS, which have the effect of reducing future fair value volatility in income and/or reducing rating agency capital charges.

Basis of Presentation

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and, in the opinion of management, reflect all adjustments that are of a normal recurring nature, necessary for a fair statement of the financial condition, results of operations and cash flows of the Company and its consolidated variable interest entities (“VIEs”) for the periods presented. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The consolidated financial statements include the accounts of AGC and its subsidiaries and its consolidated financial guaranty ("FG") VIEs. Intercompany accounts and transactions between and among all consolidated entities have been eliminated. Certain prior year balances have been reclassified to conform to the current year's presentation.

The Company's principal subsidiary is Assured Guaranty (UK) Ltd. (“AGUK”), a company incorporated in the U.K. as a U.K. insurance company which is 100% owned by AGC and which AGC elected to place into runoff in 2010. AGC also owns 39.3% of Municipal Assurance Holdings Inc. ("MAC Holdings"), incorporated in Delaware and 60.7% owned by the Company's affiliate, Assured Guaranty Municipal Corp. ("AGM"). MAC Holdings owns 100% of Municipal Assurance Corp. ("MAC"), an insurance company domiciled in New York.

Significant Accounting Policies

The Company revalues assets, liabilities, revenue and expenses denominated in non-U.S. currencies into U.S. dollars using applicable exchange rates. Gains and losses relating to translating foreign functional currency financial statements for U.S. GAAP reporting are recorded in other comprehensive income (loss) ("OCI"). Gains and losses relating to transactions in foreign denominations where the functional currency is the U.S. dollar, are reported in the consolidated statement of operations.

The chief operating decision maker manages the operations of the Company at a consolidated level. Therefore, all results of operations are reported as one segment.

Other significant accounting policies are included in the following notes.

Significant Accounting Policies

Acquisition of Radian Asset Assurance Inc.	Note 2
Expected loss to be paid (insurance, credit derivatives and FG VIE contracts)	Note 5
Financial guaranty insurance (premium revenue recognition, loss and loss adjustment expense and policy acquisition cost)	Note 6
Fair value measurement	Note 7
Credit derivatives (at fair value)	Note 8
Variable interest entities (at fair value)	Note 9
Investments and cash	Note 10
Income taxes	Note 13
Employee benefit plans	Note 18

Future Application of Accounting Standards

Leases

In February 2016, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") 2016-02, Leases (Topic 842). This ASU requires lessees to present right-of-use assets and lease liabilities on the balance sheet. ASU 2016-02 is to be applied using a modified retrospective approach at the beginning of the earliest comparative period in the financial statements. The ASU is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early adoption is permitted. The Company is evaluating the impact that this ASU will have on its Consolidated Financial Statements.

Financial Instruments

In January 2016, the FASB issued ASU 2016-01, Financial Instruments - Overall (Subtopic 825-10) - Recognition and Measurement of Financial Assets and Financial Liabilities.  The amendments in this ASU are intended to make targeted improvements to GAAP by addressing certain aspects of recognition, measurement, presentation, and disclosure of financial instruments. One of the amendments pertains to liabilities that an entity has elected to measure at fair value in accordance with the fair value option for financial instruments. For these liabilities, the portion of fair value change related to credit risk will be separately presented in other comprehensive income.  Currently, the entire change in the fair value of these liabilities is reflected in the income statement.

            The ASU is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. Entities will be required to record a cumulative-effect adjustment to the statement of financial position as of the beginning of the fiscal year in which the guidance is adopted.  For the Company, this would be as of January 1, 2018.  Early adoption is permitted only for the amendment related to the change in presentation of financial liabilities that are fair valued using the fair value option. The Company is currently evaluating the effect of adopting this ASU on its Consolidated Financial Statements.

Short Duration Insurance Contracts

In May 2015, the FASB issued ASU 2015-09, Financial Services - Insurance (Topic 944) - Disclosures about Short-Duration Contracts. The primary objective of this ASU is to improve disclosures for insurance entities which issue short-duration contracts. The ASU 2015-09 will have no impact on the Company's financial statement disclosures. The ASU is effective for annual periods beginning after December 15, 2015, and interim periods within annual periods beginning after December 15, 2016.

Consolidation

In February 2015, the FASB issued ASU No. 2015-02, Consolidation (Topic 810): Amendments to the Consolidation Analysis, which is intended to improve certain areas of consolidation guidance for legal entities such as limited partnerships, limited liability companies, and securitization structures. The ASU will be effective on January 1, 2016. Early adoption is permitted, including adoption in an interim period. The Company does not expect that ASU 2015-02 will have an effect on its Consolidated Financial Statements.

2.	Acquisition of Radian Asset Assurance Inc.

On April 1, 2015 (“Acquisition Date”), AGC completed the acquisition (“Radian Asset Acquisition”) of all of the issued and outstanding capital stock of financial guaranty insurer Radian Asset Assurance Inc. (“Radian Asset”) for $804.5 million; the cash consideration was paid from AGC's available funds and from the proceeds of a $200 million loan from AGC’s direct parent, Assured Guaranty US Holdings Inc. ("AGUS"). AGC repaid the loan in full to AGUS on April 14, 2015. Radian Asset was merged with and into AGC, with AGC as the surviving company of the merger. The Radian Asset Acquisition added $13.6 billion to the Company's net par outstanding on April 1, 2015, and is consistent with one of the Company's key business strategies of supplementing its book of business through acquisitions.

The Radian Asset Acquisition was accounted for under the acquisition method of accounting which required that the assets and liabilities acquired be recorded at fair value. The Company was required to exercise significant judgment to determine the fair value of the assets it acquired and liabilities it assumed in the Radian Asset Acquisition. The most significant of these determinations related to the valuation of Radian Asset's financial guaranty insurance and credit derivative contracts. On an aggregate basis, Radian Asset’s contractual premiums for financial guaranty contracts were less than the premiums a market participant of similar credit quality would demand to acquire those contracts at the Acquisition Date, particularly for below-investment-grade ("BIG") transactions, resulting in a significant amount of the purchase price being allocated to these contracts. For information on the methodology the Company used to measure the fair value of assets it acquired and liabilities it assumed in the Radian Asset Acquisition, including financial guaranty insurance and credit derivative contracts, please refer to Note 7, Fair Value Measurement.

The fair value of the Company's stand-ready obligation for financial guaranty insurance contracts on the Acquisition Date is recorded in unearned premium reserve (please refer to Note 6, Financial Guaranty Insurance for additional information on stand-ready obligation). At the Acquisition Date, the fair value of each financial guaranty insurance contract acquired was in excess of the expected losses for each contract and therefore no explicit loss reserves were recorded on the Acquisition Date. Loss reserves and loss and loss adjustment expenses ("LAE") are recorded when the expected losses for each contract exceeds the remaining unearned premium reserve, in accordance with the Company's accounting policy described in Note 6, Financial Guaranty Insurance. The expected losses assumed by the Company as part of the Radian Asset Acquisition are included in the description of expected losses to be paid under Note 5, Expected Loss to be Paid.

The excess of the fair value of net assets acquired over the consideration transferred was recorded as a bargain purchase gain in "bargain purchase gain and settlement of pre-existing relationships" in net income. In addition, the Company and Radian Asset had pre-existing reinsurance relationships, which were effectively settled at fair value on the Acquisition Date. The loss on settlement of these pre-existing reinsurance relationships represents the net difference between the historical assumed balances that were recorded by AGC and the fair value of ceded balances acquired from Radian Asset. The Company believes the bargain purchase resulted from the announced desire of Radian Guaranty Inc. to focus its business strategy on the mortgage and real estate markets and to monetize its investment in Radian Asset and thereby accelerate its ability to comply with the financial requirements of the final Private Mortgage Insurer Eligibility Requirements.

The following table shows the net effect of the Radian Asset Acquisition at the Acquisition Date, including the effects of the settlement of pre-existing relationships.

	Fair Value of Net Assets Acquired, before Settlement of Pre-existing Relationships	Net effect of Settlement of Pre-existing Relationships	Net Effect of Radian Asset Acquisition
	(in millions)
Cash purchase price(1)	$804	$—	$804
Identifiable assets acquired:
Investments	1,473	—	1,473
Cash	4	—	4
Ceded unearned premium reserve	(3)	—	(3)
Credit derivative assets	30	—	30
Deferred tax asset, net	263	0	263
Financial guaranty variable interest entities' assets	122	—	122
Other assets	86	0	86
Total assets	1,975	0	1,975

Liabilities assumed:
Unearned premium reserves	697	1	698
Credit derivative liabilities	271	—	271
Financial guaranty variable interest entities' liabilities	118	—	118
Other liabilities	30	—	30
Total liabilities	1,116	1	1,117
Net asset effect of Radian Asset Acquisition	859	(1)	858
Bargain purchase gain and settlement of pre-existing relationships resulting from Radian Asset Acquisition, after-tax	55	(1)	54
Deferred tax	—	0	0
Bargain purchase gain and settlement of pre-existing relationships resulting from Radian Asset Acquisition, pre-tax	$55	$(1)	$54
_____________________

(1)
The cash purchase price of $804 million was the cash transferred for the acquisition which was allocated as follows: (1) $798 million for the purchase of net assets of $853 million and (ii) the settlement of pre-existing relationships between Radian Asset and AGC at a fair value of $6 million.

Revenue and net income related to Radian Asset from the Acquisition Date through December 31, 2015 included in the consolidated statement of operations were approximately $423 million and $286 million, respectively. In 2015, the Company recorded transaction expenses related to the Radian Asset Acquisition in net income as part of other operating expenses. These expenses were primarily driven by the fees paid to the Company's legal and financial advisors and to the Company's independent auditor.

Radian Asset Acquisition-Related Expenses

Year Ended December 31, 2015
(in millions)
Professional services	$2
Financial advisory fees	10
Total	$12

Unaudited Pro Forma Results of Operations

The following unaudited pro forma information presents the combined results of operations of the Company and Radian Asset as if the acquisition had been completed on January 1, 2014, as required under GAAP. The pro forma accounts include the estimated historical results of the Company and Radian Asset and pro forma adjustments primarily comprising the earning of the unearned premium reserve and the expected losses that would be recognized in net income for each prior period presented, as well as the accounting for bargain purchase gain, settlement of pre-existing relationships and Radian Asset acquisition related expenses, all net of tax at the applicable statutory rate.

The unaudited pro forma combined financial information is presented for illustrative purposes only and does not indicate the financial results of the combined company had the companies actually been combined as of January 1, 2014, nor is it indicative of the results of operations in future periods.

Unaudited Pro Forma Results of Operations

	Year Ended December 31,
	2015	2014
	(in millions)
Pro forma revenues	$866	$1,139
Pro forma net income	424	860

3.	Rating Actions

     When a rating agency assigns a public rating to a financial obligation guaranteed by AGC or its subsidiary AGUK, it generally awards that obligation the same rating it has assigned to the financial strength of AGC or AGUK. Investors in products insured by AGC or AGUK frequently rely on ratings published by the rating agencies because such ratings influence the trading value of securities and form the basis for many institutions' investment guidelines as well as individuals' bond purchase decisions. Therefore, AGC and AGUK manage their business with the goal of achieving strong financial strength ratings. However, the methodologies and models used by rating agencies differ, presenting conflicting goals that may make it inefficient or impractical to reach the highest rating level. The methodologies and models are not fully transparent, contain subjective elements and data (such as assumptions about future market demand for the Company's products) and change frequently. Ratings are subject to continuous review and revision or withdrawal at any time. If the financial strength ratings of AGC were reduced below current levels, the Company expects it could have adverse effects on AGC's future business opportunities as well as the premiums AGC could charge for its insurance policies.

The Company periodically assesses the value of each rating assigned to it, and may as a result of such assessment request that a rating agency add or drop a rating on AGC or AGUK. The Company's rated affiliates make similar periodic assessments and have made such requests. For example, the Kroll Bond Rating Agency ("KBRA") ratings were first assigned to MAC in 2013 and to AGM in 2014 and the A.M. Best Company, Inc. rating was first assigned to Assured Guaranty Re Overseas Ltd. ("AGRO") in 2015, while a Moody's Investors Service, Inc. ("Moody's") rating was never requested for MAC and was dropped from AG Re and AGRO in 2015.

In the last several years, Standard & Poor's Ratings Services ("S&P") and Moody's have changed, multiple times, their financial strength ratings of AGC and AGUK, or changed the outlook on such ratings. The rating agencies' most recent actions related to AGC and AGUK are:

•
On March 18, 2014, S&P upgraded the financial strength ratings of AGC and AGUK to AA (stable outlook) from AA- (stable outlook); it most recently affirmed such ratings in a credit analysis issued on June 29, 2015.

•
On July 2, 2014, Moody's affirmed the A3 ratings of AGC and AGUK but changed the outlook to negative. Moody's adopted changes to its credit methodology for financial guaranty insurance companies on January 20, 2015 and, on February 18, 2015, Moody's published a credit opinion maintaining its existing ratings of AGC and AGUK under that new methodology. On December 8, 2015 Moody's published credit opinions maintaining its existing insurance financial strength ratings of A3 (negative outlook) on AGC.

There can be no assurance that any of the rating agencies will not take negative action on the financial strength ratings of AGC and AGUK in the future.

For a discussion of the effects of rating actions on the Company, see the following:

•	Note 6, Financial Guaranty Insurance

•	Note 8, Financial Guaranty Contracts Accounted for as Credit Derivatives

•	Note 14, Reinsurance and Other Monoline Exposures

4.	Outstanding Exposure

The Company’s financial guaranty contracts are written in either insurance or credit derivative form, but collectively are considered financial guaranty contracts. The Company seeks to limit its exposure to losses by underwriting obligations that it views as investment grade at inception, although, as part of its loss mitigation strategy for existing troubled credits, it may underwrite new issuances that it views as BIG. The Company diversifies its insured portfolio across asset classes and, in the structured finance portfolio, requires rigorous subordination or collateralization requirements. Reinsurance may be used in order to reduce net exposure to certain insured transactions.

     Public finance obligations insured by the Company consist primarily of general obligation bonds supported by the taxing powers of U.S. state or municipal governmental authorities, as well as tax-supported bonds, revenue bonds and other obligations supported by covenants from state or municipal governmental authorities or other municipal obligors to impose and collect fees and charges for public services or specific infrastructure projects. The Company also includes within public finance obligations those obligations backed by the cash flow from leases or other revenues from projects serving substantial public purposes, including utilities, toll roads, health care facilities and government office buildings. The Company also includes within public finance similar obligations issued by territorial and non-U.S. sovereign and sub-sovereign issuers and governmental authorities.

Structured finance obligations insured by the Company are generally issued by special purpose entities, including VIEs, and backed by pools of assets having an ascertainable cash flow or market value or other specialized financial obligations. Some of these VIEs are consolidated as described in Note 9, Consolidated Variable Interest Entities. Unless otherwise specified, the outstanding par and Debt Service amounts presented in this note include outstanding exposures on VIEs whether or not they are consolidated.

Significant Risk Management Activities

The Portfolio Risk Management Committee, which includes members of senior management and senior credit and surveillance officers, sets specific risk policies and limits and is responsible for enterprise risk management, establishing the Company's risk appetite, credit underwriting of new business, surveillance and work-out.

As part of the surveillance process, the Company monitors trends and changes in transaction credit quality, detects any deterioration in credit quality, and recommends such remedial actions as may be necessary or appropriate. All transactions in the insured portfolio are assigned internal credit ratings, which are updated based on changes in transaction credit quality. The Company also develops strategies to enforce its contractual rights and remedies and to mitigate its losses, engage in negotiation discussions with transaction participants and, when necessary, manage the Company's litigation proceedings.

Surveillance Categories

The Company segregates its insured portfolio into investment grade and BIG surveillance categories to facilitate the appropriate allocation of resources to monitoring and loss mitigation efforts and to aid in establishing the appropriate cycle for periodic review for each exposure. BIG exposures include all exposures with internal credit ratings below BBB-. The Company’s internal credit ratings are based on internal assessments of the likelihood of default and loss severity in the event of default. Internal credit ratings are expressed on a ratings scale similar to that used by the rating agencies and are generally reflective of an approach similar to that employed by the rating agencies, except that the Company's internal credit ratings focus on future performance rather than lifetime performance.

The Company monitors its investment grade credits to determine whether any need to be internally downgraded to BIG and refreshes its internal credit ratings on individual credits in quarterly, semi-annual or annual cycles based on the

Company’s view of the credit’s quality, loss potential, volatility and sector. Ratings on credits in sectors identified as under the most stress or with the most potential volatility are reviewed every quarter. The Company’s credit ratings on assumed credits are based on the Company’s reviews of low-rated credits or credits in volatile sectors, unless such information is not available, in which case, the ceding company’s credit rating of the transactions are used.

Credits identified as BIG are subjected to further review to determine the probability of a loss. See Note 5, Expected Loss to be Paid, for additional information. Surveillance personnel then assign each BIG transaction to the appropriate BIG surveillance category based upon whether a future loss is expected and whether a claim has been paid. For surveillance purposes, the Company calculates present value using a discount rate of 4.0% in 2015 and 4.5% in 2014. (A risk-free rate is used for calculating the expected loss for financial statement measurement purposes.)

More extensive monitoring and intervention is employed for all BIG surveillance categories, with internal credit ratings reviewed quarterly. The Company expects “future losses” on a transaction when the Company believes there is at least a 50% chance that, on a present value basis, it will pay more claims in the future of that transaction than it will have reimbursed. The three BIG categories are:

•	BIG Category 1: Below-investment-grade transactions showing sufficient deterioration to make future losses possible, but for which none are currently expected.

•
BIG Category 2: Below-investment-grade transactions for which future losses are expected but for which no claims (other than liquidity claims which is a claim that the Company expects to be reimbursed within one year) have yet been paid.

•	BIG Category 3: Below-investment-grade transactions for which future losses are expected and on which claims (other than liquidity claims) have been paid.

Components of Outstanding Exposure

Unless otherwise noted, ratings disclosed herein on the Company's insured portfolio reflect its internal ratings. The Company classifies those portions of risks benefiting from reimbursement obligations collateralized by eligible assets held in trust in acceptable reimbursement structures as the higher of 'AA' or their current internal rating.

The Company purchases securities that it has insured, and for which it has expected losses to be paid, in order to mitigate the economic effect of insured losses ("loss mitigation securities"). The Company excludes amounts attributable to loss mitigation securities (unless otherwise indicated) from par and Debt Service outstanding, because it manages such securities as investments and not insurance exposure. The following table presents the gross and net debt service for all financial guaranty contracts.

Financial Guaranty
Debt Service Outstanding

	Gross Debt Service Outstanding		Net Debt Service Outstanding
	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
	(in millions)
Public finance	$115,200	$121,238	$55,466	$51,064
Structured finance	20,024	24,454	14,532	16,860
Total financial guaranty	$135,224	$145,692	$69,998	$67,924

As of December 31, 2015, the Company also had exposure to €12 million of reinsurance contracts relating to Spanish housing cooperatives risk, but the Company commuted back to the ceding company the exposure in January 2016.

Financial Guaranty Portfolio by Internal Rating
As of December 31, 2015

	Public Finance U.S.		Public Finance Non-U.S.		Structured Finance U.S.		Structured Finance Non-U.S.		Total
Rating Category	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%
	(dollars in millions)
AAA	$75	0.2%	$78	2.1%	$4,776	40.9%	$685	38.5%	$5,614	11.7%
AA	3,769	12.4	1,469	40.0	2,666	22.8	97	5.4	8,001	16.8
A	14,895	48.8	476	13.0	1,645	14.1	180	10.1	17,196	36.1
BBB	8,486	27.8	1,348	36.7	703	6.0	737	41.4	11,274	23.7
BIG	3,281	10.8	303	8.2	1,897	16.2	81	4.6	5,562	11.7
Total net par outstanding(1)(2)	$30,506	100.0%	$3,674	100.0%	$11,687	100.0%	$1,780	100.0%	$47,647	100.0%
_____________________

(1)	Excludes $230 million of loss mitigation securities insured and held by the Company as of December 31, 2015, which are primarily BIG.

(2)	The December 31, 2015 amounts include $11.3 billion of net par acquired from Radian Asset.

Financial Guaranty Portfolio by Internal Rating
As of December 31, 2014

	Public Finance U.S.		Public Finance Non-U.S.		Structured Finance U.S.		Structured Finance Non-U.S.		Total
Rating Category	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%
	(dollars in millions)
AAA	$59	0.2%	$—	—%	$5,090	39.9%	$1,571	51.8%	$6,720	14.6%
AA	3,803	13.7	1,409	58.7	1,928	15.1	118	3.9	7,258	15.8
A	16,608	59.8	250	10.4	1,747	13.7	59	1.9	18,664	40.6
BBB	5,368	19.3	599	25.0	797	6.2	1,137	37.5	7,901	17.2
BIG	1,955	7.0	141	5.9	3,204	25.1	149	4.9	5,449	11.8
Total net par outstanding(1)	$27,793	100.0%	$2,399	100.0%	$12,766	100.0%	$3,034	100.0%	$45,992	100.0%
_____________________

(1)	Excludes $415 million of loss mitigation securities insured and held by the Company as of December 31, 2014, which are primarily BIG.

Financial Guaranty Portfolio
by Sector

	Gross Par Outstanding		Ceded Par Outstanding		Net Par Outstanding
Sector	As of December 31, 2015	As of December 31, 2014	As of December 31, 2015	As of December 31, 2014	As of December 31, 2015	As of December 31, 2014
	(in millions)
Public finance:
U.S.:
General obligation	$25,956	$27,779	$17,899	$20,321	$8,057	$7,458
Tax backed	12,908	12,477	6,083	6,743	6,825	5,734
Healthcare	5,523	4,758	1,430	1,607	4,093	3,151
Transportation	5,979	7,000	2,273	2,708	3,706	4,292
Municipal utilities	8,624	9,225	5,295	5,863	3,329	3,362
Higher education	4,185	3,982	2,187	2,402	1,998	1,580
Infrastructure finance	1,617	1,462	453	472	1,164	990
Investor-owned utilities	433	438	45	45	388	393
Housing	358	216	136	136	222	80
Other public finance	1,804	1,894	1,080	1,141	724	753
Total public finance—U.S.	67,387	69,231	36,881	41,438	30,506	27,793
Non-U.S.:
Infrastructure finance	1,760	954	301	349	1,459	605
Regulated utilities	1,723	1,268	535	678	1,188	590
Pooled infrastructure	2,013	2,565	1,141	1,428	872	1,137
Other public finance	164	103	9	36	155	67
Total public finance—non-U.S.	5,660	4,890	1,986	2,491	3,674	2,399
Total public finance	73,047	74,121	38,867	43,929	34,180	30,192
Structured finance:
U.S.:
Pooled corporate obligations	$7,628	$7,274	$1,153	$1,755	$6,475	$5,519
Residential Mortgage-Backed Securities ("RMBS")	2,809	4,271	582	1,022	2,227	3,249
Consumer receivables	1,455	1,399	283	289	1,172	1,110
Insurance securitizations	3,173	3,073	2,272	2,212	901	861
Commercial mortgage-backed securities ("CMBS") and other commercial real estate related exposures	549	1,952	97	401	452	1,551
Commercial receivables	354	467	107	145	247	322
Other structured finance	438	409	225	255	213	154
Total structured finance—U.S.	16,406	18,845	4,719	6,079	11,687	12,766
Non-U.S.:
Pooled corporate obligations	1,546	3,064	467	879	1,079	2,185
Commercial receivables	473	760	101	210	372	550
RMBS	22	46	0	9	22	37
Other structured finance	327	350	20	88	307	262
Total structured finance—non-U.S.	2,368	4,220	588	1,186	1,780	3,034
Total structured finance	18,774	23,065	5,307	7,265	13,467	15,800
Total net par outstanding	$91,821	$97,186	$44,174	$51,194	$47,647	$45,992

In addition to amounts shown in the tables above, AGC, together with its affiliate AGM, had outstanding commitments to provide guaranties of $124 million for public finance obligations at December 31, 2015. The expiration dates for the public finance commitments range between June 30, 2016 and February 25, 2017. The commitments are contingent on the satisfaction of all conditions set forth in them and may expire unused or be canceled at the counterparty’s request. Therefore, the total commitment amount does not necessarily reflect actual future guaranteed amounts.

Actual maturities of insured obligations could differ from contractual maturities because borrowers have the right to call or prepay certain obligations with or without call or prepayment penalties. The expected maturities of structured finance obligations are, in general, considerably shorter than the contractual maturities for such obligations.

Expected Amortization of
Net Par Outstanding
As of December 31, 2015

	Public Finance	Structured Finance	Total
	(in millions)
0 to 5 years	$8,403	$8,562	$16,965
5 to 10 years	6,809	2,050	8,859
10 to 15 years	5,812	849	6,661
15 to 20 years	5,897	1,166	7,063
20 years and above	7,259	840	8,099
Total net par outstanding	$34,180	$13,467	$47,647

Components of BIG Portfolio

Components of BIG Net Par Outstanding
(Insurance and Credit Derivative Form)
As of December 31, 2015

	BIG Net Par Outstanding				Net Par
	BIG 1	BIG 2	BIG 3	Total BIG	Outstanding
			(in millions)
U.S. public finance	$2,064	$1,196	$21	$3,281	$30,506
Non-U.S. public finance	92	211	—	303	3,674
Structured finance:
First lien U.S. RMBS:
Prime first lien	184	10	16	210	300
Alt-A first lien	76	35	131	242	568
Option ARM	31	10	33	74	116
Subprime	98	70	78	246	972
Second lien U.S. RMBS	65	1	173	239	271
Total U.S. RMBS	454	126	431	1,011	2,227
Triple-X life insurance transactions	—	—	149	149	721
Trust preferred securities (“TruPS”)	528	96	—	624	3,496
Other structured finance	102	91	1	194	7,023
Total	$3,240	$1,720	$602	$5,562	$47,647

Components of BIG Net Par Outstanding
(Insurance and Credit Derivative Form)
As of December 31, 2014

	BIG Net Par Outstanding				Net Par
	BIG 1	BIG 2	BIG 3	Total BIG	Outstanding
			(in millions)
U.S. public finance	$1,653	$302	$0	$1,955	$27,793
Non-U.S. public finance	139	2	—	141	2,399
Structured finance:
First lien U.S. RMBS:
Prime first lien	46	23	206	275	297
Alt-A first lien	374	323	154	851	1,262
Option ARM	36	13	47	96	178
Subprime	93	132	143	368	1,206
Second lien U.S. RMBS	229	2	33	264	306
Total U.S. RMBS	778	493	583	1,854	3,249
Triple-X life insurance transactions	—	—	149	149	711
TruPS	781	—	254	1,035	3,211
Other structured finance	210	104	1	315	8,629
Total	$3,561	$901	$987	$5,449	$45,992

BIG Net Par Outstanding
and Number of Risks
As of December 31, 2015

	Net Par Outstanding			Number of Risks(2)
Description	Financial Guaranty Insurance(1)	Credit Derivative	Total	Financial Guaranty Insurance(1)	Credit Derivative	Total
	(dollars in millions)
BIG:
Category 1	$2,519	$721	$3,240	170	12	182
Category 2	1,354	366	1,720	63	8	71
Category 3	508	94	602	99	12	111
Total BIG	$4,381	$1,181	$5,562	332	32	364

BIG Net Par Outstanding
and Number of Risks
As of December 31, 2014

	Net Par Outstanding			Number of Risks(2)
Description	Financial Guaranty Insurance(1)	Credit Derivative	Total	Financial Guaranty Insurance(1)	Credit Derivative	Total
	(dollars in millions)
BIG:
Category 1	$2,454	$1,107	$3,561	95	17	112
Category 2	470	431	901	41	14	55
Category 3	363	624	987	56	21	77
Total BIG	$3,287	$2,162	$5,449	192	52	244
 ____________________

(1)	Includes net par outstanding for VIEs.

(2)	A risk represents the aggregate of the financial guaranty policies that share the same revenue source for purposes of making Debt Service payments.

Geographic Distribution of Net Par Outstanding

The Company seeks to maintain a diversified portfolio of insured obligations designed to spread its risk across a number of geographic areas.

Geographic Distribution of
Net Par Outstanding
As of December 31, 2015

	Number of Risks	Net Par Outstanding	Percent of Total Net Par Outstanding
	(dollars in millions)
U.S.:
U.S. Public finance:
California	460	$3,780	7.9%
Texas	605	2,894	6.1
New York	324	2,270	4.8
Pennsylvania	231	2,159	4.5
Florida	168	2,146	4.5
New Jersey	143	2,051	4.3
Illinois	309	1,844	3.9
Puerto Rico	17	1,656	3.5
Colorado	96	900	1.9
Georgia	72	741	1.6
Other states and U.S. territories	1,627	10,065	21.0
Total U.S. public finance	4,052	30,506	64.0
U.S. Structured finance (multiple states)	590	11,687	24.5
Total U.S.	4,642	42,193	88.5
Non-U.S.:
United Kingdom	80	2,511	5.3
Australia	18	752	1.6
Canada	5	292	0.6
France	11	267	0.6
Turkey	1	222	0.5
Other	60	1,410	2.9
Total non-U.S.	175	5,454	11.5
Total	4,817	$47,647	100.0%

Exposure to Puerto Rico

The Company has insured exposure to general obligation bonds of the Commonwealth of Puerto Rico and various obligations of its related authorities and public corporations aggregating $1.7 billion net par as of December 31, 2015, all of which are rated BIG. In 2015, the Company's Puerto Rico exposures increased due to net par acquired in the Radian Asset Acquisition, which equals $385 million as of December 31, 2015.

Puerto Rico has experienced significant general fund budget deficits in recent years. These deficits, until recently, were covered primarily with the net proceeds of bond issuances, interim financings provided by Government Development Bank for Puerto Rico (“GDB”) and, in some cases, one-time revenue measures or expense adjustment measures. In addition to high debt levels, Puerto Rico faces a challenging economic environment.

In June 2014, the Puerto Rico legislature passed the Puerto Rico Public Corporation Debt Enforcement and Recovery Act (the "Recovery Act") in order to provide a legislative framework for certain public corporations experiencing severe financial stress to restructure their debt, including Puerto Rico Highway and Transportation Authority ("PRHTA") and Puerto Rico Electric Power Authority ("PREPA"). Subsequently, the Commonwealth stated PREPA might need to seek relief under the Recovery Act due to liquidity constraints. Investors in bonds issued by PREPA filed suit in the United States District Court for the District of Puerto Rico challenging the Recovery Act. On February 6, 2015, the U.S. District Court for the District of Puerto Rico ruled the Recovery Act is preempted by the U.S. Bankruptcy Code and is therefore void. On July 6, 2015, the U.S. Court of Appeals for the First Circuit upheld that ruling, and on December 4, 2015, the U.S. Supreme Court granted petitions for writs of certiorari relating to that ruling. Oral arguments were held on March 22, 2016. Typical Supreme Court practice suggests a decision could be announced in June 2016, but there is no assurance that an opinion will be announced at such time, especially in light of the recent Supreme Court vacancy.

On June 28, 2015, Governor García Padilla of Puerto Rico (the "Governor") publicly stated that the Commonwealth’s public debt, considering the current level of economic activity, is unpayable and that a comprehensive debt restructuring may be necessary, and he has made similar statements since then. On June 29, 2015 a report commissioned by the Commonwealth and authored by former World Bank Chief Economist and former Deputy Director of the International Monetary Fund Dr. Anne Krueger and economists Dr. Ranjit Teja and Dr. Andrew Wolfe and calling for debt restructuring of all Puerto Rico bonds was released ("Krueger Report").

Puerto Rico Public Finance Corporation (“PFC”), a subsidiary of the GDB, failed to make most of an approximately $58 million Debt Service payment on August 3, 2015 and to make subsequent Debt Service payments because the Commonwealth’s legislature did not appropriate funds for payment.  The Company does not insure any obligations of the PFC. On January 1, 2016 Puerto Rico Infrastructure Finance Authority ("PRIFA") defaulted on payment of a portion of the interest due on its bonds on that date. For those PRIFA bonds the Company had insured, the Company paid approximately $451 thousand of claims for the interest payments on which PRIFA had defaulted.

On September 9, 2015, the Working Group for the Fiscal and Economic Recovery of Puerto Rico (“Working Group”) established by the Governor published its “Puerto Rico Fiscal and Economic Growth Plan” (the “FEGP”). The FEGP projected that the Commonwealth would face a cumulative financing gap of $27.8 billion from fiscal year 2016 to fiscal year 2020 without corrective action. Various stakeholders and analysts have publicly questioned the accuracy of the $27.8 billion gap projected by the Working Group. The FEGP recommended economic development, structural, fiscal and institutional reform measures that it projects would reduce that gap to $14.0 billion. The Working Group asserts that the Commonwealth’s debt, including debt with a constitutional priority, is not sustainable. The FEGP included a recommendation that the Commonwealth’s advisors begin to work on a voluntary exchange offer to its creditors as part of the FEGP. The FEGP does not have the force of law and implementation of its recommendations would require actions by the governments of the Commonwealth and of the United States as well as the cooperation and agreement of various creditors.
On November 30, 2015, and December 8, 2015, the Governor issued executive orders (“Clawback Orders”) directing the Puerto Rico Department of Treasury and the Puerto Rico Tourism Company to retain or transfer certain taxes and revenues pledged to secure the payment of bonds issued by PRHTA, PRIFA, and Puerto Rico Convention Center District Authority ("PRCCDA"). On January 7, 2016 the Company sued various Puerto Rico governmental officials in the United States District Court, District of Puerto Rico asserting that this attempt to "claw back" pledged taxes and revenues is unconstitutional, and demanding declaratory and injunctive relief. The Puerto Rico credits insured by the Company impacted by the Clawback Orders are shown in the table “Puerto Rico Net Par Outstanding” below.
On January 18, 2016 the Working Group published an updated FEGP that projected the cumulative financing gap beyond 2020 would continue to increase to $63.4 billion without corrective action. The Working Group followed that up with the publication on February 1, 2016 of a proposal for a voluntary exchange of $49.2 billion of tax supported debt into $26.5 billion of new mandatorily payable base bonds and $22.7 billion of growth bonds.

On April 6, 2016 the Governor signed into law the Puerto Rico Emergency Moratorium & Financial Rehabilitation Act (the “Moratorium Act”). The press reports that the Moratorium Act would purportedly empower the Governor to declare a moratorium, entity by entity, on debt service payments on debt of the commonwealth and its related authorities and public corporations, as well as instituting a stay against related litigation, among other things. Any attempt to exercise the power to declare a moratorium on debt service payments purportedly granted by the Moratorium Act, if signed into law, may be unconstitutional, and the impact of any attempt to exercise such power on the Puerto Rico credits insured by the Company is uncertain.

There have been a number of other proposals, plans and legislative initiatives offered in Puerto Rico and in the United States aimed at addressing Puerto Rico’s fiscal issues. Among the responses proposed is a federal financial control board and access to bankruptcy courts or another restructuring mechanism. U.S. House of Representatives Speaker Paul Ryan has asked that a legislative response be presented to the House of Representatives by the end of March 2016. The final shape and timing of responses to Puerto Rico’s distress eventually enacted or implemented by Puerto Rico or the United States, if any, and the impact of any such actions on obligations insured by the Company, is uncertain and may differ substantially from the recommendations of the Working Group or any other proposals or plans described in the press or offered to date or in the future.
S&P, Moody’s and Fitch Ratings have lowered the credit rating of the Commonwealth’s bonds and on its public corporations several times over the past approximately two years, and the Commonwealth has disclosed its liquidity has been adversely affected by rating agency downgrades and by the limited market access for its debt, and also noted it has relied on short-term financings and interim loans from the GDB and other private lenders, which reliance has constrained its liquidity and increased its near-term refinancing risk.

PREPA

As of December 31, 2015, the Company had $74 million insured net par outstanding of PREPA obligations. In August 2014, PREPA entered into forbearance agreements with the GDB, its bank lenders, and bondholders and financial guaranty insurers (including AGM and AGC) that hold or guarantee more than 60% of PREPA's outstanding bonds, in order to address its near-term liquidity issues. Creditors, including AGM and AGC, agreed not to exercise available rights and remedies until March 31, 2015, and the bank lenders agreed to extend the maturity of two revolving lines of credit to the same date. PREPA agreed it would continue to make principal and interest payments on its outstanding bonds, and interest payments on its lines of credit. It also agreed it would develop a five year business plan and a recovery program in respect of its operations. Subsequently, most of the parties extended these forbearance agreements several times.

On July 1, 2015, PREPA made full payment of the $416 million of principal and interest due on its bonds, including bonds insured by AGM and AGC. However, that payment was conditioned on and facilitated by AGM and AGC agreeing, also on July 1, to purchase a portion of $131 million of interest-bearing bonds to help replenish certain of the operating funds PREPA used to make the $416 million of principal and interest payments. On July 31, 2015, AGC purchased $186 thousand aggregate principal amount of those bonds; the bonds were repaid in full in 2016.

On December 24, 2015, AGM and AGC entered into a Restructuring Support Agreement (“RSA”) with PREPA, an ad hoc group of uninsured bondholders and a group of fuel-line lenders that would, subject to certain conditions, result in, among other things, modernization of the utility and a restructuring of current debt. Upon finalization of the contemplated restructuring transaction, insured PREPA revenue bonds (with no reduction to par or stated interest rate or extension of maturity) will be supported by securitization bonds issued by a special purpose corporation and secured by a transition charge assessed on ratepayers. To facilitate the securitization transaction, which enables PREPA to achieve debt relief and more efficient capital markets financing, AGC and AGM will issue surety insurance policies in an aggregate amount not expected to exceed $113 million ($14 million for AGC and $99 million for AGM) in exchange for a market premium and to support a portion of the reserve fund for the securitization bonds. Certain of the creditors also agreed, subject to certain conditions, to participate in a bridge financing. AGM’s and AGC's share of the bridge financing is approximately $15 million ($2 million for AGC and $13 million for AGM). Legislation purportedly meeting the requirements of the RSA was enacted on February 16, 2016. The closing of the restructuring transaction, the issuance of the surety bonds and the closing of the bridge financing are subject to certain conditions, including confirmation that the enacted legislation meets all requirements of the RSA and execution of acceptable documentation and legal opinions.

There can be no assurance that the conditions in the RSA will be met or that, if the conditions are met, the RSA's other provisions, including those related to the restructuring of the insured PREPA revenue bonds, will be implemented. In addition, the impact of the Moratorium Act or any attempt to exercise the power purportedly granted by the Moratorium Act on the implementation of the RSA is uncertain. PREPA, during the pendency of the agreements, has suspended deposits into its debt service fund.

PRHTA

As of December 31, 2015, the Company had $475 million insured net par outstanding of PRHTA (Transportation revenue) bonds and $101 million net par of PRHTA (Highway revenue) bonds. In March 2015, legislation was passed in the Commonwealth that would have supported proposals involving the GDB and PRIFA and would have, among other things, strengthened PRHTA. The proposals involved the issuance of up to $2.95 billion of bonds by PRIFA, but the Company believes the Commonwealth is no longer pursuing those proposals. In addition, PRHTA is one of the public corporations affected by the Clawback Orders.

Municipal Finance Agency

As of December 31, 2015, the Company had $65 million net par outstanding of bonds issued by the Puerto Rico Municipal Finance Agency (“MFA”) secured by a pledge of local property tax revenues. On October 13, 2015, the Company and AGM filed a motion to intervene in litigation between Centro de Recaudación de Ingresos Municipales (“CRIM”) and the GDB in which CRIM was seeking to ensure that the pledged tax revenues are, and will continue to be, available to support the MFA bonds. While the Company’s motion to intervene was denied, the GDB and CRIM have reported that they executed a new deed of trust that requires the GDB, as fiduciary, to keep the pledged tax revenues separate from any other GDB monies or accounts and that governs the manner in which the pledged revenues may be invested and dispersed.

The following tables show the Company’s insured exposure to general obligation bonds of Puerto Rico and various obligations of its related authorities and public corporations.

Puerto Rico
Gross Par and Gross Debt Service Outstanding

	Gross Par Outstanding		Gross Debt Service Outstanding
	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
	(in millions)
Previously Subject to the Voided Recovery Act (1)	$1,410	$1,237	$2,740	$2,486
Not Previously Subject to the Voided Recovery Act	828	773	1,160	1,038
Total	$2,238	$2,010	$3,900	$3,524
____________________

(1)
On February 6, 2015, the U.S. District Court for the District of Puerto Rico ruled that the Recovery Act is preempted by the U.S. Bankruptcy Code and is therefore void. On July 6, 2015, the U.S. Court of Appeals for the First Circuit upheld that ruling, and on December 4, 2015, the U.S. Supreme Court granted petitions for writs of certiorari relating to that ruling.

Puerto Rico
Net Par Outstanding

	As of December 31, 2015		As of December 31, 2014
	Total (1)	Internal Rating	Total	Internal Rating
	(in millions)
Exposures Previously Subject to the Voided Recovery Act:
PRHTA (Transportation revenue) (2)	$475	CCC-	$392	BB-
Puerto Rico Aqueduct and Sewer Authority	296	CCC	288	BB-
PRHTA (Highway revenue) (2)	101	CCC	24	BB
PRCCDA (2)	82	CCC-	87	BB-
PREPA	74	CC	53	B-
Total	1,028		844

Exposures Not Previously Subject to the Voided Recovery Act:
Commonwealth of Puerto Rico - General Obligation Bonds	415	CCC	417	BB
Puerto Rico Public Buildings Authority	137	CCC	41	BB
MFA	65	CCC-	44	BB-
GDB	—	-	33	BB
PRIFA (2) (3)	10	CCC-	10	BB-
University of Puerto Rico	1	CCC-	1	BB-
Total	628		546
Total net exposure to Puerto Rico	$1,656		$1,390
____________________

(1)
As of December 31, 2015, the Company's Puerto Rico net exposures increased due to net par of $385 million acquired in the Radian Asset Acquisition, of which $21 million was of PREPA and $166 million of PRHTA.

(2)
The Governor issued executive orders on November 30, 2015, and December 8, 2015, directing the Puerto Rico Department of Treasury and the Puerto Rico Tourism Company to retain or transfer certain taxes and revenues pledged to secure the payment of bonds issued by PRHTA, PRIFA and PRCCDA. On January 7, 2016 the Company sued various Puerto Rico governmental officials in the United States District Court, District of Puerto Rico asserting that this attempt to “claw back” pledged taxes and revenues is unconstitutional, and demanding declaratory and injunctive relief.

(3)
On January 1, 2016 PRIFA defaulted on full payment of a portion of the interest due on its bonds on that date. For those PRIFA bonds the Company had insured, the Company paid approximately $451 thousand of claims for the interest payments on which PRIFA had defaulted.

The following table shows the scheduled amortization of the insured general obligation bonds of Puerto Rico and various obligations of its related authorities and public corporations. The Company guarantees payments of interest and principal when those amounts are scheduled to be paid and cannot be required to pay on an accelerated basis. In the event that obligors default on their obligations, the Company would only be required to pay the shortfall between the principal and interest due in any given period and the amount paid by the obligors.

Amortization Schedule of Puerto Rico Net Par Outstanding
and Net Debt Service Outstanding
As of December 31, 2015

	Scheduled Net Par Amortization			Scheduled Net Debt Service Amortization
	Previously Subject to the Voided Recovery Act	Not Previously Subject to the Voided Recovery Act	Total	Previously Subject to the Voided Recovery Act	Not Previously Subject to the Voided Recovery Act	Total
	(in millions)
2016	$38	$85	$123	$89	$118	$207
2017	13	52	65	64	81	145
2018	20	52	72	71	76	147
2019	20	38	58	70	60	130
2020	18	90	108	66	110	176
2021	18	29	47	66	45	111
2022	5	21	26	52	35	87
2023	6	16	22	54	28	82
2024	4	9	13	50	21	71
2025	39	9	48	84	23	107
2026 - 2030	183	130	313	373	172	545
2031 - 2035	276	75	351	428	93	521
2036 - 2040	164	17	181	241	19	260
2041 - 2045	98	5	103	150	6	156
2046 - 2047	126	—	126	136	—	136
Total	$1,028	$628	$1,656	$1,994	$887	$2,881

Exposure to the Selected European Countries

Several European countries continue to experience significant economic, fiscal and/or political strains such that the likelihood of default on obligations with a nexus to those countries may be higher than the Company anticipated when such factors did not exist. The European countries where the Company has exposure and believes heightened uncertainties exist are: Hungary, Italy, Portugal and Spain (collectively, the “Selected European Countries”). The Company is closely monitoring its exposures in the Selected European Countries where it believes heightened uncertainties exist. The Company’s direct economic exposure to the Selected European Countries (based on par for financial guaranty contracts and notional amount for financial guaranty contracts accounted for as derivatives) is shown in the following table, net of ceded reinsurance.

Net Direct Economic Exposure to Selected European Countries(1)
As of December 31, 2015

	Hungary	Italy	Portugal	Spain	Total
	(in millions)
Sub-sovereign exposure:
Non-infrastructure public finance (2)	$—	$14	$2	$37	$53
Infrastructure finance	15	0	—	8	23
Total sub-sovereign exposure	15	14	2	45	76
Non-sovereign exposure:
Regulated utilities	—	4	—	—	4
RMBS and other structured finance	5	15	—	13	33
Total non-sovereign exposure	5	19	—	13	37
Total	$20	$33	$2	$58	$113
Total BIG (See Note 5)	$19	$—	$2	$58	$79
____________________

(1)
While the Company's exposures are shown in U.S. dollars, the obligations the Company insures are in various currencies, primarily Euros. One of the RMBS included in the table above includes residential mortgages in both Italy and Germany, and only the portion of the transaction equal to the portion of the original mortgage pool in Italian mortgages is shown in the table.

(2)
The exposure shown in the “Non-infrastructure public finance” category is from transactions backed by receivable payments from sub-sovereigns in Italy, Spain and Portugal. Sub-sovereign debt is debt issued by a governmental entity or government backed entity, or supported by such an entity, that is other than direct sovereign debt of the ultimate governing body of the country.

When the Company directly insures an obligation, it assigns the obligation to a geographic location or locations based on its view of the geographic location of the risk. The Company may also have direct exposures to the Selected European Countries in business assumed from unaffiliated monoline insurance companies, in which case the Company depends upon geographic information provided by the primary insurer.

The Company has excluded from the exposure tables above its indirect economic exposure to the Selected European Countries through policies it provides on pooled corporate and commercial receivables transactions. The Company calculates indirect exposure to a country by multiplying the par amount of a transaction insured by the Company times the percent of the relevant collateral pool reported as having a nexus to the country. On that basis, the Company has calculated exposure of $132 million to Selected European Countries (plus Greece) in transactions with $1.5 billion of net par outstanding. The indirect exposure to credits with a nexus to Greece is $4 million across several highly rated pooled corporate obligations with net par outstanding of $120 million.

5.	Expected Loss to be Paid

The insured portfolio includes policies accounted for under three separate accounting models depending on the characteristics of the contract and the Company's control rights. The Company has paid and expects to pay future losses on policies which fall under each of the three accounting models. The following provides a summarized description of the three accounting models prescribed by GAAP with a reference to the notes that describe the accounting policies and required disclosures throughout this report. The three models are: (1) insurance, (2) derivative and (3) VIE consolidation.

In order to effectively evaluate and manage the economics and liquidity of the entire insured portfolio, management compiles and analyzes loss information for all policies on a consistent basis. The Company monitors and assigns ratings and calculates expected losses in the same manner for all its exposures regardless of form or differing accounting models.

This note provides information regarding expected claim payments to be made under all contracts in the insured portfolio. Net expected loss to be paid in the tables below consists of the present value of future: expected claim and LAE payments, expected recoveries in the transaction structures, cessions to reinsurers, and expected recoveries for breaches of representations and warranties ("R&W") and other loss mitigation strategies. Expected loss to be paid is important from a liquidity perspective in that it represents the present value of amounts that the Company expects to pay or recover in future periods, regardless of the accounting model. Expected loss to be paid is an important measure used by management to analyze the net economic loss on all contracts.

Accounting Policy

Insurance Accounting

For contracts accounted for as financial guaranty insurance, loss and LAE reserve is recorded only to the extent and for the amount that expected losses to be paid exceed unearned premium reserve. As a result, the Company has expected loss to be paid that have not yet been expensed. Such amounts will be recognized in future periods as deferred premium revenue amortizes into income. Expected loss to be expensed is important because it presents the Company's projection of incurred losses that will be recognized in future periods (excluding accretion of discount). See "Financial Guaranty Insurance Losses" in Note 6, Financial Guaranty Insurance.

Derivative Accounting, at Fair Value

For contracts that do not meet the financial guaranty scope exception in the derivative accounting guidance (primarily due to the fact that the insured is not required to be exposed to the insured risk throughout the life of the contract), the Company records such credit derivative contracts at fair value on the consolidated balance sheet with changes in fair value recorded in the consolidated statement of operations. The fair value recorded on the balance sheet represents an exit price in a hypothetical market because the Company does not trade its credit derivative contracts. The fair value is determined using significant Level 3 inputs in an internally developed model while the expected loss to be paid (which represents the net present value of expected cash outflows) uses methodologies and assumptions consistent with financial guaranty insurance expected losses to be paid. See Note 7, Fair Value Measurement and Note 8, Financial Guaranty Contracts Accounted for as Credit Derivatives.

VIE Consolidation, at Fair Value

For financial guaranty insurance contracts issued on the debt of variable interest entities over which the Company is deemed to be the primary beneficiary due to its control rights, as defined in GAAP, the Company consolidates the FG VIE. The Company carries the assets and liabilities of the FG VIEs at fair value under the fair value option election. Management assesses the losses on the insured debt of the consolidated FG VIEs in the same manner as other financial guaranty insurance and credit derivative contracts. See Note 9, Consolidated Variable Interest Entities.

Expected Loss to be Paid

The expected loss to be paid is equal to the present value of expected future cash outflows for claim and LAE payments, net of inflows for expected salvage and subrogation (e.g., excess spread on the underlying collateral, and expected and contractual recoveries for breaches of R&W or other expected recoveries), using current risk-free rates. When the Company becomes entitled to the cash flow from the underlying collateral of an insured credit under salvage and subrogation rights as a result of a claim payment or estimated future claim payment, it reduces the expected loss to be paid on the contract. Net expected loss to be paid is defined as expected loss to be paid, net of amounts ceded to reinsurers.

The current risk-free rate is based on the remaining period of the contract used in the premium revenue recognition calculation (i.e., the contractual or expected period, as applicable). The Company updates the discount rate each quarter and records the effect of such changes in economic loss development. Expected cash outflows and inflows are probability weighted cash flows that reflect the likelihood of all possible expected outcomes. The Company estimates the expected cash outflows and inflows using management's assumptions about the likelihood of all possible outcomes based on all information available to it. Those assumptions consider the relevant facts and circumstances and are consistent with the information tracked and monitored through the Company's risk-management activities.

Economic Loss Development

Economic loss development represents the change in net expected loss to be paid attributable to the effects of changes in assumptions based on observed market trends, changes in discount rates, accretion of discount and the economic effects of loss mitigation efforts.

Expected loss to be paid and economic loss development include the effects of loss mitigation strategies such as negotiated and estimated recoveries for breaches of R&W, and purchases of insured debt obligations. Additionally, in certain cases, issuers of insured obligations elected, or the Company and an issuer mutually agreed as part of a negotiation, to deliver the underlying collateral or insured obligation to the Company.

In circumstances where the Company has purchased its own insured obligations that have expected losses, expected loss to be paid is reduced by the proportionate share of the insured obligation that is held in the investment portfolio. The difference between the purchase price of the obligation and the fair value excluding the value of the Company's insurance is treated as a paid loss. Assets that are purchased by the Company are recorded in the investment portfolio, at fair value, excluding the value of the Company's insurance. See Note 10, Investments and Cash and Note 7, Fair Value Measurement.

Loss Estimation Process

The Company’s loss reserve committees estimate expected loss to be paid for all contracts by reviewing analyses that consider various scenarios with corresponding probabilities assigned to them. Depending upon the nature of the risk, the Company’s view of the potential size of any loss and the information available to the Company, that analysis may be based upon individually developed cash flow models, internal credit rating assessments and sector-driven loss severity assumptions or judgmental assessments. In the case of its assumed business, the Company may conduct its own analysis as just described or, depending on the Company’s view of the potential size of any loss and the information available to the Company, the Company may use loss estimates provided by ceding insurers. The Company monitors the performance of its transactions with expected losses and each quarter the Company’s loss reserve committees review and refresh their loss projection assumptions and scenarios and the probabilities they assign to those scenarios based on actual developments during the quarter and their view of future performance.

The financial guaranties issued by the Company insure the credit performance of the guaranteed obligations over an extended period of time, in some cases over 30 years, and in most circumstances, the Company has no right to cancel such financial guaranties. As a result, the Company's estimate of ultimate losses on a policy is subject to significant uncertainty over the life of the insured transaction. Credit performance can be adversely affected by economic, fiscal and financial market variability over the long duration of most contracts.

The determination of expected loss to be paid is an inherently subjective process involving numerous estimates, assumptions and judgments by management, using both internal and external data sources with regard to frequency, severity of loss, economic projections, governmental actions, negotiations and other factors that affect credit performance. These estimates, assumptions and judgments, and the factors on which they are based, may change materially over a quarter, and as a result the Company’s loss estimates may change materially over that same period. Changes over a quarter in the Company’s loss estimates for structured finance transactions generally will be influenced by factors impacting the performance of the assets supporting those transactions. For example, changes over a quarter in the Company’s loss estimates for its RMBS transactions may be influenced by such factors as the level and timing of loan defaults experienced; changes in housing prices; results from the Company’s loss mitigation activities; and other variables. Similarly, changes over a quarter in the Company’s loss estimates for municipal obligations supported by specified revenue streams, such as revenue bonds issued by toll road authorities, municipal utilities or airport authorities, generally will be influenced by factors impacting their revenue levels, such as changes in demand; changing demographics; and other economic factors, especially if the obligations do not benefit from financial support from other tax revenues or governmental authorities. On the other hand, changes over a quarter in the Company’s loss estimates for its tax-supported public finance transactions generally will be influenced by factors impacting the public issuer’s ability and willingness to pay, such as changes in the economy and population of the relevant area; changes in the issuer’s ability or willingness to raise taxes, decrease spending or receive federal assistance; new legislation; rating agency downgrades that reduce the issuer’s ability to refinance maturing obligations or issue new debt at a reasonable cost; changes in the priority or amount of pensions and other obligations owed to workers; developments in restructuring or settlement negotiations; and other political and economic factors.

The Company does not use traditional actuarial approaches to determine its estimates of expected losses. Actual losses will ultimately depend on future events or transaction performance and may be influenced by many interrelated factors that are difficult to predict. As a result, the Company's current projections of probable and estimable losses may be subject to considerable volatility and may not reflect the Company's ultimate claims paid.

In some instances, the terms of the Company's policy gives it the option to pay principal losses that have been recognized in the transaction but which it is not yet required to pay, thereby reducing the amount of guaranteed interest due in the future. The Company has sometimes exercised this option, which uses cash but reduces projected future losses.

The following tables present a roll forward of the present value of net expected loss to be paid for all contracts, whether accounted for as insurance, credit derivatives or FG VIEs, by sector, after the benefit for expected recoveries for breaches of R&W or other expected recoveries. The Company used weighted average risk-free rates for U.S. dollar denominated obligations that ranged from 0.0% to 3.25% as of December 31, 2015 and 0.0% to 2.95% as of December 31, 2014.

Net Expected Loss to be Paid
After Net Expected Recoveries for Breaches of R&W
Roll Forward

Year Ended December 31, 2015
(in millions)
Net expected loss to be paid, beginning of period	$146
Net expected loss to be paid on Radian Asset portfolio as of April 1, 2015	190
Economic loss development due to:
Accretion of discount	7
Changes in discount rates	(5)
Changes in timing and assumptions	175
Total economic loss development	177
Paid losses	(94)
Net expected loss to be paid, end of period	$419

Net Expected Loss to be Paid
After Net Expected Recoveries for Breaches of R&W
Roll Forward by Sector
Year Ended December 31, 2015

	Net Expected Loss to be Paid (Recovered) as of December 31, 2014 (2)	Net Expected Loss to be Paid (Recovered) on Radian Asset portfolio as of April 1, 2015	Economic Loss Development	(Paid) Recovered Losses(1)	Net Expected Loss to be Paid (Recovered) as of December 31, 2015 (2)
	(in millions)
Public Finance:
U.S. public finance	$49	$81	$226	$(3)	$353
Non-U.S public finance	2	4	0	—	6
Public Finance	51	85	226	(3)	359
Structured Finance:
U.S. RMBS:
First lien:
Prime first lien	3	—	(1)	(4)	(2)
Alt-A first lien	58	7	(61)	27	31
Option ARM	1	0	1	—	2
Subprime	61	(4)	1	(26)	32
Total first lien	123	3	(60)	(3)	63
Second lien	4	1	5	3	13
Total U.S. RMBS	127	4	(55)	0	76
Triple-X life insurance transactions	(19)	—	7	(2)	(14)
TruPS	18	—	(15)	—	3
Other structured finance	(31)	101	14	(89)	(5)
Structured Finance	95	105	(49)	(91)	60
Total	$146	$190	$177	$(94)	$419

Net Expected Loss to be Paid
After Net Expected Recoveries for Breaches of R&W
Roll Forward by Sector
Year Ended December 31, 2014

	Net Expected Loss to be Paid (Recovered) as of December 31, 2013	Economic Loss Development	(Paid) Recovered Losses(1)	Net Expected Loss to be Paid (Recovered) as of December 31, 2014(2)
	(in millions)
Public Finance:
U.S. public finance	$41	$17	$(9)	$49
Non-U.S. public finance	4	(2)	—	2
Public Finance	45	15	(9)	51
Structured Finance:
U.S. RMBS:
First lien:
Prime first lien	17	(14)	—	3
Alt-A first lien	99	(59)	18	58
Option ARM	(5)	(21)	27	1
Subprime	65	3	(7)	61
Total first lien	176	(91)	38	123
Second lien	1	0	3	4
Total U.S. RMBS	177	(91)	41	127
Triple-X life insurance transactions	(16)	(1)	(2)	(19)
TruPS	38	(20)	—	18
Other structured finance	(30)	(9)	8	(31)
Structured Finance	169	(121)	47	95
Total	$214	$(106)	$38	$146
__________________

(1)
Net of ceded paid losses, whether or not such amounts have been settled with reinsurers. Ceded paid losses are typically settled 45 days after the end of the reporting period. Such amounts are recorded in reinsurance recoverable on paid losses included in other assets. The Company paid $9 million and $6 million in LAE for the years ended December 31, 2015 and 2014, respectively.

(2)	Includes expected LAE to be paid of $5 million as of December 31, 2015 and $5 million as of December 31, 2014.

Future Net R&W Benefit
As of December 31, 2015, 2014 and 2013

	Future Net R&W Benefit as of December 31, 2015 (1)	Future Net R&W Benefit as of December 31, 2014	Future Net R&W Benefit as of December 31, 2013
	(in millions)
U.S. RMBS:
First lien	$6	$87	$213
Second lien	7	7	13
Total	$13	$94	$226
____________________

(1)	See the section "Breaches of Representations and Warranties" below for eligible assets held in trust.

The following tables present the present value of net expected loss to be paid for all contracts by accounting model, by sector and after the benefit for estimated and contractual recoveries for breaches of R&W.

Net Expected Loss to be Paid (Recovered)
By Accounting Model
As of December 31, 2015

	Financial Guaranty Insurance	FG VIEs(1) and Other	Credit Derivatives(2)	Total
	(in millions)
Public Finance:
U.S. public finance	$353	$—	$0	$353
Non-U.S. public finance	6	—	—	6
Public Finance	359	—	0	359
Structured Finance:
U.S. RMBS:
First lien:
Prime first lien	1	—	(3)	(2)
Alt-A first lien	31	—	0	31
Option ARM	3	—	(1)	2
Subprime	(1)	0	33	32
Total first lien	34	0	29	63
Second lien	6	7	0	13
Total U.S. RMBS	40	7	29	76
Triple-X life insurance transactions	(22)	—	8	(14)
TruPS	0	—	3	3
Other structured finance	14	16	(35)	(5)
Structured Finance	32	23	5	60
Total	$391	$23	$5	$419

Net Expected Loss to be Paid (Recovered)
By Accounting Model
As of December 31, 2014

	Financial Guaranty Insurance	FG VIEs(1)	Credit Derivatives(2)	Total
	(in millions)
Public Finance:
U.S. public finance	$49	$—	$—	$49
Non-U.S. public finance	2	—	—	2
Public Finance	51	—	—	51
Structured Finance:
U.S. RMBS:
First lien:
Prime first lien	2	—	1	3
Alt-A first lien	54	—	4	58
Option ARM	2	—	(1)	1
Subprime	2	—	59	61
Total first lien	60	—	63	123
Second lien	(3)	7	—	4
Total U.S. RMBS	57	7	63	127
Triple-X life insurance transactions	(25)	—	6	(19)
TruPS	1	—	17	18
Other structured finance	10	—	(41)	(31)
Structured Finance	43	7	45	95
Total	$94	$7	$45	$146
___________________
(1)    Refer to Note 9, Consolidated Variable Interest Entities.

(2)    Refer to Note 8, Financial Guaranty Contracts Accounted for as Credit Derivatives.

The following tables present the net economic loss development for all contracts by accounting model, by sector and after the benefit for estimated and contractual recoveries for breaches of R&W.

Net Economic Loss Development (Benefit)
By Accounting Model
Year Ended December 31, 2015

	Financial Guaranty Insurance	FG VIEs(1) and Other	Credit Derivatives(2)	Total
	(in millions)
Public Finance:
U.S. public finance	$233	$—	$(7)	$226
Non-U.S. public finance	0	—	0	0
Public Finance	233	—	(7)	226
Structured Finance:
U.S. RMBS:
First lien:
Prime first lien	(1)	—	0	(1)
Alt-A first lien	(7)	—	(54)	(61)
Option ARM	0	—	1	1
Subprime	1	0	0	1
Total first lien	(7)	0	(53)	(60)
Second lien	7	(2)	—	5
Total U.S. RMBS	0	(2)	(53)	(55)
Triple-X life insurance transactions	4	—	3	7
TruPS	(1)	—	(14)	(15)
Other structured finance	2	(1)	13	14
Structured Finance	5	(3)	(51)	(49)
Total	$238	$(3)	$(58)	$177

Net Economic Loss Development (Benefit)
By Accounting Model
Year Ended December 31, 2014

	Financial Guaranty Insurance	FG VIEs(1)	Credit Derivatives(2)	Total
	(in millions)
Public Finance:
U.S. public finance	$17	$—	$—	$17
Non-U.S. public finance	(1)	—	(1)	(2)
Public Finance	16	—	(1)	15
Structured Finance:
U.S. RMBS:
First lien:
Prime first lien	—	—	(14)	(14)
Alt-A first lien	(11)	(12)	(36)	(59)
Option ARM	(11)	—	(10)	(21)
Subprime	—	—	3	3
Total first lien	(22)	(12)	(57)	(91)
Second lien	1	(1)	—	0
Total U.S. RMBS	(21)	(13)	(57)	(91)
Triple-X life insurance transactions	(5)	—	4	(1)
TruPS	(1)	—	(19)	(20)
Other structured finance	(5)	—	(4)	(9)
Structured Finance	(32)	(13)	(76)	(121)
Total	$(16)	$(13)	$(77)	$(106)
__________________

(1)	Refer to Note 9, Consolidated Variable Interest Entities.

(2)	Refer to Note 8, Financial Guaranty Contracts Accounted for as Credit Derivatives.

Selected U.S. Public Finance Transactions

The Company insures general obligation bonds of the Commonwealth of Puerto Rico and various obligations of its related authorities and public corporations aggregating $1.7 billion net par as of December 31, 2015, all of which are BIG. For additional information regarding the Company's exposure to general obligations of Commonwealth of Puerto Rico and various obligations of its related authorities and public corporations, please refer to "Exposure to Puerto Rico" in Note 4, Outstanding Exposure.

On February 25, 2015, a plan of adjustment resolving the bankruptcy filing of the City of Stockton, California under chapter 9 of the U.S. Bankruptcy Code became effective. The Company agreed as part of the plan to cancel its $40 million of the City’s lease revenue bonds in exchange for the irrevocable option to take title to the office building that served as collateral for the lease revenue bonds. The Company also receives net rental payments from the office building. The Company no longer reflects the canceled lease revenue bonds as outstanding insured net par, but instead the financial statements reflect an investment in the office building and related lease revenue and expenses. As of December 31, 2015, the office building is carried at approximately $29 million and is reported as part of Other Assets.

As a result of the Radian Asset Acquisition, the Company has approximately $21 million of net par exposure as of December 31, 2015 to bonds issued by Parkway East Public Improvement District, which is located in Madison County, Mississippi. The bonds, which are rated BIG, are payable from special assessments on properties within the District, as well as amounts paid under a contribution agreement with the County in which the County covenants that it will provide funds in the event special assessments are not sufficient to make a debt service payment. The special assessments have not been sufficient to pay debt service in full. In earlier years, the County provided funding to cover the balance of the debt service requirement, but the County now claims that the District’s failure to reimburse it within the two years stipulated in the contribution agreement means that the County is not required to provide funding until it is reimbursed. A declaratory judgment action is pending against the District and the County to establish the Company's rights under the contribution agreement. See "Recovery Litigation" below.

The Company also has $4.1 billion of net par exposure to healthcare transactions. The BIG net par outstanding in this sector is $287 million, $242 million of which was acquired as part of the Radian Asset Acquisition.

The Company projects that its total net expected loss across its troubled U.S. public finance credits as of December 31, 2015, which incorporated the likelihood of the various outcomes, will be $353 million, compared with a net expected loss of $49 million as of December 31, 2014. On April 1, 2015, the Radian Asset Acquisition added $81 million in net expected losses to be paid for U.S. public finance credits. Economic loss development in 2015 was $226 million, which was primarily attributable to Puerto Rico exposures.

Infrastructure Finance

As of December 31, 2015, the Company had exposure of approximately $577 million to infrastructure transactions with refinancing risk. The Company may be required to make claim payments on such exposure, the aggregate amount of the claim payments may be substantial and, although the Company may not experience ultimate loss on a particular transaction, reimbursement may not occur for an extended time. These transactions generally involve long-term infrastructure projects that were financed by bonds that mature prior to the expiration of the project concession. The Company expects the cash flows from these projects to be sufficient to repay all of the debt over the life of the project concession, but also expects the debt to be refinanced in the market at or prior to its maturity. If the issuer is unable to refinance the debt due to market conditions, the Company may have to pay a claim when the debt matures and then recover from cash flows produced by the project in the future. The Company generally projects that in most scenarios it will be fully reimbursed for such  claim payments. However, the recovery of such amounts is uncertain and may take from 10 to 35 years, depending on the transaction and the performance of the underlying collateral. As of December 31, 2015, the Company estimated total claims for the two largest transactions with significant refinancing risk, assuming no refinancing, and based on certain performance assumptions, could be $311 million on a gross basis; such claims would occur from 2017 through 2022. Of such $311 million in estimated gross claims, an estimated $56 million related to obligations of Skyway Concession Company LLC (“SCC”), which owned the concession for the Chicago Skyway toll road. On February 25, 2016, a consortium of three Canadian pension plans purchased SCC for $2.8 billion and the various SCC obligations insured by the Company were retired without a claim on the Company.

Approach to Projecting Losses in U.S. RMBS

The Company projects losses on its insured U.S. RMBS on a transaction-by-transaction basis by projecting the performance of the underlying pool of mortgages over time and then applying the structural features (i.e., payment priorities and tranching) of the RMBS and any R&W agreements to the projected performance of the collateral over time. The resulting projected claim payments or reimbursements are then discounted using risk-free rates.

The further behind a mortgage borrower falls in making payments, the more likely it is that he or she will default. The rate at which borrowers from a particular delinquency category (number of monthly payments behind) eventually default is referred to as the “liquidation rate.” The Company derives its liquidation rate assumptions from observed roll rates, which are the rates at which loans progress from one delinquency category to the next and eventually to default and liquidation. The Company applies liquidation rates to the mortgage loan collateral in each delinquency category and makes certain timing assumptions to project near-term mortgage collateral defaults from loans that are currently delinquent.

Mortgage borrowers that are not more than one payment behind (generally considered performing borrowers) have demonstrated an ability and willingness to pay throughout the recession and mortgage crisis, and as a result are viewed as less likely to default than delinquent borrowers. Performing borrowers that eventually default will also need to progress through delinquency categories before any defaults occur. The Company projects how many of the currently performing loans will default and when they will default, by first converting the projected near term defaults of delinquent borrowers derived from liquidation rates into a vector of conditional default rates ("CDR"), then projecting how the CDR will develop over time. Loans that are defaulted pursuant to the conditional default rate after the near-term liquidation of currently delinquent loans represent defaults of currently performing loans and projected re-performing loans. A conditional default rate is the outstanding principal amount of defaulted loans liquidated in the current month divided by the remaining outstanding amount of the whole pool of loans (or “collateral pool balance”). The collateral pool balance decreases over time as a result of scheduled principal payments, partial and whole principal prepayments, and defaults.

In order to derive collateral pool losses from the collateral pool defaults it has projected, the Company applies a loss severity. The loss severity is the amount of loss the transaction experiences on a defaulted loan after the application of net proceeds from the disposal of the underlying property. The Company projects loss severities by sector based on its experience to date. The Company continues to update its evaluation of these loss severities as new information becomes available.

The Company has been enforcing claims for breaches of R&W regarding the characteristics of the loans included in the collateral pools, and by reaching agreements with certain R&W providers in early October 2015, has completed its active pursuit of significant R&W claims. The Company calculates a credit for R&W recoveries to include in its cash flow projections based on agreements it has with R&W providers, which are described in more detail under "Breaches of Representations and Warranties" below.

The Company projects the overall future cash flow from a collateral pool by adjusting the payment stream from the principal and interest contractually due on the underlying mortgages for the collateral losses it projects as described above assumed voluntary prepayments; and servicer advances. The Company then applies an individual model of the structure of the transaction to the projected future cash flow from that transaction’s collateral pool to project the Company’s future claims and claim reimbursements for that individual transaction. Finally, the projected claims and reimbursements are discounted using risk-free rates. The Company runs several sets of assumptions regarding mortgage collateral performance, or scenarios, and probability weights them.

The Company's RMBS loss projection methodology assumes that the housing and mortgage markets will continue improving. Each period the Company makes a judgment as to whether to change the assumptions it uses to make RMBS loss projections based on its observation during the period of the performance of its insured transactions (including early stage delinquencies, late stage delinquencies and loss severity) as well as the residential property market and economy in general, and, to the extent it observes changes, it makes a judgment as whether those changes are normal fluctuations or part of a trend.

Year-End 2015 Compared to Year-End 2014 U.S. RMBS Loss Projections

Based on its observation during the period of the performance of its insured transactions (including early stage delinquencies, late stage delinquencies and loss severity) as well as the residential property market and economy in general, the Company chose to use the same general assumptions to project RMBS losses as of December 31, 2015 as it used as of December 31, 2014, except that, for its first lien RMBS loss projections for 2015 it shortened by twelve months the period it is projecting it will take in the base case to reach the final CDR as compared with December 31, 2014. The methodology and revised assumptions the Company used to project first lien RMBS losses and the scenarios it employed are described in more detail below under " - U.S. First Lien RMBS Loss Projections: Alt A First Lien, Option ARM, Subprime and Prime", and the methodology and assumptions the Company uses to project second lien RMBS losses and the scenarios it employs are described in more detail below under "- U.S. Second Lien RMBS Loss Projections."

Year-End 2014 Compared to Year-End 2013 U.S. RMBS Loss Projections

Based on its observations of the performance of its insured transactions (including early stage delinquencies, late stage delinquencies and loss severity) as well as the residential property market and economy in general, the Company chose to use the same general methodology to project first lien RMBS losses as of December 31, 2014 as it used as of December 31, 2013, but it made a number of refinements to reflect its observations, notably:

•
updated the liquidation rates it uses on delinquent loans based on observations and on an assumption that loan modifications (which improve liquidation rates) would over the next year be less frequent than they were over the most recent year

•	updated the liquidation rate it uses for loans reported as current but that had been reported as modified over the previous twelve months, based on observed data

•	established a liquidation rate assumption for loans reported as current and not modified in the past twelve months but that had been reported as delinquent in the previous twelve months

•	established loss severity assumptions by vintage category as well as product type, rather than just product type as done previously

•	beginning with the third quarter 2014, each quarter shortened by three months the period it is projecting it will take in the base case to reach the final CDR

The Company estimated the impact of all of the refinements to its first lien RMBS assumptions described above to be a decrease of expected losses of approximately $14 million (before adjustments for settlements or loss mitigation purchases) in 2014.
Based on its observations of the performance of its insured transactions (including early stage delinquencies, late stage delinquencies and loss severity) as well as the residential property market and economy in general, the Company chose to use the same general methodology to project second lien RMBS losses as of December 31, 2014 as it used as of December 31, 2013, but it made a number of refinements to reflect its observations, notably with respect to most home equity lines of credit ("HELOC") projections to:

•	reflect increased recoveries on newly defaulted loans as well as previously defaulted loans

•	project incremental defaults associated with increased monthly payments that occur when interest-only periods end

•	increase the assumed final conditional prepayment rate ("CPR") from 10% to 15%

The net impact of the refinements in the first two bullet points, which were implemented in the third quarter 2014, was an increase of $8 million in expected losses in the Company's base case as of September 30, 2014. The net impact of the refinements in the third bullet point was an increase in $3 million in expected losses in the Company's base case as of December 31, 2014.
U.S. First Lien RMBS Loss Projections: Alt-A First Lien, Option ARM, Subprime and Prime

The majority of projected losses in first lien RMBS transactions are expected to come from non-performing mortgage loans (those that are or in the past twelve months have been two or more payments behind, have been modified, are in foreclosure, or have been foreclosed upon). Changes in the amount of non-performing loans from the amount projected in the previous period are one of the primary drivers of loss development in this portfolio. In order to determine the number of defaults resulting from these delinquent and foreclosed loans, the Company applies a liquidation rate assumption to loans in each of various non-performing categories. The Company arrived at its liquidation rates based on data purchased from a third party provider and assumptions about how delays in the foreclosure process and loan modifications may ultimately affect the rate at which loans are liquidated. Each quarter the Company reviews the most recent twelve months of this data and (if necessary) adjusts its liquidation rates based on its observations. The following table shows liquidation assumptions for various non-performing categories.

First Lien Liquidation Rates

	December 31, 2015	December 31, 2014	December 31, 2013
Current Loans Modified in the Previous 12 Months
Alt-A and Prime	25%	25%	35%
Option ARM	25	25	35
Subprime	25	25	35
Current Loans Delinquent in the Previous 12 Months
Alt-A and Prime	25	25	N/A
Option ARM	25	25	N/A
Subprime	25	25	N/A
30 – 59 Days Delinquent
Alt-A and Prime	35	35	50
Option ARM	40	40	50
Subprime	45	35	45
60 - 89 Days Delinquent
Alt-A and Prime	45	50	60
Option ARM	50	55	65
Subprime	55	40	50
90+ Days Delinquent
Alt-A and Prime	55	60	75
Option ARM	60	65	70
Subprime	60	55	60
Bankruptcy
Alt A and Prime	45	45	60
Option ARM	50	50	60
Subprime	40	40	55
Foreclosure
Alt-A and Prime	65	75	85
Option ARM	70	80	80
Subprime	70	70	70
Real Estate Owned
All	100	100	100

While the Company uses liquidation rates as described above to project defaults of non-performing loans (including current loans modified or delinquent within the last 12 months), it projects defaults on presently current loans by applying a CDR trend. The start of that CDR trend is based on the defaults the Company projects will emerge from currently nonperforming, recently nonperforming and modified loans. The total amount of expected defaults from the non-performing loans is translated into a constant CDR (i.e., the CDR plateau), which, if applied for each of the next 36 months, would be sufficient to produce approximately the amount of defaults that were calculated to emerge from the various delinquency categories. The CDR thus calculated individually on the delinquent collateral pool for each RMBS is then used as the starting point for the CDR curve used to project defaults of the presently performing loans.

In the base case, after the initial 36-month CDR plateau period, each transaction’s CDR is projected to improve over 12 months to an intermediate CDR (calculated as 20% of its CDR plateau); that intermediate CDR is held constant for 36 months and then trails off in steps to a final CDR of 5% of the CDR plateau. In the base case, the Company assumes the final CDR will be reached 7.5 years after the initial 36-month CDR plateau period, which is twelve months shorter than assumed at December 31, 2014. Under the Company’s methodology, defaults projected to occur in the first 36 months represent defaults that can be attributed to loans that were modified or delinquent in the last 12 months or that are currently delinquent or in foreclosure, while the defaults projected to occur using the projected CDR trend after the first 36 month period represent defaults attributable to borrowers that are currently performing or are projected to reperform.

Another important driver of loss projections is loss severity, which is the amount of loss the transaction incurs on a loan after the application of net proceeds from the disposal of the underlying property. Loss severities experienced in first lien transactions have reached historically high levels, and the Company is assuming in the base case that these high levels generally will continue for another 18 months. The Company determines its initial loss severity based on actual recent experience. The Company then assumes that loss severities begin returning to levels consistent with underwriting assumptions beginning after the initial 18 month period, declining to 40% in the base case over 2.5 years. Beginning for December 31, 2014, the Company differentiated the loss severity assumptions depending on the vintage of the transaction, as shown in the table below.

The following table shows the range as well as the average, weighted by outstanding net insured par, for key assumptions used in the calculation of expected loss to be paid for individual transactions for direct vintage 2004 - 2008 first lien U.S. RMBS.

Key Assumptions in Base Case Expected Loss Estimates
First Lien RMBS (1)

	As of December 31, 2015		As of December 31, 2014		As of December 31, 2013
	Range	Weighted Average	Range	Weighted Average	Range	Weighted Average
Alt-A First Lien
Plateau CDR	1.7% - 26.4%	5.8%	2.0% - 10.1%	6.7%	2.8% - 13.0%	9.0%
Intermediate CDR	0.3% - 5.3%	1.2%	0.4% - 2.0%	1.3%	0.6% - 2.6%	1.8%
Period until intermediate CDR	48 months		48 months		48 months
Final CDR	0.1% - 1.3%	0.3%	0.1% - 0.5%	0.3%	0.1% - 0.7%	0.5%
Initial loss severity:
2005 and prior	60.0%		60.0%		65.0%
2006	70.0%		70.0%		65.0%
2007	65.0%		65.0%		65.0%
Initial CPR	4.6% - 32.5%	11.5%	3.2% - 21.0%	7.7%	3.9% - 34.2%	9.7%
Final CPR (2)	15%		15%		15%
Option ARM
Plateau CDR	4.8% - 9.3%	7.5%	4.5% - 13.1%	10.1%	5.1% - 15.2%	9.9%
Intermediate CDR	1.0% - 1.9%	1.5%	0.9% - 2.6%	2.0%	1.0% - 3.0%	2.0%
Period until intermediate CDR	48 months		48 months		48 months
Final CDR	0.2% - 0.5%	0.4%	0.2% - 0.7%	0.5%	0.3% - 0.8%	0.5%
Initial loss severity:
2005 and prior	60.0%		60.0%		65.0%
2006	70.0%		70.0%		65.0%
2007	65.0%		65.0%		65.0%
Initial CPR	3.0% - 10.9%	5.1%	1.1% - 11.8%	4.9%	0.4% - 13.1%	4.7%
Final CPR (2)	15%		15%		15%
Subprime
Plateau CDR	4.7% - 12.7%	8.2%	4.9% - 12.6%	8.2%	5.6% - 14.9%	8.9%
Intermediate CDR	0.9% - 2.5%	1.6%	1.0% - 2.5%	1.6%	1.1% - 3.0%	1.8%
Period until intermediate CDR	48 months		48 months		48 months
Final CDR	0.2% - 0.6%	0.4%	0.2% - 0.6%	0.4%	0.3% - 0.7%	0.4%
Initial loss severity:
2005 and prior	75.0%		75.0%		90.0%
2006	90.0%		90.0%		90.0%
2007	90.0%		90.0%		90.0%
Initial CPR	0.0% - 10.1%	3.6%	0.0% - 10.5%	6.1%	0.0% - 15.7%	4.1%
Final CPR (2)	15%		15%		15%
____________________

(1)	Represents variables for most heavily weighted scenario (the “base case”).

(2)	For transactions where the initial CPR is higher than the final CPR, the initial CPR is held constant and the final CPR is not used.

The rate at which the principal amount of loans is voluntarily prepaid may impact both the amount of losses projected (since that amount is a function of the conditional default rate, the loss severity and the loan balance over time) as well as the amount of excess spread (the amount by which the interest paid by the borrowers on the underlying loan exceeds the amount of interest owed on the insured obligations). The assumption for the voluntary CPR follows a similar pattern to that of the conditional default rate. The current level of voluntary prepayments is assumed to continue for the plateau period before gradually increasing over 12 months to the final CPR, which is assumed to be 15% in the base case. For transactions where the initial CPR is higher than the final CPR, the initial CPR is held constant and the final CPR is not used. These assumptions are the same as those the Company used for December 31, 2014.

In estimating expected losses, the Company modeled and probability weighted sensitivities for first lien transactions by varying its assumptions of how fast a recovery is expected to occur. One of the variables used to model sensitivities was how quickly the conditional default rate returned to its modeled equilibrium, which was defined as 5% of the initial conditional default rate. The Company also stressed CPR and the speed of recovery of loss severity rates. The Company probability weighted a total of five scenarios as of December 31, 2015. The Company used a similar approach to establish its pessimistic and optimistic scenarios as of December 31, 2015 as it used as of December 31, 2014, increasing and decreasing the periods of stress from those used in the base case.

In a somewhat more stressful environment than that of the base case, where the conditional default rate plateau was extended six months (to be 42 months long) before the same more gradual conditional default rate recovery and loss severities were assumed to recover over 4.5 rather than 2.5 years (and subprime loss severities were assumed to recover only to 60% and Option ARM and Alt A loss severities to only 45%), expected loss to be paid would increase from current projections by approximately $2 million for Alt-A first liens, $0.3 million for Option ARM, $6 million for subprime and $0.1 million for prime transactions.

In an even more stressful scenario where loss severities were assumed to rise and then recover over nine years and the initial ramp-down of the conditional default rate was assumed to occur over 15 months and other assumptions were the same as the other stress scenario, expected loss to be paid would decrease from current projections by approximately $0.4 million for Option ARM and would increase from current projections by approximately $5 million for Alt-A first liens, $8 million for subprime and $1 million for prime transactions.

In a scenario with a somewhat less stressful environment than the base case, where conditional default rate recovery was somewhat less gradual, expected loss to be paid would increase from current projections by approximately $1 million for subprime and would decrease from current projections by approximately $0.2 million for Alt-A first liens, $2 million for Option ARM and $9 thousand for prime transactions.

In an even less stressful scenario where the conditional default rate plateau was six months shorter (30 months, effectively assuming that liquidation rates would improve) and the conditional default rate recovery was more pronounced, (including an initial ramp-down of the conditional default rate over nine months), expected loss to be paid would decrease from current projections by approximately $2 million for Alt-A first liens, $4 million for Option ARM, $2 million for subprime and $0.1 million for prime transactions.

U.S. Second Lien RMBS Loss Projections

Second lien RMBS transactions include both HELOC and closed end second lien. The Company believes the primary variable affecting its expected losses in second lien RMBS transactions is the amount and timing of future losses in the collateral pool supporting the transactions. Expected losses are also a function of the structure of the transaction; the voluntary prepayment rate (typically also referred to as CPR of the collateral); the interest rate environment; and assumptions about the draw rate and loss severity.

In second lien transactions the projection of near-term defaults from currently delinquent loans is relatively straightforward because loans in second lien transactions are generally “charged off” (treated as defaulted) by the securitization’s servicer once the loan is 180 days past due. Most second lien transactions report the amount of loans in five monthly delinquency categories (i.e., 30-59 days past due, 60-89 days past due, 90-119 days past due, 120-149 days past due and 150-179 days past due). The Company estimates the amount of loans that will default over the next five months by calculating current representative liquidation rates. A liquidation rate is the percent of loans in a given cohort (in this instance, delinquency category) that ultimately default. Similar to first liens, the Company then calculates a CDR for six months, which is the period over which the currently delinquent collateral is expected to be liquidated. That CDR is then used as the basis for the plateau period that follows the embedded five months of losses. Liquidation rates assumed as of December 31, 2015, were from 10% to 100%.

For the base case scenario, the CDR (the “plateau CDR”) was held constant for six months. Once the plateau period has ended, the CDR is assumed to gradually trend down in uniform increments to its final long-term steady state CDR. (The long-term steady state CDR is calculated as the constant CDR that would have yielded the amount of losses originally expected at underwriting.) In the base case scenario, the time over which the CDR trends down to its final CDR is 28 months. Therefore, the total stress period for second lien transactions is 34 months, comprising five months of delinquent data, a one month plateau period and 28 months of decrease to the steady state CDR, the same as of December 31, 2014.

HELOC loans generally permit the borrower to pay only interest for an initial period (often ten years) and, after that period, require the borrower to make both the monthly interest payment and a monthly principal payment, and so increase the borrower's aggregate monthly payment. Some of the HELOC loans underlying the Company's insured HELOC transactions have reached their principal amortization period. The Company has observed that the increase in monthly payments occurring when a loan reaches its principal amortization period, even if mitigated by borrower relief offered by the servicer, is associated with increased borrower defaults. Thus, most of the Company's HELOC projections incorporate an assumption that a percentage of loans reaching their amortization periods will default around the time of the payment increase. These projected defaults are in addition to those generated using the CDR curve as described above. This assumption is similar to the one used at December 31, 2014. For December 31, 2015, the Company used the approach it had refined in the third quarter of 2015 to calculate the number of additional delinquencies as a function of the number of modified loans in the transaction and the final steady state CDR, but increased those additional resulting defaults. Under this refined approach transactions that have worse than average expected experience will have higher defaults and transactions where borrowers are receiving modifications so that they will not default when their interest only period ends will have higher losses.

When a second lien loan defaults, there is generally a very low recovery. The Company had assumed as of December 31, 2015 that it will generally recover only 2% of the collateral defaulting in the future and declining additional amounts of post-default receipts on previously defaulted collateral. Based on experience, the Company changed this assumption from the assumption it had used as at December 31, 2014, when it assumed it would generally recover 10% or less of the collateral defaulting in the future and declining additional amounts of post-default receipts on previously defaulted collateral.

The rate at which the principal amount of loans is prepaid may impact both the amount of losses projected as well as the amount of excess spread. In the base case, an average CPR (based on experience of the most recent three quarters) is assumed to continue until the end of the plateau before gradually increasing to the final CPR over the same period the CDR decreases. The final CPR is assumed to be 15% for second lien transactions, which is lower than the historical average but reflects the Company’s continued uncertainty about the projected performance of the borrowers in these transactions. For transactions where the initial CPR is higher than the final CPR, the initial CPR is held constant and the final CPR is not used. This pattern is generally consistent with how the Company modeled the CPR at December 31, 2014. To the extent that prepayments differ from projected levels it could materially change the Company’s projected excess spread and losses.

The Company uses a number of other variables in its second lien loss projections, including the spread between relevant interest rate indices. These variables have been relatively stable and in the relevant ranges have less impact on the projection results than the variables discussed above. However, in a number of HELOC transactions the servicers have been modifying poorly performing loans from floating to fixed rates, and, as a result, rising interest rates would negatively impact the excess spread available from these modified loans to support the transactions.  The Company incorporated these modifications in its assumptions.

In estimating expected losses, the Company modeled and probability weighted five possible CDR curves applicable to the period preceding the return to the long-term steady state CDR. The Company used five scenarios at December 31, 2015 and three scenarios at December 31, 2014. The Company believes that the level of the elevated CDR and the length of time it will persist, the ultimate prepayment rate, and the amount of additional defaults because of the expiry of the interest only period, are the primary drivers behind the likely amount of losses the collateral will suffer. The Company continues to evaluate the assumptions affecting its modeling results.

Most of the Company's projected second lien RMBS losses are from HELOC transactions. The following table shows the range as well as the average, weighted by outstanding net insured par, for key assumptions for the calculation of expected loss to be paid for individual transactions for direct vintage 2004-2008 HELOCs.

Key Assumptions in Base Case Expected Loss Estimates
HELOCs(1)

	As of December 31, 2015		As of December 31, 2014		As of December 31, 2013
	Range	Weighted Average	Range	Weighted Average	Range	Weighted Average
Plateau CDR	7.0% - 13.0%	7.6%	3.7% - 5.1%	3.8%	4.2% - 7.0%	4.8%
Final CDR trended down to	0.5% - 2.2%	1.3%	0.5% - 2.2%	1.3%	0.5% - 2.2%	1.3%
Period until final CDR	34 months		34 months		34 months
Initial CPR	10.9%		8.9% - 17.3%	11.8%	8.4% - 21.5%	9.8%
Final CPR(2)	10.0% - 15.0%	13.3%	15.0% - 17.3%	15.1%	10%
Loss severity	98.0%		90.0% - 98.0%	90.5%	98%
 ___________________

(1)	Represents variables for most heavily weighted scenario (the “base case”).

(2)	For transactions where the initial CPR is higher than the final CPR, the initial CPR is held constant and the final CPR is not used.

The Company’s base case assumed a six month CDR plateau and a 28 month ramp-down (for a total stress period of 34 months). The Company also modeled a scenario with a longer period of elevated defaults and another with a shorter period of elevated defaults. Increasing the CDR plateau to eight months and increasing the ramp-down by three months to 31 months (for a total stress period of 39 months), and doubling the defaults relating to the end of the interest only period would increase the expected loss by approximately $10 million for HELOC transactions. On the other hand, reducing the CDR plateau to four months and decreasing the length of the CDR ramp-down to 25 months (for a total stress period of 29 months), and lowering the ultimate prepayment rate to 10% would decrease the expected loss by approximately $3 million for HELOC transactions.

Breaches of Representations and Warranties

Generally, when mortgage loans were transferred into a securitization, the loan originator(s) and/or sponsor(s) provided R&W that the loans meet certain characteristics, and a breach of such R&W often requires that the loan be repurchased from the securitization. The Company has pursued such breaches of R&W on a loan-by-loan basis or in cases where a provider of R&W refused to honor its repurchase obligations, the Company sometimes chose to initiate litigation. The Company's success in pursuing these strategies permitted the Company to enter into agreements with R&W providers under which those providers made payments to the Company, agreed to make payments to the Company in the future, and / or repurchased loans from the transactions, all in return for releases of related liability by the Company. In some instances, the entity providing the R&W (or an affiliate of that entity) also benefited from credit protection sold by the Company through a CDS, and the Company entered into an agreement terminating the CDS protection it provided (and so avoiding future losses on that transaction), again in return for releases of related liability by the Company and in certain instances other consideration.

Through December 31, 2015 the Company has caused entities providing R&Ws to pay, or agree to pay, or to terminate or agree to terminate insurance protection on future projected losses of, approximately $1.0 billion (gross of reinsurance) in respect of their R&W liabilities for transactions in which the Company has provided insurance. The Company has included in its net expected loss estimates as of December 31, 2015 an estimated net benefit of $13 million (net of reinsurance), all of which is projected to be received pursuant to existing agreements with R&W providers or is otherwise collateralized. The Company is no longer actively pursuing R&W providers where it does not have such an agreement. Most of the amount projected to be received pursuant to existing agreements with R&W providers benefits from eligible assets placed in trusts to collateralize the R&W provider’s future reimbursement obligation, with the amount of such collateral subject to increase or decrease from time to time as determined by rating agency requirements. Currently the Company has agreements with two counterparties where a future reimbursement obligation is collateralized by eligible assets held in trust:

•
Bank of America. Under Assured Guaranty's agreement with Bank of America Corporation and certain of its subsidiaries (“Bank of America”), Bank of America agreed to reimburse Assured Guaranty for 80% of claims on the first lien transactions covered by the agreement that Assured Guaranty pays in the future, until the aggregate lifetime collateral losses (not insurance losses or claims) on those transactions reach $6.6 billion. As of December 31, 2015, aggregate lifetime collateral losses on those transactions was $4.4 billion ($4.0 billion for AGM and $0.4 billion for AGC), and Assured Guaranty was projecting in its base case that such collateral losses would eventually reach $5.2 billion ($4.73 billion for AGM and $0.42 billion for AGC). Bank of America's reimbursement obligation is secured by

$78 million of collateral held in trust for the Company's benefit and $327 million of collateral held in trust that is available for either AGC or AGM.

•
Deutsche Bank. Under Assured Guaranty's May 2012 agreement with Deutsche Bank AG and certain of its affiliates (collectively, “Deutsche Bank”), Deutsche Bank agreed to reimburse Assured Guaranty for certain claims it pays in the future on eight first and second lien transactions, including 80% of claims it pays on those transactions until the aggregate lifetime claims (before reimbursement) reach $319 million. As of December 31, 2015, Assured Guaranty was projecting in its base case that such aggregate lifetime claims would remain below $319 million. In the event aggregate lifetime claims paid exceed $389 million, Deutsche Bank must reimburse Assured Guaranty for 85% of such claims paid (in excess of $389 million) until such claims paid reach $600 million. Deutsche Bank's reimbursement obligation is secured by $16 million of collateral held in trust for AGC's benefit and $0.7 million of collateral held in trust that is available for either AGC or AGM.

The Company uses the same RMBS projection scenarios and weightings to project its future R&W benefit as it uses to project RMBS losses on its portfolio. To the extent the Company increases its loss projections, the R&W benefit generally will also increase, subject to the agreement limits and thresholds described above. Similarly, to the extent the Company decreases its loss projections, the R&W benefit generally will also decrease, subject to the agreement limits and thresholds described above.

Triple-X Life Insurance Transactions

The Company had $721 million of net par exposure to Triple-X life insurance transactions as of December 31, 2015. Two of these transactions, with $149 million of net par outstanding, are rated BIG. The Triple-X life insurance transactions are based on discrete blocks of individual life insurance business. In older vintage Triple-X life insurance securitization transactions, which include the two BIG-rated transactions, the amounts raised by the sale of the notes insured by the Company were used to capitalize a special purpose vehicle that provides reinsurance to a life insurer or reinsurer. The monies are invested at inception in accounts managed by third-party investment managers. In the case of the two BIG-rated transactions, material amounts of their assets were invested in U.S. RMBS. Based on its analysis of the information currently available, including estimates of future investment performance, and projected credit impairments on the invested assets and performance of the blocks of life insurance business at December 31, 2015, the Company’s projected net loss to be recovered is $14 million. The decrease in the Company's projected net loss to be recovered during 2015 was $7 million, which was due primarily to changes in the projection of post-level term profits and increase in mortality in one of the transactions.

Other structured finance

The Company's other structured finance exposures include $0.2 billion net par rated BIG, including transactions backed by manufactured housing loans and quota share surety reinsurance contracts on Spanish housing cooperatives. As of April 1, 2015 the Radian Asset Acquisition added $101 million in net economic losses for other structured finance credits. The Company has expected loss to be recovered of $5 million as of December 31, 2015. The economic loss development during 2015 was $14 million, which was attributable primarily to the purchase of notes issued by a distressed collateralized loan obligation ("CLO") and termination of the related credit derivative in December 2015. In January 2016 the Company agreed with the ceding company to commute the Spanish housing cooperative surety reinsurance.

Recovery Litigation

Public Finance Transactions

On January 7, 2016, AGC, AGM and Ambac Insurance Corporation (“Ambac”) commenced an action for declaratory judgment and injunctive relief in the U.S. District Court for the District of Puerto Rico to invalidate the executive orders issued by the Governor on November 30, 2015 and December 8, 2015 directing that the Secretary of the Treasury of the Commonwealth of Puerto Rico and the Puerto Rico Tourism Company retain or transfer certain taxes and revenues pledged to secure the payment of bonds issued by the Puerto Rico Highways and Transportation Authority, the Puerto Rico Convention Center District Authority and the Puerto Rico Infrastructure Financing Authority.  The action is still in its early stages.

On November 1, 2013, Radian Asset commenced a declaratory judgment action in the U.S. District Court for the Southern District of Mississippi against Madison County, Mississippi and the Parkway East Public Improvement District to establish its rights under a contribution agreement from the County supporting certain special assessment bonds issued by the District and insured by Radian Asset (now AGC). As of December 31, 2015, $21 million of such bonds were outstanding. The County maintains that its payment obligation is limited to two years of annual debt service, while AGC contends no such limitation applies. On April 20, 2015, the Court issued an order addressing AGC's and the County's cross-motions for partial summary judgment, and denied the County's motion for summary judgment that its payment obligation lasts only two years. On May 1, 2015, AGC paid its first claim on the insured bonds. On March 11, 2016, AGC filed a second motion for summary judgment asking the Court, among other things, to resolve certain issues arising under its prior order by declaring the duration of the County’s obligations under the contribution agreement to continue so long as the Series 2005 Bonds remain outstanding and by ordering the County to replenish the debt service reserve fund for amounts drawn to pay debt service and to reimburse AGC for amounts it has paid under the bond insurance policy. It is currently anticipated that the case will go to trial in late 2016.

Triple-X Life Insurance Transactions

In December 2008, AGUK filed an action in the Supreme Court of the State of New York against J.P. Morgan Investment Management Inc. (“JPMIM”), the investment manager for a triple-X life insurance transaction, Orkney Re II plc ("Orkney"), involving securities guaranteed by AGUK. The action alleges that JPMIM engaged in breaches of fiduciary duty, gross negligence and breaches of contract based upon its handling of the Orkney investments. After AGUK’s claims were dismissed with prejudice in January 2010, AGUK was successful in its subsequent motions and appeals and, as of December 2011, all of AGUK’s claims for breaches of fiduciary duty, gross negligence and contract were reinstated in full. On January 22, 2016, AGUK filed a motion for partial summary judgment with respect to one of its claims for breach of contract relating to a failure to invest in compliance with the Delaware insurance code. Discovery was completed on February 22, 2016. A trial date has not been set, but outside counsel currently estimates that the case will go to trial in the latter half of 2016.

6.	Financial Guaranty Insurance

Financial Guaranty Insurance Premiums

The portfolio of outstanding exposures discussed in Note 4, Outstanding Exposure, includes financial guaranty contracts that meet the definition of insurance contracts as well as those that meet the definition of a derivative under GAAP. Amounts presented in this note relate to financial guaranty insurance contracts, unless otherwise noted. See Note 8, Financial Guaranty Contracts Accounted for as Credit Derivatives for amounts that relate to CDS and Note 9, Consolidated Variable Interest Entities for amounts that relate to FG VIEs.

Accounting Policies

Accounting for financial guaranty contracts that meet the scope exception under derivative accounting guidance are subject to industry specific guidance for financial guaranty insurance. The accounting for contracts that fall under the financial guaranty insurance definition are consistent whether the contract was written on a direct basis, assumed from another financial guarantor under a reinsurance treaty, ceded to another insurer under a reinsurance treaty, or acquired in a business combination.

Premium receivables comprise the present value of contractual or expected future premium collections discounted using the risk-free rate. Unearned premium reserve represents deferred premium revenue, less claim payments and recoveries received that have not yet been recognized in the statement of operations (“contra-paid”). The following discussion relates to the deferred premium revenue component of the unearned premium reserve, while the contra-paid is discussed below under "Financial Guaranty Insurance Losses."

The amount of deferred premium revenue at contract inception is determined as follows:

•
For premiums received upfront on financial guaranty insurance contracts that were originally underwritten by the Company, deferred premium revenue is equal to the amount of cash received. Upfront premiums typically relate to public finance transactions.

•
For premiums received in installments on financial guaranty insurance contracts that were originally underwritten by the Company, deferred premium revenue is the present value of either (1) contractual premiums due or (2) in cases where the underlying collateral is comprised of homogeneous pools of assets, the expected premiums to be collected over the life of the contract. To be considered a homogeneous pool of assets, prepayments must be contractually prepayable, the amount of prepayments must be probable, and the timing and amount of prepayments must be reasonably estimable. When the Company adjusts prepayment assumptions or expected premium collections, an adjustment is recorded to the deferred premium revenue, with a corresponding adjustment to the premium receivable, and prospective changes are recognized in premium revenues. Premiums receivable are discounted at the risk-free rate at inception and such discount rate is updated only when changes to prepayment assumptions are made that change the expected date of final maturity. Installment premiums typically relate to structured finance transactions, where the insurance premium rate is determined at the inception of the contract but the insured par is subject to prepayment throughout the life of the transaction.

•
For financial guaranty insurance contracts acquired in a business combination, deferred premium revenue is equal to the fair value of the Company's stand-ready obligation portion of the insurance contract at the date of acquisition based on what a hypothetical similarly rated financial guaranty insurer would have charged for the contract at that date and not the actual cash flows under the insurance contract. The amount of deferred premium revenue may differ significantly from cash collections due primarily to fair value adjustments recorded in connection with a business combination.

The Company recognizes deferred premium revenue as earned premium over the contractual period or expected period of the contract in proportion to the amount of insurance protection provided. As premium revenue is recognized, a corresponding decrease to the deferred premium revenue is recorded. The amount of insurance protection provided is a function of the insured principal amount outstanding. Accordingly, the proportionate share of premium revenue recognized in a given reporting period is a constant rate calculated based on the relationship between the insured principal amounts outstanding in the reporting period compared with the sum of each of the insured principal amounts outstanding for all periods. When an insured financial obligation is retired before its maturity, the financial guaranty insurance contract is extinguished. Any nonrefundable deferred premium revenue related to that contract is accelerated and recognized as premium revenue. When a premium receivable balance is deemed uncollectible, it is written off to bad debt expense.

For reinsurance assumed contracts, earned premiums reported in the Company's consolidated statements of operations are calculated based upon data received from ceding companies, however, some ceding companies report premium data between 30 and 90 days after the end of the reporting period. The Company estimates earned premiums for the lag period.  Differences between such estimates and actual amounts are recorded in the period in which the actual amounts are determined. When installment premiums are related to reinsurance assumed contracts, the Company assesses the credit quality and liquidity of the ceding companies and the impact of any potential regulatory constraints to determine the collectability of such amounts.

Deferred premium revenue ceded to reinsurers (ceded unearned premium reserve) is recorded as an asset. Direct, assumed and ceded earned premium revenue are presented together as net earned premiums in the statement of operations. Net earned premiums comprise the following:

Net Earned Premiums

	Year Ended December 31,
	2015	2014	2013
	(in millions)
Scheduled net earned premiums	$106	$36	$43
Acceleration of net earned premiums (1)	123	13	27
Accretion of discount on net premiums receivable	1	3	3
Net earned premiums(2)	$230	$52	$73
___________________

(1)	Reflects the unscheduled refunding or termination of the insurance on an insured obligation as well as changes in scheduled earnings due to changes in the expected lives of the insured obligations.

(2)	Excludes $2 million, $1 million and $2 million for the year ended December 31, 2015, 2014 and 2013, respectively, related to consolidated FG VIEs.

Components of
Unearned Premium Reserve

	As of December 31, 2015			As of December 31, 2014
	Gross	Ceded	Net(1)	Gross	Ceded	Net(1)
	(in millions)
Deferred premium revenue	$1,305	$420	$885	$900	$507	$393
Contra-paid (2)	(4)	—	(4)	—	—	—
Unearned premium reserve	$1,301	$420	$881	$900	$507	$393
 ____________________

(1)	Excludes $13 million and $11 million of deferred premium revenue related to FG VIEs as of December 31, 2015 and December 31, 2014, respectively.

(2)	See "Financial Guaranty Insurance Losses – Insurance Contracts' Loss Information" below for an explanation of "contra-paid".

Gross Premium Receivable,
Net of Commissions on Assumed Business
Roll Forward

	Year Ended December 31,
	2015	2014	2013
	(in millions)
Beginning of period, December 31	$214	$210	$250
Premiums receivable acquired in Radian Asset Acquisition on April 1, 2015	15	—	—
Gross premium written, net of commissions on assumed business	30	33	2
Gross premiums received, net of commissions on assumed business	(31)	(29)	(35)
Adjustments:
Changes in the expected term	(8)	(3)	(11)
Accretion of discount, net of commissions on assumed business	3	6	6
Foreign exchange translation	(1)	(2)	(2)
Consolidation/deconsolidation of FG VIEs	—	(1)	—
End of period, December 31(1)	$222	$214	$210
___________________

(1)	Excludes $12 million, $13 million and $12 million as of December 31, 2015, 2014 and 2013, respectively, related to consolidated FG VIEs.

Foreign exchange translation relates to installment premium receivables denominated in currencies other than the U.S. dollar. Approximately 11% and 11% of installment premiums at December 31, 2015 and 2014, respectively, are denominated in currencies other than the U.S. dollar, primarily the Euro and British Pound Sterling.

The timing and cumulative amount of actual collections may differ from expected collections in the tables below due to factors such as foreign exchange rate fluctuations, counterparty collectability issues, accelerations, commutations and changes in expected lives.

Expected Collections of
Financial Guaranty Gross Premiums Receivable,
Net of Commissions on Assumed Business
(Undiscounted)

As of December 31, 2015
(in millions)
2016 (January 1 – March 31)	$10
2016 (April 1 – June 30)	7
2016 (July 1 – September 30)	6
2016 (October 1 – December 31)	7
Subtotal 2016	30
2017	24
2018	22
2019	20
2020	20
2021-2025	80
2026-2030	38
2031-2035	23
After 2035	12
Total(1)	$269
___________________

(1)	Excludes expected cash collections on FG VIEs of $15 million.

Scheduled Financial Guaranty Net Earned Premiums

As of December 31, 2015
(in millions)
2016 (January 1 – March 31)	$27
2016 (April 1 – June 30)	26
2016 (July 1 – September 30)	23
2016 (October 1 – December 31)	22
Subtotal 2016	98
2017	82
2018	74
2019	68
2020	62
2021-2025	238
2026-2030	146
2031-2035	76
After 2035	41
Net deferred premium revenue(1)	885
Future accretion	30
Total future net earned premiums	$915
____________________

(1)	Excludes scheduled net earned premiums on consolidated FG VIEs of $13 million.

Selected Information for Financial Guaranty Policies Paid in Installments

	As of December 31, 2015	As of December 31, 2014
	(dollars in millions)
Premiums receivable, net of commission payable	$222	$214
Gross deferred premium revenue	249	199
Weighted-average risk-free rate used to discount premiums	3.0%	3.1%
Weighted-average period of premiums receivable (in years)	7.6	7.2

Financial Guaranty Insurance Acquisition Costs

Accounting Policy

Policy acquisition costs that are directly related and essential to successful insurance contract acquisition and ceding commission income on ceded reinsurance contracts are deferred for contracts accounted for as insurance, and reported net. Amortization of deferred ceding commissions includes the accretion of discount on ceding commission income and expense.

Capitalized policy acquisition costs include expenses such as ceding commissions expense on assumed reinsurance contracts and the cost of underwriting personnel attributable to successful underwriting efforts. Ceding commission expense on assumed reinsurance contracts and ceding commission income on ceded reinsurance contracts that are associated with premiums received in installments are calculated at their contractually defined commission rates, discounted consistent with premiums receivable for all future periods, and included in deferred acquisition costs ("DAC"), with a corresponding offset to net premiums receivable or reinsurance balances payable. Management uses its judgment in determining the type and amount of costs to be deferred. The Company conducts an annual study to determine which operating costs qualify for deferral. Costs incurred for soliciting potential customers, market research, training, administration, unsuccessful acquisition efforts, and product development as well as all overhead type costs are charged to expense as incurred. DAC, net of deferred ceding commission income, is amortized in proportion to net earned premiums. When an insured obligation is retired early, the remaining related DAC, net of ceding commission income is recognized at that time.

 Expected losses, which include LAE, investment income, and the remaining costs of servicing the insured or reinsured business, are considered in determining the recoverability of DAC.

 Rollforward of
Deferred Ceding Commissions,
Net of DAC(1)

	Year Ended December 31,
	2015	2014	2013
	(in millions)
Beginning of period	$(24)	$(22)	$(29)
DAC adjustments related to Radian Asset Acquisition on April 1, 2015	6	—	—
Costs deferred during the period:
Commissions on assumed and ceded business	0	(5)	4
Premium taxes	1	1	0
Compensation and other acquisition costs	3	2	1
Total	4	(2)	5
Costs amortized during the period	0	0	2
End of period	$(14)	$(24)	$(22)
____________________

(1)	The balances are included in other liabilities on the consolidated balance sheets.

Financial Guaranty Insurance Losses

Accounting Policies

Loss and LAE Reserve

Loss and LAE reserve reported on the balance sheet relates only to direct and assumed reinsurance contracts that are accounted for as insurance, substantially all of which are financial guaranty insurance contracts. The corresponding reserve ceded to reinsurers is reported as reinsurance recoverable on unpaid losses. As discussed in Note 7, Fair Value Measurement, contracts that meet the definition of a derivative, as well as consolidated FG VIE assets and liabilities, are recorded separately at fair value. Any expected losses related to consolidated FG VIEs are eliminated upon consolidation. Any expected losses on credit derivatives are not recorded as loss and LAE reserve on the consolidated balance sheet.

Under financial guaranty insurance accounting, the sum of unearned premium reserve and loss and LAE reserve represents the Company's stand‑ready obligation. Unearned premium reserve is deferred premium revenue, less claim payments and recoveries received that have not yet been recognized in the statement of operations ("contra-paid"). At contract inception, the entire stand-ready obligation is represented by unearned premium reserve. A loss and LAE reserve for an insurance contract is recorded only to the extent, and for the amount, that expected loss to be paid net of contra-paid (“total losses”) exceed the deferred premium revenue, on a contract by contract basis. As a result, the Company has expected loss to be paid that has not yet been expensed. Such amounts will be recognized in future periods as deferred premium revenue amortizes into income.

When a claim or LAE payment is made on a contract, it first reduces any recorded loss and LAE reserve. To the extent there is no loss and LAE reserve on a contract, then such claim payment is recorded as "contra-paid," which reduces the unearned premium reserve. The contra-paid is recognized in the line item “loss and LAE” in the consolidated statement of operations when and for the amount that total losses exceed the remaining deferred premium revenue on the insurance contract. Loss and LAE in the consolidated statement of operations is presented net of cessions to reinsurers.

Salvage and Subrogation Recoverable

When the Company becomes entitled to the cash flow from the underlying collateral of an insured credit under salvage and subrogation rights as a result of a claim payment or estimated future claim payment, it reduces the expected loss to be paid on the contract. Such reduction in expected loss to be paid can result in one of the following:

•	a reduction in the corresponding loss and LAE reserve with a benefit to the income statement,

•	no entry recorded, if “total loss” is not in excess of deferred premium revenue, or

•	the recording of a salvage asset with a benefit to the income statement if the transaction is in a net recovery position at the reporting date.

The Company recognizes the expected recovery of claim payments (including recoveries from settlement with R&W providers) made by an acquired company prior to the date of acquisition, consistent with its policy for recognizing recoveries on all financial guaranty insurance contracts. To the extent that the estimated amount of recoveries increases or decreases due to changes in facts and circumstances the Company would recognize a benefit or expense consistent with how changes in the expected recovery of all other claim payments are recorded. The ceded component of salvage and subrogation recoverable is recorded in the line item reinsurance balances payable.

Expected Loss to be Expensed

Expected loss to be expensed represents past or expected future net claim payments that have not yet been expensed. Such amounts will be expensed in future periods as deferred premium revenue amortizes into income on financial guaranty insurance policies. Expected loss to be expensed is the Company's projection of incurred losses that will be recognized in future periods, excluding accretion of discount.

Insurance Contracts' Loss Information

The following table provides information on loss and LAE reserves and salvage and subrogation recoverable, net of reinsurance. The Company used weighted average risk-free rates for U.S. dollar denominated financial guaranty insurance obligations that ranged from 0.0% to 3.25% as of December 31, 2015 and 0.0% to 2.95% as of December 31, 2014. Financial guaranty insurance expected LAE reserve was $4 million as of December 31, 2015 and $3 million as of December 31, 2014.

Loss and LAE Reserve
and Salvage and Subrogation Recoverable
Net of Reinsurance
Insurance Contracts

	As of December 31, 2015			As of December 31, 2014
	Loss and LAE Reserve, net	Salvage and Subrogation Recoverable, net	Net Reserve (Recoverable)	Loss and LAE Reserve, net	Salvage and Subrogation Recoverable, net	Net Reserve (Recoverable)
	(in millions)
Public Finance:
U.S. public finance	$231	$7	$224	$35	$7	$28
Non-U.S. public finance	2	—	2	2	—	2
Public Finance	233	7	226	37	7	30
Structured Finance:
U.S. RMBS:
First lien:
Prime first lien	1	—	1	1	0	1
Alt-A first lien	26	—	26	53	—	53
Option ARM	5	1	4	14	—	14
Subprime	2	6	(4)	2	—	2
First lien	34	7	27	70	0	70
Second lien	9	2	7	1	2	(1)
Total U.S. RMBS	43	9	34	71	2	69
Triple-X life insurance transactions	(25)	—	(25)	(24)	—	(24)
TruPS	—	—	—	0	—	0
Other structured finance	27	1	26	6	2	4
Structured Finance	45	10	35	53	4	49
Subtotal	278	17	261	90	11	79
Other recoverables	—	3	(3)	—	13	(13)
Subtotal	278	20	258	90	24	66
Effect of consolidating FG VIEs	(2)	0	(2)	(1)	—	(1)
Total(1)	276	20	256	89	24	65
 ___________________

(1)	See “Components of Net Reserves (Salvage)” table for loss and LAE reserve and salvage and subrogation recoverable components.

Components of Net Reserves (Salvage)

	As of December 31, 2015	As of December 31, 2014
	(in millions)
Loss and LAE reserve	$589	$294
Reinsurance recoverable on unpaid losses	(313)	(205)
Loss and LAE reserve, net	276	89
Salvage and subrogation recoverable	(18)	(14)
Salvage and subrogation payable(1)	1	3
Other recoverables	(3)	(13)
Salvage and subrogation recoverable, net and other recoverable	(20)	(24)
Net reserves (salvage)	$256	$65
___________________

(1)	Recorded as a component of reinsurance balances payable.

The table below provides a reconciliation of net expected loss to be paid to net expected loss to be expensed. Expected loss to be paid differs from expected loss to be expensed due to: (1) the contra-paid which represent the claim payments made and recoveries received that have not yet been recognized in the statement of operations, (2) salvage and subrogation recoverable for transactions that are in a net recovery position where the Company has not yet received recoveries on claims previously paid (having the effect of reducing net expected loss to be paid by the amount of the previously paid claim and the expected recovery), but will have no future income effect (because the previously paid claims and the corresponding recovery of those claims will offset in income in future periods), and (3) loss reserves that have already been established (and therefore expensed but not yet paid).

Reconciliation of Net Expected Loss to be Paid and
Net Expected Loss to be Expensed
Financial Guaranty Insurance Contracts

As of December 31, 2015
(in millions)
Net expected loss to be paid (excluding credit derivatives)	$414
Less: net expected loss to be paid for FG VIEs and other	23
Net expected loss to be paid - financial guaranty insurance contracts	391
Contra-paid, net	4
Salvage and subrogation recoverable, net of reinsurance	17
Loss and LAE reserve - financial guaranty insurance contracts, net of reinsurance	(261)
Other recoveries	2
Net expected loss to be expensed (present value)(1)	$153
___________________

(1)	Excludes $5 million as of December 31, 2015 related to consolidated FG VIEs.

The following table provides a schedule of the expected timing of net expected losses to be expensed. The amount and timing of actual loss and LAE may differ from the estimates shown below due to factors such as accelerations, commutations, changes in expected lives and updates to loss estimates. This table excludes amounts related to FG VIEs, which are eliminated in consolidation.

Net Expected Loss to be Expensed
Financial Guaranty Insurance Contracts

As of December 31, 2015
(in millions)
2016 (January 1 – March 31)	$1
2016 (April 1 – June 30)	1
2016 (July 1 – September 30)	1
2016 (October 1 – December 31)	1
Subtotal 2016	4
2017	6
2018	7
2019	8
2020	9
2021-2025	46
2026-2030	41
2031-2035	23
After 2035	9
Net expected loss to be expensed	153
Discount	123
Total expected future loss and LAE	$276

The following table presents the loss and LAE recorded in the consolidated statements of operations by sector for insurance contracts. Amounts presented are net of reinsurance.

Loss and LAE
Reported on the
Consolidated Statements of Operations

	Year Ended December 31,
	2015	2014	2013
	(in millions)
Public Finance:
U.S. public finance	$197	$22	$(5)
Non-U.S. public finance	1	0	(1)
Public finance	198	22	(6)
Structured Finance:
U.S. RMBS:
First lien:
Prime first lien	0	(1)	0
Alt-A first lien	(3)	(23)	(1)
Option ARM	(4)	(10)	5
Subprime	1	0	1
First lien	(6)	(34)	5
Second lien	6	(1)	(28)
Total U.S. RMBS	0	(35)	(23)
Triple-X life insurance transactions	4	(5)	(16)
TruPS	—	(1)	(1)
Other structured finance	(1)	(4)	(7)
Structured finance	3	(45)	(47)
Loss and LAE on insurance contracts before FG VIE consolidation	201	(23)	(53)
Effect of consolidating FG VIEs	(1)	1	(3)
Loss and LAE	$200	$(22)	$(56)

The following table provides information on financial guaranty insurance contracts categorized as BIG.

Financial Guaranty Insurance BIG Transaction Loss Summary
As of December 31, 2015

	BIG Categories
	BIG 1		BIG 2		BIG 3		Total BIG, Net	Effect of Consolidating FG VIEs	Total
	Gross	Ceded	Gross	Ceded	Gross	Ceded
	(dollars in millions)
Number of risks(1)	170	(33)	63	(13)	99	(24)	332	—	332
Remaining weighted-average contract period (in years)	9.1	8.2	17.0	17.7	10.6	13.7	11.4	—	11.4
Outstanding exposure:
Principal	$3,052	$(533)	$1,845	$(491)	$1,034	$(526)	$4,381	$—	$4,381
Interest	1,393	(215)	1,666	(451)	155	(42)	2,506	—	2,506
Total(2)	$4,445	$(748)	$3,511	$(942)	$1,189	$(568)	$6,887	$—	$6,887
Expected cash outflows (inflows)	$113	$(14)	$601	$(163)	$494	$(380)	$651	$(56)	$595
Potential recoveries
Undiscounted R&W	0	—	(2)	0	(10)	2	(10)	7	(3)
Other (3)	(35)	4	(33)	7	(60)	8	(109)	31	(78)
Total potential recoveries	(35)	4	(35)	7	(70)	10	(119)	38	(81)
Subtotal	78	(10)	566	(156)	424	(370)	532	(18)	514
Discount	(9)	1	(162)	47	(165)	154	(134)	11	(123)
Present value of expected cash flows	$69	$(9)	$404	$(109)	$259	$(216)	$398	$(7)	$391
Deferred premium revenue	$280	$(2)	$105	$(10)	$49	$(10)	$412	$(8)	$404
Reserves (salvage)	$9	$(7)	$328	$(100)	$219	$(205)	$244	$(2)	$242

Financial Guaranty Insurance BIG Transaction Loss Summary
As of December 31, 2014

	BIG Categories
	BIG 1		BIG 2		BIG 3		Total BIG, Net	Effect of Consolidating FG VIEs	Total
	Gross	Ceded	Gross	Ceded	Gross	Ceded
	(dollars in millions)
Number of risks(1)	95	(54)	41	(9)	56	(20)	192	—	192
Remaining weighted-average contract period (in years)	11.8	12.0	13.1	13.9	12.8	15.0	11.6	—	11.6
Outstanding exposure:
Principal	$3,514	$(1,060)	$635	$(165)	$873	$(510)	$3,287	$—	$3,287
Interest	2,042	(627)	492	(131)	133	(44)	1,865	—	1,865
Total(2)	$5,556	$(1,687)	$1,127	$(296)	$1,006	$(554)	$5,152	$—	$5,152
Expected cash outflows (inflows)	$205	$(40)	$81	$(23)	$478	$(249)	$452	$(47)	$405
Potential recoveries
Undiscounted R&W	(26)	1	(2)	1	(11)	2	(35)	9	(26)
Other (3)	(154)	26	(8)	1	(101)	12	(224)	27	(197)
Total potential recoveries	(180)	27	(10)	2	(112)	14	(259)	36	(223)
Subtotal	25	(13)	71	(21)	366	(235)	193	(11)	182
Discount	(5)	2	(21)	6	(113)	39	(92)	4	(88)
Present value of expected cash flows	$20	$(11)	$50	$(15)	$253	$(196)	$101	$(7)	$94
Unearned premium reserve	$48	$(14)	$8	$(2)	$21	$(12)	$49	$(5)	$44
Reserves (salvage)	$(5)	$(3)	$43	$(14)	$230	$(185)	$66	$(1)	$65
___________________

(1)
A risk represents the aggregate of the financial guaranty policies that share the same revenue source for purposes of making Debt Service payments. The ceded number of risks represents the number of risks for which the Company ceded a portion of its exposure.

(2)	Includes BIG amounts related to FG VIEs.

(3)	Includes excess spread and draws on HELOCs.

Ratings Impact on Financial Guaranty Business

A downgrade of AGC or AGUK may result in increased claims under financial guaranties issued by the Company if the insured obligors were unable to pay.

For example, with respect to variable rate demand obligations (“VRDOs”) for which a bank has agreed to provide a liquidity facility, a downgrade of AGC may provide the bank with the right to give notice to bondholders that the bank will terminate the liquidity facility, causing the bondholders to tender their bonds to the bank. Bonds held by the bank accrue interest at a “bank bond rate” that is higher than the rate otherwise borne by the bond (typically the prime rate plus 2.00% to 3.00%, and capped at the lesser of 25% and the maximum legal limit). In the event the bank holds such bonds for longer than a specified period of time, usually 90-180 days, the bank has the right to demand accelerated repayment of bond principal, usually through payment of equal installments over a period of not less than five years. In the event that a municipal obligor is unable to pay interest accruing at the bank bond rate or to pay principal during the shortened amortization period, a claim could be submitted to AGC under its financial guaranty policy. As of December 31, 2015, AGC had insured approximately $0.9 billion net par of VRDOs, of which approximately $0.1 billion of net par constituted VRDOs issued by municipal obligors rated BBB– or lower pursuant to the Company’s internal rating. The specific terms relating to the rating levels that trigger the bank’s termination right, and whether it is triggered by a downgrade by one rating agency or a downgrade by all rating agencies then rating the insurer, vary depending on the transaction.

7.	Fair Value Measurement

The Company carries a significant portion of its assets and liabilities at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (i.e., exit price). The price represents the price available in the principal market for the asset or liability. If there is no principal market, then the price is based on a hypothetical market that maximizes the value received for an asset or minimizes the amount paid for a liability (i.e., the most advantageous market).

Fair value is based on quoted market prices, where available. If listed prices or quotes are not available, fair value is based on either internally developed models that primarily use, as inputs, market-based or independently sourced market parameters, including but not limited to yield curves, interest rates and debt prices or with the assistance of an independent third-party using a discounted cash flow approach and the third party’s proprietary pricing models. In addition to market information, models also incorporate transaction details, such as maturity of the instrument and contractual features designed to reduce the Company’s credit exposure, such as collateral rights as applicable.

Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. These adjustments include amounts to reflect counterparty credit quality, the Company’s creditworthiness and constraints on liquidity. As markets and products develop and the pricing for certain products becomes more or less transparent, the Company may refine its methodologies and assumptions. During 2015, no changes were made to the Company’s valuation models that had or are expected to have, a material impact on the Company’s consolidated balance sheets or statements of operations and comprehensive income.

The Company’s methods for calculating fair value produce a fair value that may not be indicative of net realizable value or reflective of future fair values. The use of different methodologies or assumptions to determine fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.

The fair value hierarchy is determined based on whether the inputs to valuation techniques used to measure fair value are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect Company estimates of market assumptions. The fair value hierarchy prioritizes model inputs into three broad levels as follows, with Level 1 being the highest and Level 3 the lowest. An asset or liability’s categorization within the fair value hierarchy is based on the lowest level of significant input to its valuation.

Level 1—Quoted prices for identical instruments in active markets. The Company generally defines an active market as a market in which trading occurs at significant volumes. Active markets generally are more liquid and have a lower bid-ask spread than an inactive market.

Level 2—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and observable inputs other than quoted prices, such as interest rates or yield curves and other inputs derived from or corroborated by observable market inputs.

Level 3—Model derived valuations in which one or more significant inputs or significant value drivers are unobservable. Financial instruments are considered Level 3 when their values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable. Level 3 financial instruments also include those for which the determination of fair value requires significant management judgment or estimation.

Transfers between Levels 1, 2 and 3 are recognized at the end of the period when the transfer occurs. The Company reviews the classification between Levels 1, 2 and 3 quarterly to determine whether a transfer is necessary. During the periods presented, there were no transfers between Level 1, 2 and 3.

Measured and Carried at Fair Value

Fixed-Maturity Securities and Short-Term Investments

The fair value of bonds in the investment portfolio is generally based on prices received from third party pricing services or alternative pricing sources with reasonable levels of price transparency. The pricing services prepare estimates of fair value measurements using their pricing models, which include available relevant market information, benchmark curves, benchmarking of like securities, and sector groupings. Additional valuation factors that can be taken into account are nominal spreads and liquidity adjustments. The pricing services evaluate each asset class based on relevant market and credit information, perceived market movements, and sector news. The market inputs used in the pricing evaluation include: benchmark yields, reported trades, broker/dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers, reference data and industry and economic events. Benchmark yields have in many cases taken priority over reported trades for securities that trade less frequently or those that are distressed trades, and therefore may not be indicative of the market. The extent of the use of each input is dependent on the asset class and the market conditions. Given the asset class, the priority of the use of inputs may change or some market inputs may not be relevant. Additionally, the valuation of fixed-maturity investments is more subjective when markets are less liquid due to the lack of market based inputs, which may increase the potential that the estimated fair value of an investment is not reflective of the price at which an actual transaction would occur.

Short-term investments that are traded in active markets are classified within Level 1 in the fair value hierarchy and their value is based on quoted market prices. Securities such as discount notes are classified within Level 2 because these securities are typically not actively traded due to their approaching maturity and, as such, their cost approximates fair value. Short term securities that were obtained as part of loss mitigation efforts and whose prices were determined based on models, where at least one significant model assumption or input is unobservable, are considered to be Level 3 in the fair value hierarchy.

Annually, the Company reviews each pricing service’s procedures, controls and models used in the valuations of the Company’s investment portfolio, as well as the competency of the pricing service’s key personnel. In addition, on a quarterly basis, the Company holds a meeting of the internal valuation committee (comprised of individuals within the Company with market, valuation, accounting, and/or finance experience) that reviews and approves prices and assumptions used by the pricing services.

For Level 1 and 2 securities, the Company, on a quarterly basis, reviews internally developed analytic packages that highlight, at a CUSIP level, price changes from the previous quarter to the current quarter. Where unexpected price movements are noted for a specific CUSIP, the Company formally challenges the price provided, and reviews all key inputs utilized in the third party’s pricing model, and compares such information to management’s own market information.

For Level 3 securities, the Company, on a quarterly basis:

•	reviews methodologies, any model updates and inputs and compares such information to management’s own market information and, where applicable, the internal models,

•
reviews internally developed analytic packages that highlight, at a CUSIP level, price changes from the previous quarter to the current quarter, and evaluates, documents, and resolves any significant pricing differences with the assistance of the third party pricing source, and

•	compares prices received from different third party pricing sources, and evaluates, documents the rationale for, and resolves any significant pricing differences.

As of December 31, 2015, the Company used models to price eight fixed-maturity securities and short-term investments (which were purchased or obtained for loss mitigation or other risk management purposes), which was 16% or $411 million of the Company’s fixed-maturity securities and short-term investments at fair value. Most Level 3 securities were priced with the assistance of an independent third-party. The pricing is based on a discounted cash flow approach using the third-party’s proprietary pricing models. The models use inputs such as projected prepayment speeds;  severity assumptions; recovery lag assumptions; estimated default rates (determined on the basis of an analysis of collateral attributes, historical collateral performance, borrower profiles and other features relevant to the evaluation of collateral credit quality); home price depreciation/appreciation rates based on macroeconomic forecasts and recent trading activity. The yield used to discount the projected cash flows is determined by reviewing various attributes of the bond including collateral type, weighted average life, sensitivity to losses, vintage, and convexity, in conjunction with market data on comparable securities. Significant changes to any of these inputs could materially change the expected timing of cash flows within these securities which is a significant factor in determining the fair value of the securities.

Other Invested Assets

Other invested assets include equity securities carried as Level 3.

Other Assets

Committed Capital Securities

The fair value of committed capital securities ("CCS"), which is recorded in “other assets” on the consolidated balance sheets, represents the difference between the present value of remaining expected put option premium payments under AGC’s CCS (the “AGC CCS”) agreement, and the estimated present value that the Company would hypothetically have to pay currently for a comparable security (see Note 17, Notes Payable to Affiliate and Credit Facilities). The AGC CCS are carried at fair value with changes in fair value recorded in the consolidated statement of operations. The estimated current cost of the Company’s CCS is based on several factors, including broker-dealer quotes for the outstanding securities, AGC CDS spreads, the U.S. dollar forward swap curve, London Interbank Offered Rate ("LIBOR") curve projections and the term the securities are estimated to remain outstanding.

Supplemental Executive Retirement Plans

The Company classifies the fair value measurement of the assets of AGC’s various supplemental executive retirement plans as either Level 1 or Level 2. The fair value of these assets is valued based on the observable published daily values of the underlying mutual fund included in the aforementioned plans (Level 1) or based upon the net asset value of the funds if a published daily value is not available (Level 2). The net asset values are based on observable information.

Financial Guaranty Contracts Accounted for as Credit Derivatives

The Company’s credit derivatives consist primarily of insured CDS contracts, and also include interest rate swaps that fall under derivative accounting standards requiring fair value accounting through the statement of operations. The Company did not enter into CDS with the intent to trade these contracts and the Company may not unilaterally terminate a CDS contract absent an event of default or termination event that entitles the Company to terminate; such contracts however, the Company has mutually agreed with various counterparties to terminate certain CDS transactions. Such terminations generally are not completed at fair value but instead for an amount that approximates the present value of future premiums or for a negotiated amount.

The terms of the Company’s CDS contracts differ from more standardized credit derivative contracts sold by companies outside the financial guaranty industry. The non-standard terms include the absence of collateral support agreements or immediate settlement provisions. In addition, the Company employs relatively high attachment points and does not exit derivatives it sells or purchases for credit protection purposes, except under specific circumstances such as mutual agreements with counterparties. Management considers the non-standard terms of its credit derivative contracts in determining the fair value of these contracts.

Due to the lack of quoted prices and other observable inputs for its instruments or for similar instruments, the Company determines the fair value of its credit derivative contracts primarily through internally developed, proprietary models that use both observable and unobservable market data inputs to derive an estimate of the fair value of the Company's contracts in its principal markets (see "Assumptions and Inputs"). There is no established market where financial guaranty insured credit derivatives are actively traded; therefore, management has determined that the exit market for the Company’s credit derivatives is a hypothetical one based on its entry market. Management has tracked the historical pricing of the Company’s deals to establish historical price points in the hypothetical market that are used in the fair value calculation. These contracts are classified as Level 3 in the fair value hierarchy since there is reliance on at least one unobservable input deemed significant to the valuation model, most importantly the Company’s estimate of the value of the non-standard terms and conditions of its credit derivative contracts and of the Company’s current credit standing.

The Company’s models and the related assumptions are continuously reevaluated by management and enhanced, as appropriate, based upon improvements in modeling techniques and availability of more timely and relevant market information.

The fair value of the Company’s credit derivative contracts represents the difference between the present value of remaining premiums the Company expects to receive or pay and the estimated present value of premiums that a financial guarantor of comparable credit-worthiness would hypothetically charge or pay at the reporting date for the same protection. The fair value of the Company’s credit derivatives depends on a number of factors, including notional amount of the contract, expected term, credit spreads, changes in interest rates, the credit ratings of referenced entities, the Company’s own credit risk and remaining contractual cash flows. The expected remaining contractual premium cash flows are the most readily observable inputs since they are based on the CDS contractual terms. Credit spreads capture the effect of recovery rates and performance of underlying assets of these contracts, among other factors. Consistent with previous years, market conditions at December 31, 2015 were such that market prices of the Company’s CDS contracts were not available.

Management considers factors such as current prices charged for similar agreements, when available, performance of underlying assets, life of the instrument, and the nature and extent of activity in the financial guaranty credit derivative marketplace. The assumptions that management uses to determine the fair value may change in the future due to market conditions. Due to the inherent uncertainties of the assumptions used in the valuation models, actual experience may differ from the estimates reflected in the Company’s consolidated financial statements and the differences may be material.

Assumptions and Inputs

The various inputs and assumptions that are key to the establishment of the Company’s fair value for CDS contracts are as follows:

•Gross spread.

•The allocation of gross spread among:

•	the profit the originator, usually an investment bank, realizes for putting the deal together and funding the transaction (“bank profit”);

•	premiums paid to the Company for the Company’s credit protection provided (“net spread”); and

•	the cost of CDS protection purchased by the originator to hedge their counterparty credit risk exposure to the Company (“hedge cost”).

•The weighted average life which is based on Debt Service schedules.

The rates used to discount future expected premium cash flows ranged from 0.44% to 2.51% at December 31, 2015 and 0.26% to 2.70% at December 31, 2014.

The Company obtains gross spreads on its outstanding contracts from market data sources published by third parties (e.g., dealer spread tables for the collateral similar to assets within the Company’s transactions), as well as collateral- specific spreads provided by trustees or obtained from market sources. If observable market credit spreads are not available or reliable for the underlying reference obligations, then market indices are used that most closely resemble the underlying reference obligations, considering asset class, credit quality rating and maturity of the underlying reference obligations. These indices are adjusted to reflect the non-standard terms of the Company’s CDS contracts. Market sources determine credit spreads by reviewing new issuance pricing for specific asset classes and receiving price quotes from their trading desks for the specific asset in question. Management validates these quotes by cross-referencing quotes received from one market source against quotes received from another market source to ensure reasonableness. In addition, the Company compares the relative change in price quotes received from one quarter to another, with the relative change experienced by published market indices for a specific asset class. Collateral specific spreads obtained from third-party, independent market sources are un-published spread quotes from market participants or market traders who are not trustees. Management obtains this information as the result of direct communication with these sources as part of the valuation process.

With respect to CDS transactions for which there is an expected claim payment within the next twelve months, the allocation of gross spread reflects a higher allocation to the cost of credit rather than the bank profit component. In the current market, it is assumed that a bank would be willing to accept a lower profit on distressed transactions in order to remove these transactions from its financial statements.

The following spread hierarchy is utilized in determining which source of gross spread to use, with the rule being to use CDS spreads where available. If not available, CDS spreads are either interpolated or extrapolated based on similar transactions or market indices.

•	Actual collateral specific credit spreads (if up-to-date and reliable market-based spreads are available).

•	Deals priced or closed during a specific quarter within a specific asset class and specific rating. No transactions closed during the periods presented.

•	Credit spreads interpolated based upon market indices.

•	Credit spreads provided by the counterparty of the CDS.

•	Credit spreads extrapolated based upon transactions of similar asset classes, similar ratings, and similar time to maturity.

Information by Credit Spread Type (1)

	As of December 31, 2015	As of December 31, 2014
Based on actual collateral specific spreads	23%	17%
Based on market indices	60%	71%
Provided by the CDS counterparty	17%	12%
Total	100%	100%
__________________
(1)    Based on par.

Over time the data inputs can change as new sources become available or existing sources are discontinued or are no longer considered to be the most appropriate. It is the Company’s objective to move to higher levels on the hierarchy whenever possible, but it is sometimes necessary to move to lower priority inputs because of discontinued data sources or management’s assessment that the higher priority inputs are no longer considered to be representative of market spreads for a given type of collateral. This can happen, for example, if transaction volume changes such that a previously used spread index is no longer viewed as being reflective of current market levels.

The Company interpolates a curve based on the historical relationship between the premium the Company receives when a credit derivative is closed to the daily closing price of the market index related to the specific asset class and rating of the deal. This curve indicates expected credit spreads at each indicative level on the related market index. For transactions with unique terms or characteristics where no price quotes are available, management extrapolates credit spreads based on a similar transaction for which the Company has received a spread quote from one of the first three sources within the Company’s spread hierarchy. This alternative transaction will be within the same asset class, have similar underlying assets, similar credit ratings, and similar time to maturity. The Company then calculates the percentage of relative spread change quarter over quarter for the alternative transaction. This percentage change is then applied to the historical credit spread of the transaction for which no price quote was received in order to calculate the transactions’ current spread. Counterparties determine credit spreads by reviewing new issuance pricing for specific asset classes and receiving price quotes from their trading desks for the specific asset in question. These quotes are validated by cross- referencing quotes received from one market source with those quotes received from another market source to ensure reasonableness.

The premium the Company receives is referred to as the “net spread.” The Company’s pricing model takes into account not only how credit spreads on risks that it assumes affect pricing, but also how the Company’s own credit spread affects the pricing of its deals. The Company’s own credit risk is factored into the determination of net spread based on the impact of changes in the quoted market price for credit protection bought on the Company, as reflected by quoted market prices on CDS referencing AGC. For credit spreads on the Company’s name the Company obtains the quoted price of CDS contracts traded on AGC from market data sources published by third parties. The cost to acquire CDS protection referencing AGC affects the amount of spread on CDS deals that the Company retains and, hence, their fair value. As the cost to acquire CDS protection referencing AGC increases, the amount of premium the Company retains on a deal generally decreases. As the cost to acquire CDS protection referencing AGC decreases, the amount of premium the Company retains on a deal generally increases. In the Company’s valuation model, the premium the Company captures is not permitted to go below the minimum rate that the Company would currently charge to assume similar risks. This assumption can have the effect of mitigating the amount of unrealized gains that are recognized on certain CDS contracts. Given the current market conditions and the Company’s own credit spreads, approximately 22% and 21%, based on number of deals, of the Company's CDS contracts are fair valued using this minimum premium as of December 31, 2015 and December 31, 2014, respectively. The percentage of deals that price using the minimum premiums fluctuates due to changes in AGC's credit spreads. In general when AGC's credit spreads narrow, the cost to hedge AGC's name declines and more transactions price above previously established floor levels. Meanwhile, when AGC's credit spreads widen, the cost to hedge AGC's name increases causing more transactions to price at previously established floor levels. The Company corroborates the assumptions in its fair value model, including the portion of exposure to AGC hedged by its counterparties, with independent third parties each reporting period. The current level of AGC’s own credit spread has resulted in the bank or deal originator hedging a significant portion of its exposure to AGC. This reduces the amount of contractual cash flows AGC can capture as premium for selling its protection.

The amount of premium a financial guaranty insurance market participant can demand is inversely related to the cost of credit protection on the insurance company as measured by market credit spreads assuming all other assumptions remain constant. This is because the buyers of credit protection typically hedge a portion of their risk to the financial guarantor, due to the fact that the contractual terms of the Company's contracts typically do not require the posting of collateral by the guarantor. The extent of the hedge depends on the types of instruments insured and the current market conditions.

A fair value resulting in a credit derivative asset on protection sold is the result of contractual cash inflows on in-force deals in excess of what a hypothetical financial guarantor could receive if it sold protection on the same risk as of the reporting date. If the Company were able to freely exchange these contracts (i.e., assuming its contracts did not contain proscriptions on transfer and there was a viable exchange market), it would be able to realize a gain representing the difference between the higher contractual premiums to which it is entitled and the current market premiums for a similar contract. The Company determines the fair value of its CDS contracts by applying the difference between the current net spread and the contractual net spread for the remaining duration of each contract to the notional value of its CDS contracts and taking the present value of such amounts discounted at the corresponding LIBOR over the weighted average remaining life of the contract.

Example

The following is an example of how changes in gross spreads, the Company’s own credit spread and the cost to buy protection on the Company affect the amount of premium the Company can demand for its credit protection. The assumptions used in these examples are hypothetical amounts. Scenario 1 represents the market conditions in effect on the transaction date and Scenario 2 represents market conditions at a subsequent reporting date.

	Scenario 1		Scenario 2
	bps	% of Total	bps	% of Total
Original gross spread/cash bond price (in bps)	185		500
Bank profit (in bps)	115	62%	50	10%
Hedge cost (in bps)	30	16%	440	88%
The premium the Company receives per annum (in bps)	40	22%	10	2%

In Scenario 1, the gross spread is 185 basis points. The bank or deal originator captures 115 basis points of the original gross spread and hedges 10% of its exposure to AGC, when the CDS spread on AGC was 300 basis points (300 basis points × 10% = 30 basis points). Under this scenario the Company receives premium of 40 basis points, or 22% of the gross spread.

In Scenario 2, the gross spread is 500 basis points. The bank or deal originator captures 50 basis points of the original gross spread and hedges 25% of its exposure to AGC, when the CDS spread on AGC was 1,760 basis points (1,760 basis points × 25% = 440 basis points). Under this scenario the Company would receive premium of 10 basis points, or 2% of the gross spread. Due to the increased cost to hedge AGC’s name, the amount of profit the bank would expect to receive, and the premium the Company would expect to receive decline significantly.

In this example, the contractual cash flows (the Company premium received per annum above) exceed the amount a market participant would require the Company to pay in today’s market to accept its obligations under the CDS contract, thus resulting in an asset.

Strengths and Weaknesses of Model

The Company’s credit derivative valuation model, like any financial model, has certain strengths and weaknesses.

The primary strengths of the Company’s CDS modeling techniques are:

•
The model takes into account the transaction structure and the key drivers of market value. The transaction structure includes par insured, weighted average life, level of subordination and composition of collateral.

•
The model maximizes the use of market-driven inputs whenever they are available. The key inputs to the model are market-based spreads for the collateral, and the credit rating of referenced entities. These are viewed by the Company to be the key parameters that affect fair value of the transaction.

•
The model is a consistent approach to valuing positions. The Company has developed a hierarchy for market-based spread inputs that helps mitigate the degree of subjectivity during periods of high illiquidity.

The primary weaknesses of the Company’s CDS modeling techniques are:

•	There is no exit market or actual exit transactions. Therefore the Company’s exit market is a hypothetical one based on the Company’s entry market.

•	There is a very limited market in which to validate the reasonableness of the fair values developed by the Company’s model.

•	At December 31, 2015 and 2014, the markets for the inputs to the model were highly illiquid, which impacts their reliability.

•
Due to the non-standard terms under which the Company enters into derivative contracts, the fair value of its credit derivatives may not reflect the same prices observed in an actively traded market of credit derivatives that do not contain terms and conditions similar to those observed in the financial guaranty market.

These contracts were classified as Level 3 in the fair value hierarchy because there is a reliance on at least one unobservable input deemed significant to the valuation model, most significantly the Company's estimate of the value of non-standard terms and conditions of its credit derivative contracts and amount of protection purchased on AGC's name.

Fair Value Option on FG VIEs’ Assets and Liabilities

The Company elected the fair value option for all the FG VIEs’ assets and liabilities. See Note 9, Consolidated Variable Interest Entities.

The FG VIEs issued securities collateralized by first lien and second lien RMBS as well as loans and receivables. The lowest level input that is significant to the fair value measurement of these assets and liabilities was a Level 3 input (i.e., unobservable), therefore management classified them as Level 3 in the fair value hierarchy. Prices are generally determined with the assistance of an independent third-party based on a discounted cash flow approach. The models to price the FG VIEs’ liabilities used, where appropriate, inputs such as estimated prepayment speeds; market values of the assets that collateralize the securities; estimated default rates (determined on the basis of an analysis of collateral attributes, historical collateral performance, borrower profiles and other features relevant to the evaluation of collateral credit quality); yields implied by market prices for similar securities; house price depreciation/appreciation rates based on macroeconomic forecasts and, for those liabilities insured by the Company, the benefit from the Company’s insurance policy guaranteeing the timely payment of principal and interest, taking into account the timing of the potential default and the Company’s own credit rating. The third-party also utilizes an internal model to determine an appropriate yield at which to discount the cash flows of the security, by factoring in collateral types, weighted-average lives, and other structural attributes specific to the security being priced. The expected yield is further calibrated by utilizing algorithms designed to aggregate market color, received by the third-party, on comparable bonds.

The fair value of the Company’s FG VIE assets is generally sensitive to changes related to estimated prepayment speeds; estimated default rates (determined on the basis of an analysis of collateral attributes such as: historical collateral performance, borrower profiles and other features relevant to the evaluation of collateral credit quality); discount rates implied by market prices for similar securities; and house price depreciation/appreciation rates based on macroeconomic forecasts.

Significant changes to some of these inputs could materially change the market value of the FG VIE’s assets and the implied collateral losses within the transaction. In general, the fair value of the FG VIE asset is most sensitive to changes in the projected collateral losses, where an increase in collateral losses typically leads to a decrease in the fair value of FG VIE assets, while a decrease in collateral losses typically leads to an increase in the fair value of FG VIE assets. These factors also directly impact the fair value of the Company’s FG VIE liabilities.

The fair value of the Company’s FG VIE liabilities is generally sensitive to the various model inputs described above. In addition, the Company’s FG VIE liabilities with recourse are also sensitive to changes in the Company’s implied credit worthiness. Significant changes to any of these inputs could materially change the timing of expected losses within the insured transaction which is a significant factor in determining the implied benefit from the Company’s insurance policy guaranteeing the timely payment of principal and interest for the tranches of debt issued by the FG VIE that is insured by the Company. In general, extending the timing of expected loss payments by the Company into the future typically leads to a decrease in the value of the Company’s insurance and a decrease in the fair value of the Company’s FG VIE liabilities with recourse, while a shortening of the timing of expected loss payments by the Company typically leads to an increase in the value of the Company’s insurance and an increase in the fair value of the Company’s FG VIE liabilities with recourse.

Not Carried at Fair Value

Financial Guaranty Insurance Contracts

For financial guaranty insurance contracts that are acquired in a business combination, the Company measures each contract at fair value on the date of acquisition, and then follows insurance accounting guidance on a recurring basis thereafter.  On a quarterly basis, the Company also discloses the fair value of its outstanding financial guaranty insurance contracts.  In both cases, fair value is  based on management’s estimate of what a similarly rated financial guaranty insurance company would demand to acquire the Company’s in-force book of financial guaranty insurance business. It is based on a variety of factors that may include pricing assumptions management has observed for portfolio transfers, commutations, and acquisitions that have occurred in the financial guaranty market, as well as prices observed in the credit derivative market with an adjustment for illiquidity so that the terms would be similar to a financial guaranty insurance contract, and includes adjustments to the carrying value of unearned premium reserve for stressed losses, ceding commissions and return on capital. The significant inputs were not readily observable. The Company accordingly classified this fair value measurement as Level 3.

Note Payable to Affiliate

The fair value of the Company’s note payable to AGM is determined by calculating the present value of the expected cash flows. The Company determines discounted future cash flows using the effect of changes in U.S. Treasury yield at the end of each reporting period as well as the change in its own credit spread. The significant inputs were not readily observable. The Company accordingly classified this fair value measurements as Level 3.

Other Invested Assets

The other invested assets not carried at fair value consist primarily of investments in a guaranteed investment contract for future claims payments. The fair value of the investments in a guaranteed investment contract approximated their carrying value due to their short term nature.

Other Assets and Other Liabilities

The Company’s other assets and other liabilities generally consist predominantly of accrued interest, receivables for securities sold and payables for securities purchased, the carrying values of which approximate fair value.

Financial Instruments Carried at Fair Value

Amounts recorded at fair value in the Company’s financial statements are presented in the tables below.

Fair Value Hierarchy of Financial Instruments Carried at Fair Value
As of December 31, 2015

		Fair Value Hierarchy
	Fair Value	Level 1	Level 2	Level 3
	(in millions)
Assets:
Investment portfolio, available-for-sale:
Fixed-maturity securities
Obligations of state and political subdivisions	$1,526	$—	$1,526	$—
U.S. government and agencies	179	—	179	—
Corporate securities	129	—	129	—
Mortgage-backed securities:
RMBS	187	—	164	23
CMBS	34	—	34	—
Asset-backed securities	391	—	3	388
Foreign government securities	101	—	101	—
Total fixed-maturity securities	2,547	—	2,136	411
Short-term investments	72	72	0	0
Other invested assets	2	—	0	2
Credit derivative assets	106	—	—	106
FG VIEs’ assets, at fair value	526	—	—	526
Other assets	67	13	21	33
Total assets carried at fair value	$3,320	$85	$2,157	$1,078
Liabilities:
Credit derivative liabilities	$332	$—	$—	$332
FG VIEs’ liabilities with recourse, at fair value	512	—	—	512
FG VIEs’ liabilities without recourse, at fair value	3	—	—	3
Total liabilities carried at fair value	$847	$—	$—	$847

Fair Value Hierarchy of Financial Instruments Carried at Fair Value
As of December 31, 2014

		Fair Value Hierarchy
	Fair Value	Level 1	Level 2	Level 3
	(in millions)
Assets:
Investment portfolio, available-for-sale:
Fixed-maturity securities
Obligations of state and political subdivisions	$1,364	$—	$1,334	$30
U.S. government and agencies	324	—	324	—
Corporate securities	60	—	60	—
Mortgage-backed securities:
RMBS	49	—	23	26
CMBS	22	—	22	—
Asset-backed securities	133	—	0	133
Foreign government securities	103	—	103	—
Total fixed-maturity securities	2,055	—	1,866	189
Short-term investments	98	55	43	—
Other invested assets	1	—	1	—
Credit derivative assets	184	—	—	184
FG VIEs’ assets, at fair value (1)	575	—	—	575
Other assets	51	16	17	18
Total assets carried at fair value	$2,964	$71	$1,927	$966
Liabilities:
Credit derivative liabilities	$677	$—	$—	$677
FG VIEs’ liabilities with recourse, at fair value	448	—	—	448
FG VIEs’ liabilities without recourse, at fair value	28	—	—	28
Total liabilities carried at fair value	$1,153	$—	$—	$1,153
____________________

(1)	Excludes restricted cash.

Changes in Level 3 Fair Value Measurements

The table below presents a roll forward of the Company’s Level 3 financial instruments carried at fair value on a recurring basis during the years ended December 31, 2015 and 2014.

Fair Value Level 3 Rollforward
Recurring Basis
Year Ended December 31, 2015

	Fixed-Maturity Securities
	Obligations of State and Political Subdivisions		RMBS		Asset- Backed Securities		FG VIEs’ Assets at Fair Value		Other Assets(8)		Credit Derivative Asset (Liability), net(5)		FG VIEs’ Liabilities with Recourse, at Fair Value		FG VIEs’ Liabilities without Recourse, at Fair Value
	(in millions)
Fair value as of December 31, 2014	$30		$26		$133		$575		$18		$(493)		$(448)		$(28)
Radian Asset Acquisition	—		4		—		122		2		(241)		(114)		(4)
Total pretax realized and unrealized gains/(losses) recorded in:(1)
Net income (loss)	3	(2)	2	(2)	1	(2)	(2)	(3)	15	(4)	474	(6)	19	(3)	(10)	(3)
Other comprehensive income(loss)	(3)		(4)		(3)		—		0		—		—		—
Purchases	—		1		259		—		—		—		—		—
Settlements	(30)	(7)	(5)		(2)		(147)		—		34		31		17
FG VIE consolidations	—		(1)		—		—		—		—		—		—
FG VIE deconsolidations	—		—		—		(22)		—		—		—		22
Fair value as of December 31, 2015	$—		$23		$388		$526		$35		$(226)		$(512)		$(3)
Change in unrealized gains/(losses) related to financial instruments held as of December 31, 2015	$—		$(3)		$(3)		$3		$15		$233		$18		$(15)

Fair Value Level 3 Rollforward
Recurring Basis
Year Ended December 31, 2014

	Fixed-Maturity Securities
	Obligations of State and Political Subdivisions		RMBS		Asset- Backed Securities		FG VIEs’ Assets at Fair Value		Other Assets		Credit Derivative Asset (Liability), net(5)		FG VIEs’ Liabilities with Recourse, at Fair Value		FG VIEs’ Liabilities without Recourse, at Fair Value
	(in millions)
Fair value as of December 31, 2013	$28		$51		$127		$874		$25		$(1,099)		$(514)		$(395)
Total pretax realized and unrealized gains/(losses) recorded in:(1)
Net income (loss)	3	(2)	5	(2)	6	(2)	19	(3)	(7)	(4)	607	(6)	123	(3)	5	(3)
Other comprehensive income(loss)	(1)		(1)		2		—		—		—		—		—
Purchases	—		104		39		—		—		—		—		—
Settlements	—		(18)		(41)		(47)		—		(1)		22		8
FG VIE consolidations	—		(127)		—		160		—		—		(164)		(21)
FG VIE deconsolidations	—		12		—		(431)		—		—		85		375
Fair value as of December 31, 2014	$30		$26		$133		$575		$18		$(493)		$(448)		$(28)
Change in unrealized gains/(losses) related to financial instruments held as of December 31, 2014	$(1)		$(1)		$2		$31		$(7)		$164		$(9)		$13
____________________

(1)
Realized and unrealized gains (losses) from changes in values of Level 3 financial instruments represent gains (losses) from changes in values of those financial instruments only for the periods in which the instruments were classified as Level 3.

(2)	Included in net realized investment gains (losses) and net investment income.

(3)	Included in fair value gains (losses) on FG VIEs.

(4)	Recorded in fair value gains (losses) on CCS.

(5)	Represents net position of credit derivatives. The consolidated balance sheet presents gross assets and liabilities based on net counterparty exposure.

(6)	Reported in net change in fair value of credit derivatives.

(7)	Primarily non-cash transaction.

(8)	Includes CCS and other invested assets.

Level 3 Fair Value Disclosures

Quantitative Information About Level 3 Fair Value Inputs
At December 31, 2015

Financial Instrument Description (1)	Fair Value at December 31, 2015 (in millions)	Significant Unobservable Inputs	Range			Weighted Average as a Percentage of Current Par Outstanding
Assets (2):
Fixed-maturity securities:
RMBS	$23	CPR	3.5%	-	8.9%	6.4%
		CDR	2.7%	-	6.7%	5.2%
		Loss severity	65.0%	-	72.5%	68.9%
		Yield	5.5%	-	6.6%	6.4%
Asset-backed securities:
Triple-X life insurance transactions	129	Yield	7.5%

Collateralized debt obligations ("CDO")	259	Yield	20.0%

FG VIEs’ assets, at fair value	526	CPR	0.3%	-	9.2%	4.0%
		CDR	1.2%	-	10.0%	3.9%
		Loss severity	50.0%	-	100.0%	93.6%
		Yield	1.9%	-	9.7%	5.9%

Other assets	33	Quotes from third party pricing	$46
		Term (years)	5 years

Liabilities:
Credit derivative liabilities, net	(226)	Year 1 loss estimates	0.0%	-	29.0%	1.1%
		Hedge cost (in bps)	34.8	-	282.0	87.3
		Bank profit (in bps)	3.9	-	674.9	138.7
		Internal floor (in bps)	7.0	-	70.0	12.3
		Internal credit rating	AAA	-	CCC	AA

FG VIEs’ liabilities, at fair value	(515)	CPR	0.3%	-	9.2%	4.0%
		CDR	1.2%	-	10.0%	3.9%
		Loss severity	50.0%	-	100.0%	93.6%
		Yield	1.9%	-	9.7%	5.5%
___________________

(1)	Discounted cash flow is used as valuation technique for all financial instruments.

(2)	Excludes an investment recorded in other invested assets with fair value of $2 million.

Quantitative Information About Level 3 Fair Value Inputs
At December 31, 2014

Financial Instrument Description (1)	Fair Value at December 31, 2014 (in millions)	Significant Unobservable Inputs	Range			Weighted Average as a Percentage of Current Par Outstanding
Assets:
Fixed-maturity securities:
Obligations of state and political subdivisions	$30	Rate of inflation	1.0%	-	3.0%	2.0%
		Cash flow receipts	74.3%
		Yield	8.0%
		Collateral recovery period	9 months	-	34 years	30 years

RMBS	26	CPR	3.6%	-	6.8%	5.5%
		CDR	3.0%	-	5.6%	4.3%
		Loss severity	70.0%	-	74.2%	70.7%
		Yield	5.7%	-	8.3%	7.0%

Asset-backed securities:
Triple-X life insurance transactions	133	Yield	7.3%

FG VIEs’ assets, at fair value	575	CPR	0.3%	-	11.0%	3.5%
		CDR	3.9%	-	11.6%	7.6%
		Loss severity	64.6%	-	100.0%	85.2%
		Yield	3.2%	-	12.0%	7.7%

Other assets	18	Quotes from third party pricing	$56	-	$61	$58.5
		Term (years)	5 years

Liabilities:
Credit derivative liabilities, net	(493)	Year 1 loss estimates	0.0%	-	93.0%	4.6%
		Hedge cost (in bps)	20.0	-	242.3	83.5
		Bank profit (in bps)	3.9	-	994.4	202.7
		Internal floor (in bps)	7.0	-	70.0	24.8
		Internal credit rating	AAA	-	CCC	AA-

FG VIEs’ liabilities, at fair value	(476)	CPR	0.3%	-	11.0%	3.5%
		CDR	3.9%	-	11.6%	7.6%
		Loss severity	64.6%	-	100.0%	85.2%
		Yield	3.2%	-	11.4%	6.3%
___________________

(1)	Discounted cash flow is used as valuation technique for all financial instruments.

The carrying amount and estimated fair value of the Company’s financial instruments are presented in the following table.

Fair Value of Financial Instruments

	As of December 31, 2015		As of December 31, 2014
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(in millions)
Assets:
Fixed-maturity securities	$2,547	$2,547	$2,055	$2,055
Short-term investments	72	72	98	98
Other invested assets (1)	85	85	1	1
Credit derivative assets	106	106	184	184
FG VIEs’ assets, at fair value	526	526	575	575
Other assets	92	92	72	72
Liabilities:
Financial guaranty insurance contracts (2)	1,001	2,355	329	1,771
Note payable to affiliate	300	234	300	221
Credit derivative liabilities	332	332	677	677
FG VIEs’ liabilities with recourse, at fair value	512	512	448	448
FG VIEs’ liabilities without recourse, at fair value	3	3	28	28
____________________

(1)	Includes investments not carried at fair value with a carrying value of $83 million as of December 31, 2015. Excludes investments carried under the equity method.

(2)	Carrying amount includes the assets and liabilities related to financial guaranty insurance contract premiums, losses, and salvage and subrogation and other recoverables net of reinsurance.

8.    Financial Guaranty Contracts Accounted for as Credit Derivatives

The Company has a portfolio of financial guaranty contracts that meet the definition of a derivative in accordance with GAAP (primarily CDS).

Accounting Policy

Credit derivatives are recorded at fair value. Changes in fair value are recorded in “net change in fair value of credit derivatives” on the consolidated statement of operations. Realized gains (losses) and other settlements on credit derivatives include credit derivative premiums received and receivable for credit protection the Company has sold under its insured CDS contracts, premiums paid and payable for credit protection the Company has purchased, claims paid and payable and received and receivable related to insured credit events under these contracts, ceding commission expense or income and realized gains or losses related to their early termination. Fair value of credit derivatives is reflected as either net assets or net liabilities determined on a contract by contract basis in the Company's consolidated balance sheets. See Note 7, Fair Value Measurement, for a discussion on the fair value methodology for credit derivatives.

Credit Derivative Net Par Outstanding by Sector

Credit derivative transactions are governed by ISDA documentation and have different characteristics from financial guaranty insurance contracts. For example, the Company’s control rights with respect to a reference obligation under a credit derivative may be more limited than when the Company issues a financial guaranty insurance contract. In addition, there are more circumstances under which the Company may be obligated to make payments. Similar to a financial guaranty insurance contract, the Company would be obligated to pay if the obligor failed to make a scheduled payment of principal or interest in full. However, the Company may also be required to pay if the obligor becomes bankrupt or if the reference obligation were restructured if, after negotiation, those credit events are specified in the documentation for the credit derivative transactions.

Furthermore, the Company may be required to make a payment due to an event that is unrelated to the performance of the obligation referenced in the credit derivative. If events of default or termination events specified in the credit derivative documentation were to occur, the non-defaulting or the non-affected party, which may be either the Company or the counterparty, depending upon the circumstances, may decide to terminate a credit derivative prior to maturity. In that case, the Company may be required to make a termination payment to its swap counterparty upon such termination. The Company may not unilaterally terminate a CDS contract; however, the Company on occasion has mutually agreed with various counterparties to terminate certain CDS transactions.

The estimated remaining weighted average life of credit derivatives was 7.3 years at December 31, 2015 and 6.5 years at December 31, 2014. The components of the Company’s credit derivative net par outstanding are presented below.

Credit Derivatives
Subordination and Ratings

	As of December 31, 2015				As of December 31, 2014
Asset Type	Net Par Outstanding	Original Subordination (1)	Current Subordination (1)	Weighted Average Credit Rating	Net Par Outstanding	Original Subordination (1)	Current Subordination (1)	Weighted Average Credit Rating
	(dollars in millions)
Pooled corporate obligations:
Collateralized loan obligations/collateralized bond obligations	$1,551	34.1%	45.3%	AAA	$3,393	36.5%	42.8%	AAA
Synthetic investment grade pooled corporate	2,189	21.5	19.1	AAA	225	30.0	29.1	AAA
TruPS CDOs	2,815	46.1	43.4	A-	2,354	45.8	36.4	BBB-
Market value CDOs of corporate obligations	—	—	—	-	103	37.1	26.2	AAA
Total pooled corporate obligations	6,555	35.0	35.7	AA	6,075	39.9	39.5	AA-
U.S. RMBS:
Option ARM and Alt-A first lien	287	10.5	12.7	A+	1,008	16.3	10.7	BB+
Subprime first lien	761	27.7	45.2	AA-	1,079	31.1	50.5	A-
Prime first lien	148	10.9	0.0	BB	186	10.9	0.0	B
Total U.S. RMBS	1,196	24.1	37.4	A+	2,273	24.8	33.9	BBB
CMBS	449	44.7	52.5	AAA	1,546	35.3	43.6	AAA
Other	3,080	—	—	A+	2,488	—	—	AA-
Total(2)	$11,280			AA	$12,382			AA-
____________________

(1)	Represents the sum of subordinate tranches and over-collateralization and does not include any benefit from excess interest collections that may be used to absorb losses.

(2)	The December 31, 2015 total amount includes $3.9 billion net par outstanding of credit derivatives acquired from Radian Asset.

Except for TruPS CDOs, the Company’s exposure to pooled corporate obligations is highly diversified in terms of obligors and industries. Most pooled corporate transactions are structured to limit exposure to any given obligor and industry. The majority of the Company’s pooled corporate exposure consists of CLO or synthetic pooled corporate obligations. Most of these CLOs have an average obligor size of less than 1% of the total transaction and typically restrict the maximum exposure to any one industry to approximately 10%. The Company’s exposure also benefits from embedded credit enhancement in the transactions which allows a transaction to sustain a certain level of losses in the underlying collateral, further insulating the Company from industry specific concentrations of credit risk on these deals.

The Company’s TruPS CDO asset pools are generally less diversified by obligors and industries than the typical CLO asset pool. Also, the underlying collateral in TruPS CDOs consists primarily of subordinated debt instruments such as TruPS issued by bank holding companies and similar instruments issued by insurance companies, real estate investment trusts and other real estate related issuers while CLOs typically contain primarily senior secured obligations. However, to mitigate these risks, TruPS CDOs were typically structured with higher levels of embedded credit enhancement than typical CLOs.

The Company’s exposure to “Other” CDS contracts is also highly diversified. It includes $0.9 billion of exposure to one pooled infrastructure transaction comprising diversified pools of international infrastructure project transactions and loans to regulated utilities. These pools were all structured with underlying credit enhancement sufficient for the Company to attach at AAA levels at origination. The remaining $2.2 billion of exposure in “Other” CDS contracts comprises numerous deals across various asset classes, such as commercial receivables, international RMBS, infrastructure, regulated utilities and consumer receivables.

Distribution of Credit Derivative Net Par Outstanding by Internal Rating

	As of December 31, 2015		As of December 31, 2014
Ratings	Net Par Outstanding	% of Total	Net Par Outstanding	% of Total
	(dollars in millions)
AAA	$4,924	43.6%	$5,790	46.7%
AA	3,253	28.8	2,533	20.4
A	909	8.1	676	5.5
BBB	1,013	9.0	1,221	9.9
BIG (1)	1,181	10.5	2,162	17.5
Credit derivative net par outstanding	$11,280	100.0%	$12,382	100.0%
____________________

(1)	The December 31, 2015 BIG amount includes $125 million net par outstanding of credit derivatives acquired from Radian Asset.

Fair Value of Credit Derivatives

Net Change in Fair Value of Credit Derivatives Gain (Loss)

	Year Ended December 31,
	2015	2014	2013
	(in millions)
Realized gains on credit derivatives	$26	$31	$46
Net credit derivative losses (paid and payable) recovered and recoverable and other settlements	(83)	(32)	(131)
Realized gains (losses) and other settlements on credit derivatives	(57)	(1)	(85)
Net change in unrealized gains (losses) on credit derivatives:
Pooled corporate obligations	155	(25)	(30)
U.S. RMBS	297	637	(52)
CMBS	41	2	(1)
Other	38	(6)	134
Net change in unrealized gains (losses) on credit derivatives	531	608	51
Net change in fair value of credit derivatives	$474	$607	$(34)

Net Par and Realized Gain and Losses
from Terminations of Credit Derivative Contracts

	Year Ended December 31,
	2015	2014	2013
	(in millions)
Net par of terminated credit derivative contracts	$2,290	$3,024	$2,044
Realized gains on credit derivatives	1	0	1
Net credit derivative losses (paid and payable) recovered and recoverable and other settlements	(113)	(19)	—

During 2015, unrealized fair value gains were generated primarily as a result of CDS terminations. The Company reached a settlement agreement with one CDS counterparty to terminate five Alt-A first lien CDS transactions resulting in unrealized fair value gains of $146 million and was the primary driver of the unrealized fair value gains in the U.S. RMBS sector. The Company also terminated a CMBS transaction and a distressed middle market CLO securitization during the period and recognized unrealized fair value gains of $41 million and $99 million, respectively. These were the primary drivers of the unrealized fair value gains in the CMBS and pooled corporate CLO sectors, respectively, during the period. The remainder of the fair value gains for the period were a result of tighter implied net spreads across all sectors. The tighter implied net spreads were primarily a result of the increased cost to buy protection in AGC’s name, particularly for the one year CDS spread. These transactions were pricing at or above their floor levels, therefore when the cost of purchasing CDS protection on AGC increased, the implied spreads that the Company would expect to receive on these transactions decreased. Finally, during 2015, there was a refinement in methodology to address an instance in a U.S. RMBS transaction where the Company now expects recoveries. This refinement resulted in approximately $41 million in fair value gains in 2015.

During 2014, unrealized fair value gains were generated primarily in the U.S. RMBS prime first lien, Option ARM and subprime sectors. This is primarily due to a significant unrealized fair value gain in the Option ARM and Alt-A first lien sector of approximately $442 million, as a result of the terminations of three large Alt-A first lien resecuritization transactions and one Option ARM first lien transaction during the period. In addition, there was an unrealized gain of approximately $253 million related to the change in index used to determine fair value during the fourth quarter of 2014. In the fourth quarter of 2014, new market indices were published on Option ARM and Alt-A first lien securitizations. As part of the Company’s normal review process the Company reviewed these indices and based upon the collateral make-up, collateral vintage, and collateral loss experience, determined it to be a better market indication for the Company’s Option ARM and Alt-A first lien securitizations. The unrealized fair value gains were partially offset by unrealized fair value losses generated by wider implied net spreads. The wider implied net spreads were primarily a result of the decreased cost to buy protection in AGC’s name, as the market cost of AGC's credit protection decreased during the period. These transactions were pricing at or above their floor levels (or the minimum rate at which the Company would consider assuming these risks based on historical experience); therefore when the cost of purchasing CDS protection on AGC decreased, the implied spreads that the Company would expect to receive on these transactions increased.

During 2013, unrealized fair value gains were generated in the "other" sector primarily as a result of the termination of a film securitization transaction and a U.K. infrastructure transaction. These unrealized gains were partially offset by unrealized fair value losses in the prime first lien, Alt-A, Option ARM and subprime RMBS sectors due to wider implied net spreads. The wider implied net spreads were primarily a result of the decreased cost to buy protection in AGC’s name as the market cost of AGC’s credit protection decreased. These transactions were pricing above their floor levels; therefore when the cost of purchasing CDS protection on AGC decreased, the implied spreads that the Company would expect to receive on these transactions increased. The Company terminated a film securitization CDS for a payment of $84 million which was recorded in realized gains (losses) and other settlements on credit derivatives, with a corresponding release of the unrealized loss recorded in unrealized gains (losses) on credit derivatives of $114 million for a net change in fair value of credit derivatives of $30 million.

The impact of changes in credit spreads will vary based upon the volume, tenor, interest rates, and other market conditions at the time these fair values are determined. In addition, since each transaction has unique collateral and structural terms, the underlying change in fair value of each transaction may vary considerably. The fair value of credit derivative contracts also reflects the change in the Company’s own credit cost based on the price to purchase credit protection on AGC. The Company determines its own credit risk based on quoted CDS prices traded on the Company at each balance sheet date.

CDS Spread on AGC
Quoted price of CDS contract (in basis points)

	As of December 31,
	2015	2014	2013
Five-year CDS spread	376	323	460
One-year CDS spread	139	80	185

Fair Value of Credit Derivatives Assets (Liabilities)
and Effect of AGC
Credit Spreads

	As of December 31, 2015	As of December 31, 2014
	(in millions)
Fair value of credit derivatives before effect of AGC credit spread	$(1,065)	$(1,240)
Plus: Effect of AGC credit spread	839	747
Net fair value of credit derivatives (1)	$(226)	$(493)
____________________

(1)	December 31, 2015 amount includes $26 million of net fair value loss of credit derivatives acquired from Radian Asset.

The fair value of CDS contracts at December 31, 2015, before considering the implications of AGC’s credit spreads, is a direct result of continued wide credit spreads in the fixed income security markets and ratings downgrades. The asset classes that remain most affected are 2005-2007 vintages of prime first lien, Alt-A, Option ARM, subprime RMBS deals as well as TruPS and pooled corporate securities. Comparing December 31, 2015 with December 31, 2014, there was a narrowing of spreads primarily related to the Company's pooled corporate obligations as well as several large CDS terminations which resulted in a mark to market benefit. This benefit was partially offset by the Company's acquisition of Radian Asset's CDS portfolio which increased the Company's mark to market liability. This narrowing of spreads combined with the acquisition of Radian Asset, and the CDS terminations resulted in a gain of approximately $175 million before taking into account AGC’s credit spreads.

Management believes that the trading level of AGC’s credit spreads over the past several years has been due to the correlation between AGC’s risk profile and the current risk profile of the broader financial markets and to increased demand for credit protection against AGC as the result of its financial guaranty volume, as well as the overall lack of liquidity in the CDS market. Offsetting the benefit attributable to AGC’s credit spread were higher credit spreads in the fixed income security markets. The higher credit spreads in the fixed income security market are due to the lack of liquidity in the high yield CDO, TruPS CDO, and CLO markets as well as continuing market concerns over the 2005-2007 vintages of RMBS.

The following table presents the fair value and the present value of expected claim payments or recoveries (i.e. net expected loss to be paid as described in Note 5) for contracts accounted for as derivatives.

Net Fair Value and Expected Losses
Credit Derivatives by Sector

	Fair Value of Credit Derivative Asset (Liability), net		Expected Loss to be (Paid) Recovered (1)
Asset Type	As of December 31, 2015	As of December 31, 2014	As of December 31, 2015	As of December 31, 2014
	(in millions)
Pooled corporate obligations	$(72)	$(48)	$(3)	$(17)
U.S. RMBS	(104)	(376)	(29)	(63)
CMBS	0	0	—	—
Other	(50)	(69)	27	35
Total	$(226)	$(493)	$(5)	$(45)
____________________

(1)	Includes R&W benefit of $0.3 million as of December 31, 2015 and $59 million as of December 31, 2014.

Ratings Sensitivities of Credit Derivative Contracts

Within the Company's insured CDS portfolio, the transaction documentation for approximately $3.8 billion in CDS gross par insured as of December 31, 2015 requires AGC to post eligible collateral to secure its obligations to make payments under such contracts. Eligible collateral is generally cash or U.S. government or agency securities; eligible collateral other than cash is valued at a discount to the face amount.

•
For approximately $3.6 billion of such contracts, AGC has negotiated caps such that the posting requirement cannot exceed a certain fixed amount, regardless of the mark-to-market valuation of the exposure or the financial strength ratings of AGC. For such contracts, AGC need not post on a cash basis an aggregate of more than $575 million, although the value of the collateral posted may exceed such fixed amount depending on the advance rate agreed with the counterparty for the particular type of collateral posted.

•
For the remaining approximately $221 million of such contracts, AGC could be required from time to time to post additional collateral without such cap based on movements in the mark-to-market valuation of the underlying exposure.

As of December 31, 2015, AGC was posting approximately $305 million to secure its obligations under CDS, of which approximately $23 million related to the $221 million of notional described above, as to which the obligation to collateralize is not capped. In contrast, as of December 31, 2014, AGC was posting approximately $376 million to secure its obligations under CDS, of which approximately $24 million related to $239 million of notional as to which the obligation to collateralize was not capped. The obligation to post collateral could impair the Company's liquidity and results of operations.

Sensitivity to Changes in Credit Spread

The following table summarizes the estimated change in fair values on the net balance of the Company’s credit derivative positions assuming immediate parallel shifts in credit spreads on AGC and on the risks that it assumes.

Effect of Changes in Credit Spread
As of December 31, 2015

Credit Spreads(1)	Estimated Net Fair Value (Pre-Tax)	Estimated Change in Gain/(Loss) (Pre-Tax)
	(in millions)
100% widening in spreads	$(460)	$(234)
50% widening in spreads	(343)	(117)
25% widening in spreads	(285)	(59)
10% widening in spreads	(250)	(24)
Base Scenario	(226)	—
10% narrowing in spreads	(204)	22
25% narrowing in spreads	(172)	54
50% narrowing in spreads	(118)	108
____________________

(1)	Includes the effects of spreads on both the underlying asset classes and the Company’s own credit spread.

9.    Consolidated Variable Interest Entities

Background

The Company provides financial guaranties with respect to debt obligations of special purpose entities, including VIEs. AGC does not act as the servicer or collateral manager for any VIE obligations that it insures. The transaction structure generally provides certain financial protections to the Company. This financial protection can take several forms, the most common of which are overcollateralization, first loss protection (or subordination) and excess spread. In the case of overcollateralization (i.e., the principal amount of the securitized assets exceeds the principal amount of the structured finance obligations guaranteed by the Company), the structure allows defaults of the securitized assets before a default is experienced on the structured finance obligation guaranteed by the Company. In the case of first loss, the financial guaranty insurance policy only covers a senior layer of losses experienced by multiple obligations issued by special purpose entities, including VIEs. The first loss exposure with respect to the assets is either retained by the seller or sold off in the form of equity or mezzanine debt to other investors. In the case of excess spread, the financial assets contributed to special purpose entities, including VIEs, generate interest income that are in excess of the interest payments on the debt issued by the special purpose entity. Such excess spread is typically distributed through the transaction’s cash flow waterfall and may be used to create additional credit enhancement, applied to redeem debt issued by the special purpose entities, including VIEs (thereby, creating additional overcollateralization), or distributed to equity or other investors in the transaction.

AGC is not primarily liable for the debt obligations issued by the VIEs it insures and would only be required to make payments on those insured debt obligations in the event that the issuer of such debt obligations defaults on any principal or interest due and only for the amount of the shortfall. AGC’s creditors do not have any rights with regard to the collateral supporting the debt issued by the FG VIEs. Proceeds from sales, maturities, prepayments and interest from such underlying collateral may only be used to pay Debt Service on VIE liabilities. Net fair value gains and losses on FG VIEs are expected to reverse to zero at maturity of the VIE debt, except for net premiums received and net claims paid by AGC under the financial guaranty insurance contract. The Company’s estimate of expected loss to be paid for FG VIEs is included in Note 5, Expected Loss to be Paid.

Accounting Policy

The Company evaluates whether it is the primary beneficiary of its VIEs. If the Company concludes that it is the primary beneficiary, it is required to consolidate the entire VIE in the Company's financial statements and eliminate the effects of the financial guaranty insurance contracts issued by AGC on the consolidated FG VIEs debt obligations.

The primary beneficiary of a VIE is the enterprise that has both 1) the power to direct the activities of a VIE that most significantly impact the entity's economic performance; and 2) the obligation to absorb losses of the entity that could potentially be significant to the VIE or the right to receive benefits from the entity that could potentially be significant to the VIE.
As part of the terms of its financial guaranty contracts, the Company obtains certain protective rights with respect to the VIE that are triggered by the occurrence of certain events, such as failure to be in compliance with a covenant due to poor deal performance or a deterioration in a servicer or collateral manager's financial condition. At deal inception, the Company typically is not deemed to control a VIE; however, once a trigger event occurs, the Company's control of the VIE typically increases. The Company continuously evaluates its power to direct the activities that most significantly impact the economic performance of VIEs that have debt obligations insured by the Company and, accordingly, where the Company is obligated to absorb VIE losses or receive benefits that could potentially be significant to the VIE. The Company obtains protective rights under its insurance contracts that give the Company additional controls over a VIE if there is either deterioration of deal performance or in the financial health of the deal servicer. The Company is deemed to be the control party for certain VIEs under GAAP, typically when its protective rights give it the power to both terminate and replace the deal servicer, which are characteristics specific to the Company's financial guaranty contracts. If the protective rights that could make the Company the control party have not been triggered, then the VIE is not consolidated. If the Company is deemed no longer to have those protective rights, the transaction is deconsolidated.

The FG VIEs' liabilities that are insured by the Company are considered to be with recourse, because the Company guarantees the payment of principal and interest regardless of the performance of the related FG VIEs' assets. FG VIEs' liabilities that are not insured by the Company are considered to be without recourse, because the payment of principal and interest of these liabilities is wholly dependent on the performance of the FG VIEs' assets.

The Company has limited contractual rights to obtain the financial records of its consolidated FG VIEs. The FG VIEs do not prepare separate GAAP financial statements; therefore, the Company compiles GAAP financial information for them based on trustee reports prepared by and received from third parties. Such trustee reports are not available to the Company until approximately 30 days after the end of any given period. The time required to perform adequate reconciliations and analyses of the information in these trustee reports results in a one quarter lag in reporting the FG VIEs' activities. The Company records the fair value of FG VIE assets and liabilities based on modeled prices. The Company updates the model assumptions each reporting period for the most recent available information, which incorporates the impact of material events that may have occurred since the quarter lag date. The net change in the fair value of consolidated FG VIE assets and liabilities is recorded in "fair value gains (losses) on FG VIEs" in the consolidated statements of operations. Interest income and interest expense are derived from the trustee reports and also included in “fair value gains (losses) on FG VIEs." The Company has elected the fair value option for assets and liabilities classified as FG VIEs' assets and liabilities because the carrying amount transition method was not practical.

The cash flows generated by the FG VIE assets, including R&W recoveries, are classified as cash flows from investing activities. Paydowns of FG liabilities are supported by the cash flows generated by FG VIE assets, and for liabilities with recourse, possibly claim payments made by AGC under its financial guaranty insurance contracts. Paydowns of FG liabilities both with and without recourse are classified as cash flows used in financing activities by the Company. Interest income, interest expense and other expenses of the FG VIE assets and liabilities are classified as operating cash flows. Claim payments made by AGC under the financial guaranty contracts issued to the FG VIEs are eliminated upon consolidation and therefore such claim payments are treated as paydowns of FG VIE liabilities as a financing activity as opposed to an operating activity of AGC.

Consolidated FG VIEs

Number of FG VIEs Consolidated

	Year Ended December 31,
	2015	2014	2013
Beginning of the period, December 31	7	8	8
Radian Asset Acquisition (1)	4	—	—
Consolidated (1)	—	1	—
Deconsolidated (1)	(1)	(2)	—
End of the period, December 31	10	7	8
____________________

(1)
Net loss on consolidation was less than $1 million in 2015 and related to the Radian Asset Acquisition. Net gain on deconsolidation was $18 million and net loss on consolidation was $26 million in 2014 and was recorded in "fair value gains (losses) on FG VIEs" in the consolidated statement of operations.

The total unpaid principal balance for the FG VIEs’ assets that were over 90 days or more past due was approximately $18 million at December 31, 2015 and $5 million at December 31, 2014. The aggregate unpaid principal of the FG VIEs’ assets was approximately $194 million greater than the aggregate fair value at December 31, 2015, excluding the effect of R&W settlements. The aggregate unpaid principal of the FG VIEs’ assets was approximately $271 million greater than the aggregate fair value at December 31, 2014, excluding the effect of R&W settlements and restricted cash.The change in the instrument-specific credit risk of the FG VIEs’ assets held as of December 31, 2015 that was recorded in the consolidated statements of operations for 2015 were gains of $67 million. The change in the instrument-specific credit risk of the FG VIEs’ assets held as of December 31, 2014 that was recorded in the consolidated statements of operations for 2014 were losses of $55 million. The change in the instrument-specific credit risk of the FG VIEs' assets for 2013 were gains of $86 million. To calculate the instrument specific credit risk, the changes in the fair value of the FG VIE assets are allocated between those changes that are due to the instrument specific credit risk and those are due to other factors, including interest rates. The instrument specific credit risk amount is determined by using expected contractual cash flows versus current expected cash flows discounted at original contractual rate. The net present value is calculated by discounting the expected cash flows of the underlying security, excluding the Company’s financial guaranty insurance, at the relevant effective interest rate.

The unpaid principal for FG VIE liabilities with recourse was $634 million and $781 million as of December 31, 2015 and December 31, 2014, respectively. FG VIE liabilities with recourse will mature at various dates ranging from 2031 to 2046. The aggregate unpaid principal balance of the FG VIE liabilities with and without recourse was approximately $138 million greater than the aggregate fair value of the FG VIEs’ liabilities as of December 31, 2015. The aggregate unpaid principal balance was approximately $367 million greater than the aggregate fair value of the FG VIEs’ liabilities as of December 31, 2014.

The table below shows the carrying value of the consolidated FG VIEs’ assets and liabilities in the consolidated financial statements, segregated by the types of assets that collateralize their respective debt obligations for FG VIE liabilities with recourse.

Consolidated FG VIEs
By Type of Collateral

	As of December 31, 2015		As of December 31, 2014
	Assets	Liabilities	Assets	Liabilities
	(in millions)
With recourse:
U.S. RMBS first lien	$57	$26	$135	$11
U.S. RMBS second lien	35	55	44	68
Other	431	431	369	369
Total with recourse	523	512	548	448
Without recourse	3	3	31	28
Total	$526	$515	$579	$476
____________________

(1)	The December 31, 2015 amounts include $111 million of FG VIE assets and $107 million of FG VIE liabilities acquired from Radian Asset.

The consolidation of FG VIEs has a significant effect on net income and shareholder's equity due to (1) changes in fair value gains (losses) on FG VIE assets and liabilities, (2) the elimination of premiums and losses related to the AGC FG VIE liabilities with recourse and (3) the elimination of investment balances related to the Company’s purchase of AGC insured FG VIE debt. Upon consolidation of a FG VIE, the related insurance and, if applicable, the related investment balances, are considered intercompany transactions and therefore eliminated. Such eliminations are included in the table below to present the full effect of consolidating FG VIEs.

Effect of Consolidating FG VIEs on Net Income
Cash Flows From Operating Activities and Shareholder's Equity

	Year Ended December 31,
	2015	2014	2013
	(in millions)
Net earned premiums	$(2)	$(1)	$(2)
Net investment income	(14)	(1)	(2)
Net realized investment gains (losses)	7	—	—
Fair value gains (losses) on FG VIEs	6	21	3
Bargain purchase gain	2	—	—
Loss and LAE	1	(1)	3
Effect on net income before tax	0	18	2
Less: tax provision (benefit)	1	7	1
Effect on net income (loss)	$(1)	$11	$1

Effect on cash flows from operating activities	$(1)	$7	$10

	As of December 31, 2015	As of December 31, 2014
	(in millions)
Effect on shareholder’s equity (decrease) increase	$(14)	$(19)

In 2015, the Company recorded a pre-tax net fair value gain on consolidated FG VIEs of $6 million. The primary driver of this gain was price appreciation on the Company's FG VIE assets during the year resulting from improvements in the underlying collateral.

In 2014, the Company recorded a pre-tax net fair value gain on consolidated FG VIEs of $21 million. The primary driver of this gain was price appreciation on the Company's FG VIE assets during the year resulting from improvements in the underlying collateral. This gain was partially offset by the net loss on FG VIEs consolidated and deconsolidated during the year.

In 2013, the Company recorded a pre-tax net fair value gain of consolidated FG VIEs of $3 million. The gain was primarily driven by price appreciation on the Company’s FG VIE assets during the year resulting from improvements in the underlying collateral, as well as large principal paydowns made on the Company’s FG VIEs.

Other Consolidated VIEs

In certain instances where the Company consolidates a VIE that was established as part of a loss mitigation negotiation settlement agreement that results in the termination of the original insured financial guaranty insurance or credit derivative contract the Company classifies the assets and liabilities of those VIEs in the line items that most accurately reflect the nature of the items, as opposed to within the FG VIE assets and FG VIE liabilities.

Non-Consolidated VIEs

As of December 31, 2015 and December 31, 2014 the Company had financial guaranty contracts outstanding for approximately 390 and 490 VIEs, respectively, that it did not consolidate. To date, the Company’s analyses have indicated that it does not have a controlling financial interest in any other VIEs and, as a result, they are not consolidated in the consolidated financial statements. The Company’s exposure provided through its financial guaranties with respect to debt obligations of special purpose entities is included within net par outstanding in Note 4, Outstanding Exposure.

10.	Investments and Cash

Accounting Policy

The vast majority of the Company's investment portfolio is composed of fixed-maturity and short-term investments, classified as available-for-sale at the time of purchase (approximately 85% based on fair value as of December 31, 2015), and therefore carried at fair value. Changes in fair value for other-than-temporarily-impaired ("OTTI") securities are bifurcated between credit losses and non-credit changes in fair value. The credit loss on OTTI securities is recorded in the statement of operations and the non-credit component of the change in fair value of securities, whether OTTI or not, is recorded in OCI. For securities where the Company has the intent to sell or it is more-likely-than-not that it will be required to sell the security before recovery, declines in fair value are recorded in the consolidated statements of operations.

Credit losses reduce the amortized cost of impaired securities. The amortized cost basis is adjusted for accretion and amortization (using the effective interest method) with a corresponding entry recorded in net investment income.

Realized gains and losses on sales of investments are determined using the specific identification method. Realized loss includes amounts recorded for other than temporary impairments on debt securities and the declines in fair value of securities for which the Company has the intent to sell the security or inability to hold until recovery of amortized cost.

For mortgage‑backed securities, and any other holdings for which there is prepayment risk, prepayment assumptions are evaluated and revised as necessary. Any necessary adjustments due to changes in effective yields and maturities are recognized in net investment income.

Loss mitigation securities are generally purchased at a discount and are accounted for based on their underlying investment type and exclude the effects of the Company's insurance. Interest income on loss mitigation securities is recognized on a level yield basis over the life of the security.

Short-term investments, which are those investments with a maturity of less than one year at time of purchase, are carried at fair value and include amounts deposited in money market funds.

Other invested assets primarily include:

•	guaranteed investment contracts, which are carried at amortized cost plus accrued interest,

•	an equity method and equity investments, which are carried at fair value with changes in unrealized gains and losses recorded in OCI,

Equity method investments in affiliates include a 39.3% investment in MAC Holdings (see Note 11, Investment in MAC Holdings) and a 50% investment in AG PFC Holding LLC ("AGPFC").

Cash consists of cash on hand and demand deposits. As a result of the lag in reporting FG VIEs, cash and short-term investments do not reflect cash outflow to the holders of the debt issued by the FG VIEs for claim payments made by the Company to the consolidated FG VIEs until the subsequent reporting period.

Assessment for Other-Than Temporary Impairments

The amount of other-than-temporary-impairment recognized in earnings depends on whether (1) an entity intends to sell the security or (2) it is more-likely-than-not that the entity will be required to sell the security before recovery of its amortized cost basis.

If an entity does not intend to sell the security and it is not more-likely-than-not that the Company will be required to sell the security before recovery of its amortized cost basis, the other-than-temporary-impairment is separated into (1) the amount representing the credit loss and (2) the amount related to all other factors.

The Company has a formal review process to determine other-than-temporary-impairment for securities in its investment portfolio where there is no intent to sell and it is not more-likely-than-not that it will be required to sell the security before recovery. Factors considered when assessing impairment include:

•	a decline in the market value of a security by 20% or more below amortized cost for a continuous period of at least six months;

•	a decline in the market value of a security for a continuous period of 12 months;

•	recent credit downgrades of the applicable security or the issuer by rating agencies;

•	the financial condition of the applicable issuer;

•	whether loss of investment principal is anticipated;

•	the impact of foreign exchange rates; and

•	whether scheduled interest payments are past due.

The Company assesses the ability to recover the amortized cost by comparing the net present value of projected future cash flows with the amortized cost of the security. If the security is in an unrealized loss position and its net present value is less than the amortized cost of the investment, an other-than-temporary impairment is recorded. The net present value is calculated by discounting the Company's estimate of projected future cash flows at the effective interest rate implicit in the debt security at the time of purchase. The Company's estimates of projected future cash flows are driven by assumptions regarding probability of default and estimates regarding timing and amount of recoveries associated with a default. The Company develops these estimates using information based on historical experience, credit analysis and market observable data, such as industry analyst reports and forecasts, sector credit ratings and other relevant data. For mortgage‑backed and asset backed securities, cash flow estimates also include prepayment and other assumptions regarding the underlying collateral including default rates, recoveries and changes in value. The assumptions used in these projections requires the use of significant management judgment.

The Company's assessment of a decline in value included management's current assessment of the factors noted above. The Company also seeks advice from its outside investment managers. If that assessment changes in the future, the Company may ultimately record a loss after having originally concluded that the decline in value was temporary.

Net Investment Income and Realized Gains (Losses)

Net investment income is a function of the yield that the Company earns on invested assets and the size of the portfolio. The investment yield is a function of market interest rates at the time of investment as well as the type, credit quality and maturity of the invested assets. Accrued investment income, which is recorded in Other Assets, was $24 million and $21 million as of December 31, 2015 and December 31, 2014, respectively.

Net Investment Income

	Year Ended December 31,
	2015	2014	2013
	(in millions)
Income from fixed-maturity securities managed by third parties	$68	$58	$73
Income from internally managed securities	13	17	13
Gross investment income	81	75	86
Investment expenses	(2)	(2)	(2)
Net investment income	$79	$73	$84

Net Realized Investment Gains (Losses)

	Year Ended December 31,
	2015	2014	2013
	(in millions)
Gross realized gains on available-for-sale securities	$24	$2	$51
Gross realized gains on other assets in investment portfolio	1	1	19
Gross realized losses on available-for-sale securities	(12)	0	(1)
Other-than-temporary impairment	(7)	(3)	(19)
Net realized investment gains (losses)	$6	$0	$50

The following table presents the roll-forward of the credit losses of fixed-maturity securities for which the Company has recognized an other-than-temporary-impairment and where the portion of the fair value adjustment related to other factors was recognized in OCI.

Roll Forward of Credit Losses in the Investment Portfolio

	Year Ended December 31,
	2015	2014	2013
	(in millions)
Balance, beginning of period	$19	$33	$15
Additions for credit losses on securities for which an other-than-temporary-impairment was not previously recognized	—	0	12
Eliminations of securities issued by FG VIEs	—	(15)	—
Reductions for securities sold during the period	(12)	—	—
Additions for credit losses on securities for which an other-than-temporary-impairment was previously recognized	1	1	6
Balance, end of period	$8	$19	$33

Investment Portfolio

Fixed-Maturity Securities and Short-Term Investments
by Security Type
As of December 31, 2015

Investment Category	Percent of Total(1)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	AOCI(2) Gain (Loss) on Securities with Other-Than-Temporary Impairment	Weighted Average Credit Rating(3)
	(dollars in millions)
Fixed-maturity securities:
Obligations of state and political subdivisions	58%	$1,465	$69	$(8)	$1,526	$3	AA-
U.S. government and agencies	7	173	7	(1)	179	—	AA+
Corporate securities	5	127	3	(1)	129	0	A+
Mortgage-backed securities(4):
RMBS	7	188	1	(2)	187	(1)	AA-
CMBS	1	34	0	0	34	—	AAA
Asset-backed securities	15	389	3	(1)	391	2	CCC+
Foreign government securities	4	97	4	0	101	—	AA+
Total fixed-maturity securities	97	2,473	87	(13)	2,547	4	A
Short-term investments	3	72	—	0	72	—	AAA
Total investment portfolio	100%	$2,545	$87	$(13)	$2,619	$4	A+

Fixed-Maturity Securities and Short-Term Investments
by Security Type
As of December 31, 2014

Investment Category	Percent of Total(1)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	AOCI Gain (Loss) on Securities with Other-Than-Temporary Impairment	Weighted Average Credit Rating(3)
	(dollars in millions)
Fixed-maturity securities:
Obligations of state and political subdivisions	63%	$1,284	$80	$0	$1,364	$5	AA
U.S. government and agencies	15	316	9	(1)	324	—	AA+
Corporate securities	3	56	4	—	60	—	AA-
Mortgage-backed securities(4):
RMBS	2	44	5	0	49	2	BBB
CMBS	1	22	0	—	22	—	AAA
Asset-backed securities	6	126	8	(1)	133	3	BIG
Foreign government securities	5	97	6	0	103	—	AA+
Total fixed-maturity securities	95	1,945	112	(2)	2,055	10	AA-
Short-term investments	5	98	0	—	98	—	AAA
Total investment portfolio	100%	$2,043	$112	$(2)	$2,153	$10	AA-
___________________

(1)	Based on amortized cost.

(2)	Accumulated OCI. See also Note 19, Other Comprehensive Income

(3)
Ratings in the tables above represent the lower of the Moody’s and S&P classifications except for bonds purchased for loss mitigation or risk management strategies, which use internal ratings classifications. The Company’s portfolio consists primarily of high-quality, liquid instruments.

(4)	Government agency obligations were approximately 78% of mortgage backed securities as of December 31, 2015 and 38% as of December 31, 2014 based on fair value.

The Company’s investment portfolio in tax-exempt and taxable municipal securities includes issuances by a wide number of municipal authorities across the U.S. and its territories. Under the Company's investment guidelines, securities rated lower than A-/A3 by S&P or Moody’s are typically not purchased for the Company’s portfolio unless acquired for loss mitigation or risk management strategies.

The following tables present the fair value of the Company’s available-for-sale portfolio of obligations of state and political subdivisions as of December 31, 2015 and December 31, 2014 by state.

Fair Value of Available-for-Sale Portfolio of
Obligations of State and Political Subdivisions
As of December 31, 2015 (1)

State	State General Obligation	Local General Obligation	Revenue Bonds	Fair Value	Amortized Cost	Average Credit Rating
	(in millions)
Fixed-maturity securities:
New York	$—	$23	$192	$215	$208	AA
Texas	21	79	109	209	195	AA+
California	39	1	130	170	170	A-
Washington	32	41	42	115	110	AA
Illinois	29	22	20	71	71	A
Massachusetts	31	—	38	69	65	AA+
Arizona	—	3	53	56	54	AA-
Florida	11	—	45	56	54	AA-
Maryland	16	8	16	40	39	AA+
District of Columbia	20	—	12	32	30	AA
All others	20	44	236	300	285	AA-
Total	$219	$221	$893	$1,333	$1,281	AA-
Fair Value of Available-for-Sale Portfolio of
Obligations of State and Political Subdivisions
As of December 31, 2014 (1)

State	State General Obligation	Local General Obligation	Revenue Bonds	Fair Value	Amortized Cost	Average Credit Rating
	(in millions)
Fixed-maturity securities:
Texas	$31	$92	$89	$212	$197	AA
New York	—	13	128	141	133	AA
California	6	9	92	107	98	BBB
Washington	36	20	34	90	86	AA
Illinois	1	35	38	74	71	A+
Massachusetts	2	8	45	55	52	AA
Florida	7	14	30	51	48	AA
Georgia	—	—	40	40	38	AA
Arizona	—	—	33	33	32	AA-
South Carolina	11	8	13	32	30	AA-
All others	54	70	255	379	357	AA
Total	$148	$269	$797	$1,214	$1,142	AA-
____________________

(1)
Excludes $193 million and $150 million as of December 31, 2015 and 2014, respectively, of pre-refunded bonds, at fair value. The credit ratings are based on the underlying ratings and do not include any benefit from bond insurance.

The revenue bond portfolio is comprised primarily of essential service revenue bonds issued by transportation authorities and other utilities, water and sewer authorities, universities and healthcare providers.

Revenue Bonds
Sources of Funds

	As of December 31, 2015		As of December 31, 2014
Type	Fair Value	Amortized Cost	Fair Value	Amortized Cost
	(in millions)
Fixed-maturity securities:
Transportation	$225	$217	$129	$121
Water and sewer	185	176	177	168
Tax backed	167	158	127	119
Higher education	130	123	135	125
Healthcare	70	67	63	60
Municipal utilities	68	65	103	97
All others	48	48	63	59
Total	$893	$854	$797	$749

The majority of the investment portfolio is managed by four outside managers. The Company has established detailed guidelines regarding credit quality, exposure to a particular sector and exposure to a particular obligor within a sector.

The following tables summarize, for all securities in an unrealized loss position, the aggregate fair value and gross unrealized loss by length of time the amounts have continuously been in an unrealized loss position.

Fixed-Maturity Securities
Gross Unrealized Loss by Length of Time
As of December 31, 2015

	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
	(dollars in millions)
Obligations of state and political subdivisions	$175	$(8)	$3	$0	$178	$(8)
U.S. government and agencies	55	(1)	—	—	55	(1)
Corporate securities	38	(1)	—	—	38	(1)
Mortgage-backed securities:
RMBS	153	(2)	—	—	153	(2)
CMBS	30	0	—	—	30	0
Asset-backed securities	262	(1)	—	—	262	(1)
Foreign government securities	5	0	—	—	5	0
Total	$718	$(13)	$3	$0	$721	$(13)
Number of securities		116		29		145
Number of securities with other-than-temporary impairment		3		—		3

Fixed-Maturity Securities
Gross Unrealized Loss by Length of Time
As of December 31, 2014

	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
	(dollars in millions)
Obligations of state and political subdivisions	$3	$0	$5	$0	$8	$0
U.S. government and agencies	29	0	56	(1)	85	(1)
Corporate securities	—	—	—	—	—	—
Mortgage-backed securities:
RMBS	2	0	—	—	2	0
CMBS	—	—	—	—	—	—
Asset-backed securities	8	(1)	3	0	11	(1)
Foreign government securities	—	—	0	0	0	0
Total	$42	$(1)	$64	$(1)	$106	$(2)
Number of securities (1)		22		9		29
Number of securities with other-than-temporary impairment		—		1		1
___________________

(1)
The number of securities does not add across because lots of the same securities have been purchased at different times and appear in both categories above (i.e., Less than 12 months and 12 months or more). If a security appears in both categories, it is counted only once in the total column.

Of the securities in an unrealized loss position for 12 months or more as of December 31, 2015, no securities had unrealized losses greater than 10% of book value. The Company has determined that the unrealized losses recorded as of December 31, 2015 are yield related and not the result of other-than-temporary-impairment.

The amortized cost and estimated fair value of available-for-sale fixed-maturity securities by contractual maturity as of December 31, 2015 are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Distribution of Fixed-Maturity Securities
by Contractual Maturity
As of December 31, 2015

	Amortized Cost	Estimated Fair Value
	(in millions)
Due within one year	$82	$83
Due after one year through five years	498	506
Due after five years through 10 years	414	432
Due after 10 years	1,257	1,305
Mortgage-backed securities:
RMBS	188	187
CMBS	34	34
Total	$2,473	$2,547

The investment portfolio contains securities and cash that are either held in trust for the benefit of third party reinsurers in accordance with statutory requirements, invested in a guaranteed investment contract for future claims payments, placed on deposit to fulfill state licensing requirements, or otherwise restricted in the amount of $93 million and $10 million as of December 31, 2015 and December 31, 2014, respectively, based on fair value. The investment portfolio also contains securities that are held in trust for the benefit of AGM in accordance with statutory and regulatory requirements in the amount of $132 million as of December 31, 2015, based on fair value.

The fair value of the Company’s pledged securities to secure its obligations under its CDS exposure totaled $305 million and $376 million as of December 31, 2015 and December 31, 2014, respectively.

No material investments of the Company were non-income producing for years ended December 31, 2015 and 2014, respectively.

Internally Managed Portfolio

The investment portfolio tables shown above include both assets managed externally and internally. In the table below, more detailed information is provided for the component of the total investment portfolio that is internally managed (excluding short-term investments). The internally managed portfolio, excluding equity method investments, as defined below, represents approximately 18% and 8% of the investment portfolio, on a fair value basis as of December 31, 2015 and December 31, 2014, respectively. The internally managed portfolio consists primarily of the Company's investments in securities for (i) loss mitigation purposes, (ii) other risk management purposes and (iii) where the Company believes a particular security presents an attractive investment opportunity.

One of the Company's strategies for mitigating losses has been to purchase securities it has insured that have expected losses, at discounted prices (assets purchased for loss mitigation purposes). In addition, the Company holds other invested assets that were obtained or purchased as part of negotiated settlements with insured counterparties or under the terms of our financial guaranties (other risk management assets).

Internally Managed Portfolio
Carrying Value

	As of December 31,
	2015	2014
	(in millions)
Assets purchased for loss mitigation and other risk management purposes:
Fixed-maturity securities, at fair value	$455	$199
Other invested assets	83	—
Other	5	1
Total	$543	$200

Internally managed portfolio also includes primarily equity method investments which consist of investment in MAC Holdings of $377 million as of December 31, 2015 and $339 million as of December 31, 2014 and investment in AGPFC of $13 million as of December 31, 2015 and $15 million as of December 31, 2014.

11.     Investment in MAC Holdings

Accounting Policy

The Company accounts for its investment in MAC Holdings using the equity method. When the Company does not have a controlling financial interest in an entity but can exert significant influence over the entity’s operating and financial policies, the investment is accounted for under the equity method of accounting under U.S. GAAP. Significant influence generally exists when the firm owns 20% to 50% of the entity’s common stock or in-substance common stock.

Investment in MAC Holdings

On July 16, 2013, subsidiaries of Assured Guaranty Ltd. completed a series of transactions that increased the capitalization of MAC to $800 million on a statutory basis.

AGM and its subsidiaries Assured Guaranty Municipal Insurance Company ("AGMIC") and Assured Guaranty (Bermuda) Ltd. ("AGBM") terminated the reinsurance pooling agreement pursuant to which AGMIC and AGBM had assumed a quota share percentage of the financial guaranty insurance policies issued by AGM, and AGM reassumed such ceded business. Subsequently, AGMIC was merged into AGM, with AGM as the surviving company.

AGBM, which had made a loan of $82.5 million to AGUS, an indirect parent holding company of AGM, received all of the outstanding shares of MAC held by AGUS and cash, in full satisfaction of the principal of and interest on such loan. After AGBM distributed substantially all of its assets, including the MAC shares, to AGM as a dividend, AGM sold AGBM to its affiliate Assured Guaranty Re Ltd. ("AG Re"). Subsequently, AGBM and AG Re merged, with AG Re as the surviving company. The sale of AGBM to, and subsequent merger with, AG Re were each effective as of July 17, 2013.

MAC Holdings, was formed to own 100% of the outstanding stock of MAC. AGM and AGC subscribed for approximately 61% and 39% of the outstanding MAC Holdings common stock, respectively, for which AGM paid $425 million and AGC paid $275 million, as consideration. The consideration consisted of all of MAC's outstanding common stock (in the case of AGM), cash and marketable securities.
MAC Holdings then contributed cash and marketable securities having a fair market value sufficient to increase MAC's policyholders' surplus to approximately $400 million, and purchased a surplus note issued by MAC in the principal amount of $300 million. In addition, AGM purchased a surplus note issued by MAC in the principal amount of $100 million.

Following the increase in MAC's capitalization, AGM ceded par exposure of approximately $87 billion and unearned premiums of approximately $468 million to MAC, and AGC ceded par exposure of approximately $24 billion and unearned premiums of approximately $249 million to MAC.
Summarized Financial Information of MAC Holdings

The table below presents summarized financial information for MAC Holdings as of and for the years ended December 31, 2015, 2014 and 2013:

Summarized Financial Information of MAC Holdings

	As of and for the Year Ended December 31,
	2015	2014	2013
	(in millions)
Total assets	$1,561	$1,583	$1,509
Total liabilities	601	721	774
Total revenues	156	131	77
Net income	100	81	49

12.	Insurance Company Regulatory Requirements

The Company's ability to pay dividends depends, among other things, upon its financial condition, results of operations, cash requirements, compliance with rating agency requirements, and is also subject to restrictions contained in the insurance laws and related regulations of its state of domicile and other states. Financial statements prepared in accordance with accounting practices prescribed or permitted by local insurance regulatory authorities differ in certain respects from GAAP.

AGC is a Maryland domiciled insurance company. AGC prepares statutory financial statements in accordance with accounting practices prescribed or permitted by the National Association of Insurance Commissioners (“NAIC”) and the Maryland Insurance Administration. Prescribed statutory accounting practices are set forth in the NAIC Accounting Practices and Procedures Manual. The Company has no permitted accounting practices on a statutory basis.

GAAP differs in certain significant respects from U.S. insurance companies' statutory accounting practices prescribed or permitted by insurance regulatory authorities. The principal differences result from the following statutory accounting practices:

•	upfront premiums are earned when related principal and interest have expired rather than earned over the expected period of coverage;

•	acquisition costs are charged to expense as incurred rather than over the period that related premiums are earned;

•	a contingency reserve is computed based on statutory requirements, whereas no such reserve is required under GAAP;

•	certain assets designated as “non-admitted assets” are charged directly to statutory surplus, rather than reflected as assets under GAAP;

•	investments in subsidiaries are carried on the balance sheet on the equity basis, to the extent admissible, rather than consolidated with the parent;

•
the amount of deferred tax assets that may be admitted is subject to an adjusted surplus threshold and is generally limited to the lesser of those assets the Company expects to realize within three years of the balance sheet date or fifteen percent of the Company's adjusted surplus. This realization period and surplus percentage is subject to change based on the amount of adjusted surplus. Under GAAP there is no non-admitted asset determination, rather a valuation allowance is recorded to reduce the deferred tax asset to an amount that is more likely than not to be realized;

•	insured credit derivatives are accounted for as insurance contracts rather than as derivative contracts measured at fair value;

•	bonds are generally carried at amortized cost rather than fair value;

•	VIEs are not consolidated;

•	surplus notes are recognized as surplus and each payment of principal and interest is recorded only upon approval of the insurance regulator rather than liabilities with periodic accrual of interest;

•
expected losses are discounted at a rate of 4.0% in 2015 and 4.5% in 2014, recorded when the loss is deemed probable and without consideration of the deferred premium revenue rather than discounted at the risk free rate at the end of each reporting period and only to the extent they exceed deferred premium revenue;

•	the present value of installment premiums and commissions are not recorded on the balance sheet as they are under GAAP;

•
mergers of acquired companies are treated as statutory mergers at historical balances and financial statements are retroactively revised assuming the merger occurred at the beginning of the prior year, rather than prospectively beginning with the date of acquisition at fair value under GAAP.

Insurance Regulatory Amounts Reported

	Policyholders' Surplus		Net Income (Loss)
	As of December 31,		Year Ended December 31,
	2015	2014	2015	2014	2013
	(in millions)
AGC(1)(2)	$1,365	$1,086	$(92)	$116	$211
____________________

(1)	Policyholders' surplus of AGC includes its indirect share of MAC. AGC owns approximately 39% of the outstanding stock of MAC Holdings, which owns 100% of the outstanding common stock of MAC.

(2)
As indicated in Note 2, Acquisition of Radian Asset Assurance Inc., AGC completed the acquisition of Radian Asset on April 1, 2015. Radian Asset was merged with and into AGC, with AGC as the surviving company of the merger. The impact to AGC's policyholders' surplus was approximately $333 million, on a statutory basis, as of April 1, 2015.

Contingency Reserves

On July 15, 2013, AGC was notified that the Maryland Insurance Administration (“MIA”) does not object to AGC reassuming all of the outstanding contingency reserves that AGC had ceded to AG Re and electing to cease ceding future contingency reserves to AG Re. The insurance regulator permitted AGC to reassume the contingency reserves in increments over three years. In the third quarter of 2015, AGC reassumed its final installment and as of December 31, 2015, AGC had collectively reassumed an aggregate of approximately $267 million.

From time to time, AGC has obtained the approval of its regulator to release contingency reserves based on losses or because the accumulated reserve is deemed excessive in relation to the insurer's outstanding insured obligations.  In 2015, on the latter basis, AGC obtained MIA non-objection for a contingency reserve release of approximately $134 million.

With respect to the regular, quarterly contributions to contingency reserves required by the applicable Maryland laws and regulations, such laws and regulations permit the discontinuation of such quarterly contributions to a company’s contingency reserves when such company’s aggregate contingency reserves for a particular line of business (i.e., municipal or non-municipal) exceed the sum of the company’s outstanding principal for each specified category of obligations within the particular line of business multiplied by the specified contingency reserve factor for each such category.  In accordance with such laws and regulations, and with the approval of the MIA AGC ceased making quarterly contributions to its contingency reserves for both municipal and non-municipal business, beginning in the fourth quarter of 2014. Such cessations are expected to continue for as long as AGC satisfies the foregoing condition for its applicable lines of business.

Dividend Restrictions and Capital Requirements

AGC is a Maryland domiciled insurance company. Under Maryland's insurance law, AGC may, with prior notice to the Maryland Insurance Commissioner, pay an ordinary dividend that, together with all dividends paid in the prior 12 months, does not exceed the lesser of 10% of its policyholders' surplus (as of the prior December 31) or 100% of its adjusted net investment income during that period. The maximum amount available during 2016 for AGC to distribute as ordinary dividends is approximately $79 million, of which approximately $9 million is available for distribution in the first quarter of 2016.

U.K. company law prohibits AGUK from declaring a dividend to its shareholder unless it has “profits available for distribution.” The determination of whether a company has profits available for distribution is based on its accumulated realized profits less its accumulated realized losses. While the U.K. insurance regulatory laws impose no statutory restrictions on a general insurer's ability to declare a dividend, the Prudential Regulation Authority's capital requirements may in practice act as a restriction on dividends. The Company does not expect AGUK to distribute any dividends at this time.

Dividends Paid

	Year Ended December 31,
	2015	2014	2013
	(in millions)
Dividends paid by AGC to AGUS	$90	$69	$67

For information on collateral requirements between AGC and AGUK, please refer to Note 15, Related Party Transactions.

13.	Income Taxes

Accounting Policy

The provision for income taxes consists of an amount for taxes currently payable and an amount for deferred taxes. Deferred income taxes are provided for temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities, using enacted rates in effect for the year in which the differences are expected to reverse. A valuation allowance is recorded to reduce the deferred tax asset to an amount that is more likely than not to be realized.

Non-interest‑bearing tax and loss bonds are purchased in the amount of the tax benefit that results from deducting contingency reserves as provided under Internal Revenue Code Section 832(e). The Company records the purchase of tax and loss bonds in deferred taxes.

The Company recognizes tax benefits only if a tax position is “more likely than not” to prevail.

Overview

The Company files its US federal tax return as a part of the consolidated group for AGUS, its direct parent holding company.  Each member of the AGUS consolidated tax group is part of a tax sharing agreement and pays or receives its proportionate share of the consolidated regular federal tax liability for the group as if each company filed on a separate return basis.

Provision for Income Taxes

AGC and AGUK are subject to U.S. and United Kingdom income tax, respectively. AGC and AGUK are subject to income taxes imposed by U.S. and United Kingdom authorities at marginal corporate income tax rate of 35% and a blended tax rate of 20.25%, respectively, and file applicable tax returns. For periods subsequent to April 1, 2015, the U.K. corporation tax rate has been reduced to 20%, for the period April 1, 2014 to April 1, 2015 the U.K. corporation tax rate was 21% resulting in a blended tax rate of 20.25% in 2015, and prior to April 1, 2014, the U.K. corporation tax rate was 23% resulting in a blended tax rate of 21.5% in 2014.

A reconciliation of the difference between the provision for income taxes and the expected tax provision at statutory rates in taxable jurisdictions is presented below.

Effective Tax Rate Reconciliation

	Year Ended December 31,
	2015	2014	2013
	(in millions)
Expected tax provision (benefit) at statutory rates in taxable jurisdictions	$204	$246	$61
Tax-exempt interest	(14)	(14)	(16)
Gain on bargain purchase	(19)	—	—
Equity earnings in investee	—	—	(6)
Change in liability for uncertain tax positions	4	3	(2)
Provision to file adjustments	—	—	(3)
Deferred inventory adjustment	—	—	15
Other	1	—	(2)
Total provision (benefit) for income taxes	$176	$235	$47
Effective tax rate	30.1%	33.4%	30.4%

The deferred inventory adjustment in the table above represents adjustments recorded in 2013 related to prior years, as a result of enhancements to the Company's analysis of the deferred tax inventory. The amount relates to the periods 2009 and prior.

The expected tax provision at statutory rates in taxable jurisdictions is calculated as the sum of pretax income in each jurisdiction multiplied by the statutory tax rate of the jurisdiction by which it will be taxed. Pretax income of the Company’s subsidiaries which are not U.S. or U.K. domiciled but are subject to U.S tax as controlled foreign corporations are included at the U.S. statutory tax rate.

Components of Net Deferred Tax Assets

	As of December 31,
	2015	2014
	(in millions)
Deferred tax assets:
Unrealized losses on credit derivative financial instruments, net	$—	$144
Unearned premium reserves, net	174	—
Loss and LAE reserve	114	20
Deferred compensation	23	18
Investment basis difference	32	29
Market Discount	5	—
Variable interest entities	—	4
Foreign tax credit	11	—
Other	7	19
Total deferred income tax assets	366	234
Deferred tax liabilities:
Unrealized losses on credit derivatives financial instruments, net	4	—
Unearned premium reserves, net	—	38
Unrealized appreciation on investments	38	38
Unrealized gains on CCS	12	6
Variable interest entities	40	—
Market discount	—	14
Other	6	5
Total deferred income tax liabilities	100	101
Less: Valuation allowance	11	—
Net deferred income tax asset	$255	$133

Valuation Allowance

As part of the Radian Asset Acquisition, the Company acquired $11 million of foreign tax credits (“FTC”) which will expire between 2018 and 2020. After reviewing positive and negative evidence, the Company came to the conclusion that it is more likely than not that the FTC will not be utilized, and therefore recorded a valuation allowance with respect to this tax attribute.

The Company came to the conclusion that it is more likely than not that the remaining net deferred tax asset will be fully realized after weighing all positive and negative evidence available as required under GAAP. The positive evidence that was considered included the cumulative income the Company has earned over the last three years, and the significant unearned premium income to be included in taxable income. The positive evidence outweighs any negative evidence that exists. As such, the Company believes that no valuation allowance is necessary in connection with this deferred tax asset. The Company will continue to analyze the need for a valuation allowance on a quarterly basis.

Audits

AGUS has open tax years with the U.S. Internal Revenue Service (“IRS”) for 2009 forward and is currently under audit for the 2009 - 2012 tax years.

Uncertain Tax Positions

The following table provides a reconciliation of the beginning and ending balances of the total liability for unrecognized tax benefits. The Company does not believe it is reasonably possible that this amount will change significantly in the next twelve months.

	2015	2014	2013
	(in millions)
Balance as of January 1,	$17	$15	$17
True-up from tax return filings	2	—	4
Increase in unrecognized tax benefits as a result of position taken during the current period	2	2	3
Decrease due to closing of IRS audit	—	—	(9)
Balance as of December 31,	$21	$17	$15

The Company's policy is to recognize interest and penalties related to uncertain tax positions in income tax expense and has accrued $0.5 million in 2015 and $0.4 million in 2014 and 2013. As of December 31, 2015 and December 31, 2014, the Company has accrued $2.3 million and $1.8 million of interest, respectively.

The total amount of unrecognized tax benefits as of December 31, 2015 would affect the effective tax rate, if recognized.

Tax Treatment of CDS

The Company treats the guaranty it provides on CDS as an insurance contract for tax purposes and as such a taxable loss does not occur until the Company expects to make a loss payment to the buyer of credit protection based upon the occurrence of one or more specified credit events with respect to the contractually referenced obligation or entity. The Company holds its CDS to maturity, at which time any unrealized fair value loss in excess of credit-related losses would revert to zero. The tax treatment of CDS is an unsettled area of the law. The uncertainty relates to the IRS determination of the income or potential loss associated with CDS as either subject to capital gain (loss) or ordinary income (loss) treatment. In treating CDS as insurance contracts the Company treats both the receipt of premium and payment of losses as ordinary income and believes it is more likely than not that any CDS credit related losses will be treated as ordinary by the IRS. To the extent the IRS takes the view that the losses are capital losses in the future and the Company incurred actual losses associated with the CDS, the Company would need sufficient taxable income of the same character within the carryback and carryforward period available under the tax law.

14.	Reinsurance and Other Monoline Exposures

AGC assumes exposure on insured obligations (“Assumed Business”) and cedes portions of its exposure on obligations it has insured (“Ceded Business”) in exchange for premiums, net of ceding commissions. AGC has historically entered into ceded reinsurance contracts in order to obtain greater business diversification and reduce the net potential loss from large risks.

Accounting Policy

For business assumed and ceded, the accounting model of the underlying direct financial guaranty contract dictates the accounting model used for the reinsurance contract (except for those eliminated as FG VIEs). For any assumed or ceded financial guaranty insurance premiums and financial guaranty insurance losses, the accounting models described in Note 6 are followed. For any assumed or ceded credit derivative contracts, the accounting model in Note 8 is followed.

Assumed and Ceded Business

The Company assumes business from other monoline financial guaranty companies. Under these relationships, the Company assumes a portion of the ceding company’s insured risk in exchange for a premium. The Company may be exposed to risk in this portfolio in that the Company may be required to pay losses without a corresponding premium in circumstances where the ceding company is experiencing financial distress and is unable to pay premiums. The Company’s facultative and treaty agreements are generally subject to termination at the option of the ceding company:

•	if the Company fails to meet certain financial and regulatory criteria and to maintain a specified minimum financial strength rating, or

•	upon certain changes of control of the Company.

Upon termination under these conditions, the Company may be required (under some of its reinsurance agreements) to return to the ceding company unearned premiums (net of ceding commissions) and loss reserves, calculated on a statutory basis of accounting, attributable to reinsurance assumed pursuant to such agreements after which the Company would be released from liability with respect to the Assumed Business.

Upon the occurrence of the conditions set forth in the first bullet above, whether or not an agreement is terminated, the Company may be required to obtain a letter of credit or alternative form of security to collateralize its obligation to perform under such agreement or it may be obligated to increase the level of ceding commission paid.

The downgrade of the financial strength ratings of AGC gives certain ceding companies the right to recapture business they had ceded to AGC, which would lead to a reduction in the Company's unearned premium reserve and related earnings on such reserve. With respect to a significant portion of the Company’s in-force financial guaranty assumed business, based on AGC's current ratings and subject to the terms of each reinsurance agreement, the third party ceding company may have the right to recapture business it had ceded to AGC, and in connection therewith, to receive payment from AGC of an amount equal to the statutory unearned premium (net of ceding commissions) and statutory loss reserves (if any) associated with that business, plus, in certain cases, an additional ceding commission. As of December 31, 2015, if each third party insurer ceding business to AGC had a right to recapture such business, and chose to exercise such right, the aggregate amounts that AGC could be required to pay to all such companies would be approximately $34 million.

The Company has Ceded Business to affiliated and non-affiliated companies to limit its exposure to risk. Under these relationships, the Company cedes a portion of its insured risk in exchange for a premium paid to the reinsurer. The Company remains primarily liable for all risks it directly underwrites and is required to pay all gross claims. It then seeks reimbursement from the reinsurer for its proportionate share of claims. The Company may be exposed to risk for this exposure if it were required to pay the gross claims and not be able to collect ceded claims from an assuming company experiencing financial distress. A number of the financial guaranty insurers to which the Company has ceded par have experienced financial distress and been downgraded by the rating agencies as a result. In addition, state insurance regulators have intervened with respect to some of these insurers. The Company’s ceded contracts generally allow the Company to recapture Ceded Business after certain triggering events, such as reinsurer downgrades.

In 2014, the Company entered into a commutation in order to reassume a previously ceded transaction from a reinsurer for $76 million in par.

The following table presents the components of premiums and losses reported in the consolidated statement of operations and the contribution of the Company's Assumed and Ceded Businesses.

Effect of Reinsurance on Statement of Operations

	Year Ended December 31,
	2015	2014	2013
	(in millions)
Premiums Written:
Direct (1)	$20	$30	$(16)
Assumed	3	0	10
Ceded (2)	(1)	(22)	(248)
Net	$22	$8	$(254)
Premiums Earned:
Direct	$270	$100	$121
Assumed	47	17	19
Ceded	(87)	(65)	(67)
Net	$230	$52	$73
Loss and LAE:
Direct	$276	$84	$(53)
Assumed	58	(5)	(34)
Ceded	(134)	(101)	31
Net	$200	$(22)	$(56)
 ____________________
(1)    Negative direct premiums written were due to changes in expected Debt Service schedules.

(2)    2013 amounts relate to cessions to MAC.

Other Monoline Exposures

In addition to assumed and ceded reinsurance arrangements, the Company may also have exposure to some financial guaranty reinsurers (i.e., monolines) in other areas. Second-to-pay insured par outstanding represents transactions the Company has insured that were previously insured by other monolines. The Company underwrites such transactions based on the underlying insured obligation without regard to the primary insurer. Another area of exposure is in the investment portfolio where the Company holds fixed-maturity securities that are wrapped by monolines and whose value may change based on the rating of the monoline. As of December 31, 2015, based on fair value, the Company had fixed-maturity securities in its investment portfolio consisting of $13 million insured by Ambac, $28 million insured by National Public Finance Guarantee Corporation ("National"), and $11 million insured by AGM. In addition, the Company acquired bonds for loss mitigation or other risk management purposes in the amount of $259 million insured by MBIA Insurance Corp.
In accordance with U.S. statutory accounting requirements and U.S. insurance laws and regulations, in order for the Company to receive credit for liabilities ceded to reinsurers domiciled outside of the U.S., such reinsurers must secure their liabilities to the Company. All of the unauthorized reinsurers in the tables below are required to post collateral for the benefit of the Company in an amount at least equal to the sum of their ceded unearned premium reserve, loss reserves and contingency reserves all calculated on a statutory basis of accounting. In addition, certain authorized reinsurers in the tables below post collateral on terms negotiated with the Company.

Exposure by Reinsurer

	Ratings at April 6, 2016		Par Outstanding (1) As of December 31, 2015
Reinsurer	Moody’s Reinsurer Rating	S&P Reinsurer Rating	Ceded Par Outstanding	Second-to-Pay Insured Par Outstanding	Assumed Par Outstanding
			(dollars in millions)
Affiliated Companies:
AG Re (2)	WR(4)	AA	$23,275	$—	$—
AGM and Assured Guaranty (Europe) Ltd. ("AGE")(3)	A2	AA	24	286	3,349
MAC (3)	NR(5)	AA	19,801	—	—
Affiliated Companies			43,100	286	3,349
Non-Affiliated Companies:
American Overseas Reinsurance Company Limited (f/k/a Ram Re)(2)	WR	WR	908	—	—
Ambac	WR	WR	117	775	560
National (6)	A3	AA-	—	650	1,801
Syncora Guarantee Inc.	WR	WR	—	386	15
MBIA	(7)	(7)	—	268	389
FGIC	(8)	(8)	—	254	11
CIFG Assurance North America Inc. ("CIFG")	WR	WR	—	16	2,960
Ambac Assurance Corp. Segregated Account	NR	NR	—	1	77
Other	Various	Various	49	388	86
Non-Affiliated Companies			1,074	2,738	5,899
Total			$44,174	$3,024	$9,248
 ____________________

(1)	Includes par related to insured credit derivatives.

(2)	The total collateral posted by all affiliated and non-affiliated reinsurers required or agreeing to post collateral as of December 31, 2015, is approximately $432 million.

(3)	AGM and MAC are rated AA+ (stable outlook) by KBRA.

(4)	Represents “Withdrawn Rating.”

(5)	Represents “Not Rated.”

(6)	National is rated AA+ by KBRA.

(7)	MBIA includes subsidiaries MBIA Insurance Corp. rated B by S&P and B3 by Moody's and MBIA U.K. Insurance Ltd. rated BB by S&P and Ba2 by Moody’s.

(8)	FGIC includes subsidiaries Financial Guaranty Insurance Company and FGIC UK Limited both of which had their ratings withdrawn by rating agencies.

Ceded Par Outstanding by Reinsurer and Credit Rating
As of December 31, 2015

	Internal Credit Rating
Reinsurer	AAA	AA	A	BBB	BIG	Total
	(in millions)
AG Re	$896	$5,746	$11,198	$3,629	$1,806	$23,275
AGM	—	7	17	—	—	24
MAC	35	3,380	13,780	2,585	21	19,801
American Overseas Reinsurance Company Limited (f/k/a Ram Re)	167	296	280	95	70	908
Ambac	—	—	117	—	—	117
Other	49	0	0	—	—	49
Total	$1,147	$9,429	$25,392	$6,309	$1,897	$44,174

Second-to-Pay
Insured Par Outstanding by Internal Rating
As of December 31, 2015(1)

	Public Finance					Structured Finance
	AAA	AA	A	BBB	BIG	AAA	AA	A	BBB	BIG	Total
	(in millions)
AGM and AGE	$—	$286	$—	$—	$—	$—	$—	$—	$—	$—	$286
Ambac	—	59	208	345	27	1	—	44	89	2	775
National	28	102	520	—	—	—	—	—	—	—	650
Syncora Guarantee Inc.	—	14	70	137	128	—	—	—	—	37	386
MBIA	—	1	13	—	—	—	101	16	126	11	268
FGIC	—	—	13	133	96	—	—	7	—	5	254
CIFG	—	—	—	16	—	—	—	—	—	—	16
Ambac Assurance Corp. Segregated Account	—	—	—	—	—	—	0	—	—	1	1
Other	—	369	—	0	19	—	—	—	—	—	388
Total	$28	$831	$824	$631	$270	$1	$101	$67	$215	$56	$3,024
____________________

(1)	Assured Guaranty's internal rating.

Amounts Due (To) From Reinsurers
As of December 31, 2015

	Assumed Premium, net of Commissions	Ceded Premium, net of Commissions	Assumed Expected Loss and LAE	Ceded Expected Loss and LAE
	(in millions)
AGM and AGE	$13	$—	$(31)	$—
AG Re	—	(73)	—	336
MAC	—	(2)	—	0
American Overseas Reinsurance Company Limited (f/k/a Ram Re)	—	(1)	—	0
Ambac	2	—	0	—
National	1	—	2	—
MBIA	4	—	(10)	—
CIFG	—	—	(31)	—
Ambac Assurance Corp. Segregated Account	0	—	(6)	—
Total	$20	$(76)	$(76)	$336

Excess of Loss Reinsurance Facility

AGC, AGM and MAC entered into a $360 million aggregate excess of loss reinsurance facility with a number of reinsurers, effective as of January 1, 2016. This facility replaces a similar $450 million aggregate excess of loss reinsurance facility that AGC, AGM, and MAC had entered into effective January 1, 2014 and which terminated on December 31, 2015. The new facility covers losses occurring either from January 1, 2016 through December 31, 2023, or January 1, 2017 through December 31, 2024, at the option of AGC, AGM and MAC. It terminates on January 1, 2018, unless AGC, AGM and MAC choose to extend it. The new facility covers certain U.S. public finance credits insured or reinsured by AGC, AGM and MAC as of September 30, 2015, excluding credits that were rated non-investment grade as of December 31, 2015 by Moody’s or S&P or internally by AGC, AGM or MAC and is subject to certain per credit limits. Among the credits excluded are those associated with the Commonwealth of Puerto Rico and its related authorities and public corporations. The new facility attaches when AGC’s, AGM’s and MAC’s net losses (net of AGC’s and AGM's reinsurance (including from affiliates) and net of recoveries) exceed $1.25 billion in the aggregate. The new facility covers a portion of the next $400 million of losses, with the reinsurers assuming pro rata in the aggregate $360 million of the $400 million of losses and AGC, AGM and MAC jointly retaining the remaining $40 million. The reinsurers are required to be rated at least AA- or to post collateral sufficient to provide AGM, AGC and MAC with the same reinsurance credit as reinsurers rated AA-. AGM, AGC and MAC are obligated to pay the reinsurers their share of recoveries relating to losses during the coverage period in the covered portfolio. AGC, AGM and MAC paid approximately $9 million of premiums in 2016 (of which AGC paid approximately $1 million) for the term January 1, 2016 through December 31, 2016 and deposited approximately $9 million of securities into trust accounts for the benefit of the reinsurers to be used to pay the premium for January 1, 2017 through December 31, 2017. The main differences between the new facility and the prior facility that terminated on December 31, 2015 are the reinsurance attachment point ($1.25 billion versus $1.5 billion), the total reinsurance coverage ($360 million part of $400 million versus $450 million part of $500 million) and the annual premium ($9 million versus $19 million).

15.	Related Party Transactions

Guarantees or Contingencies for Related Parties

AGC issues financial guaranty policies guaranteeing the obligations of its affiliate, AG Financial Products Inc. ("AGFP"), to various third‑party beneficiaries under credit default swap agreements. Pursuant to its financial guaranty policy, AGC is obligated to pay the beneficiary named in the policy, upon receipt of a claim as contemplated thereby, amounts that become due for payment by AGFP in the event of a payment default by AGFP under the applicable credit default swap agreement. AGC may have a payment obligation to the beneficiary so long as there are outstanding transactions between AGFP and the beneficiary under the ISDA master agreement entered into by the parties. Pursuant to its financial guaranty policy, AGC is fully subrogated to the rights of the beneficiary to the extent of payment by AGC under such policy. The financial guaranty policies are non-cancelable for any reason, including by reason of non-payment of premium.

In consideration of the issuance of the financial guaranty policy, AGFP agrees to pay AGC premium pursuant to a premium agreement. Pursuant to the premium agreement, AGFP also agrees to pay the fees and expenses of AGC in connection with the issuance of the financial guaranty insurance policy and the performance of its obligations under such policy. Under such premium agreement, AGC is fully subrogated to AGFP's rights (including its right to receive payments) under the underlying agreement to the extent that AGC makes payments pursuant to the financial guaranty policy.

The Company currently provides support to its subsidiary, AGUK, through an amended and restated quota share reinsurance agreement (the “Quota Share Agreement”), an amended and restated excess of loss reinsurance agreement (the “XOL Agreement”), and an amended and restated net worth maintenance agreement (the "AGUK Net Worth Agreement"). Pursuant to the Quota Share Agreement, AGUK cedes 90% of its financial guaranty insurance and reinsurance exposure to AGC. Pursuant to the XOL Agreement, the Company indemnifies AGUK for 100% of losses (net of the quota share reinsurance agreement discussed above) incurred by AGUK in excess of an amount equal to (a) AG UK’s capital resources less (b) 110% of the greatest of the amounts as may be required by the Prudential Regulation Authority as a condition for AGUK maintaining its authorization to carry on a financial guarantee business in the U.K. Pursuant to the AGUK Net Worth Agreement, if AGUK's net worth falls below 110% of the minimum level of capital required by the PRA, AGC must invest additional funds in order to bring the capital of AGUK back into compliance with the required amount. AGC made a capital contribution of $30 million to AGUK during 2013 pursuant to this agreement. In consideration for the guarantee provided by AGC, AGUK agrees to pay a fee each calendar quarter equal to £14 thousand. AGC also guarantees the lease obligations of AGUK for its lease of office space at 1 Finsbury Square, London.

AGC and AGUK recently reached an agreement with the Prudential Regulation Authority ("PRA") that, in order for AGC to secure its outstanding reinsurance of AGUK under the Quota Share Agreement and XOL Agreement, AGC shall post as collateral its share of AGUK-guaranteed triple-X insurance bonds that have been purchased by AGC for loss mitigation and an additional amount to be determined by (i) using AGUK’s internal capital requirement model to calculate at the 99.5% confidence interval the losses expected to be borne by AGC for the exposures it has assumed from AGUK that do not have loss reserves (“non-reserve exposures”); (ii) adding the amount of loss reserves ceded by AGUK to AGC under UK GAAP; (iii) subtracting from such sum AGUK’s capital resources under its internal capital requirement model (the result of clauses (i) through (iii) being referred to as the “resulting amount”); and then (iv) reducing the resulting amount by 50% of the portion of the resulting amount that was contributed by the non-reserve exposures. AGC and AGUK intend to enter into a trust agreement pursuant to which AGC will establish a reinsurance trust account for the benefit of AGUK and will deposit therein on a quarterly basis sufficient assets to satisfy the above-described collateral requirement recently agreed with the PRA. The new collateral requirement must be reflected in amendments to the Quota Share Agreement and XOL Agreement; such amendments to transactions between affiliates require the approval of the MIA under the Maryland insurance law.
Management, Service Contracts or Cost Sharing Arrangements

On January 1, 2010, the Company entered into a service agreement with various of its affiliates, which agreement was amended and restated, effective as of April 1, 2015. Pursuant to such service agreement, Company makes available to its Bermuda, US and UK affiliates, as applicable, equipment, insurance, reinsurance and such other services, including underwriting, actuarial, surveillance, marketing, claims handling, legal, information technologies, corporate secretarial, human resources, accounting, tax, financial reporting and investment planning services. In addition, under the agreement the Company enjoys the use of certain equipment and office space owned by its New York affiliate, AGM. Expenses are allocated directly where appropriate and, where not appropriate, based upon an allocation of employee time and corresponding office overhead. The agreement provides for quarterly settlements and an express right of offset with regard to amounts owing between parties under this Agreement and other agreements between such parties.

See Note 18, Employee Benefit Plans, for expenses related to Long-Term Compensation Plans of AGL which are allocated to AGC.

The following table summarizes the allocated expenses from (to) affiliate companies under the expense sharing agreements.
Expenses Allocated From (To) Affiliated Companies

	Year Ended December 31,
	2015	2014	2013
	(in millions)
Affiliated companies:
AGM	$(54)	$(63)	$(65)
MAC	(14)	(16)	(10)
AGL	(10)	(10)	(6)
AG Re	(9)	(8)	(7)
Other	(6)	(6)	(4)
Total	$(93)	$(103)	$(92)

The following table summarizes the amounts due (to) from affiliate companies under the expense sharing agreements.
Amounts Due (To) From Affiliated Companies

	As of December 31,
	2015	2014
	(in millions)
Affiliated companies:
AGM	$28	$37
MAC	8	10
AG Re	5	5
AGL	(24)	(20)
Other	6	8
Total	$23	$40

Note Payable to Affiliate

See Note 17, Note Payable to Affiliate and Credit Facilities.

Reinsurance Agreements

The Company cedes business to affiliated entities under certain reinsurance agreements. See below for material balance sheet and statement of operations items related to insurance transactions.

The following table summarizes the affiliated components of each balance sheet item, where applicable.

	As of December 31,
	2015	2014
	(in millions)
Assets:
Premium receivable
AGM and AGE	$13	$—
Ceded unearned premium reserve
AG Re	243	287
MAC	172	209
Reinsurance recoverable on unpaid losses
AG Re	312	204
Salvage and subrogation recoverable
AGM and AGE	1	—
Reinsurance recoverable on paid losses(1)
AG Re	4	2
Assumed funds held(1)
AGM and AGE	25	—
Other assets
AGM and AGE	5	—
Net credit derivative asset (liability)
AG Re	35	177
AGFP	(1)	(2)
Liabilities:
Unearned premium reserve(2)
AGM and AGE	184	—
Loss and loss adjustment expense reserve
AGM and AGE	1	—
Reinsurance balances payable, net
AG Re	75	81
MAC	2	2
Ceded funds held(3)
AG Re	9	6
Deferred ceding commissions(3)
AG Re	69	81
AGM and AGE	(6)	—
Other information:
Assumed par outstanding
AGM and AGE	3,349	—
Ceded par outstanding
AG Re	23,275	27,745
AGM	24	27
MAC	19,801	21,983
____________________

(1)	Included in other assets on the consolidated balance sheets.

(2)	Includes $2 million of ceded contra-paid on losses at December 31, 2015.

(3)	Included in other liabilities on the consolidated balance sheets.

The following table summarizes the affiliated components of each statement of operations item, where applicable.

	Year Ended December 31,
	2015	2014	2013
	(in millions)
Revenues:
Net earned premiums
AG Re	$(47)	$(35)	$(44)
MAC	(37)	(26)	(13)
AGM and AGE	33	—	—
Realized gains and other settlements on credit derivatives
AG Re	(28)	(5)	15
AGFP	81	22	(96)
AGM and AGE	(4)	—	—
Net unrealized gains (losses) on credit derivatives
AG Re	(119)	(166)	15
Expenses:
Loss and loss adjustment expenses (recoveries)
AG Re	(134)	(101)	29
AGM and AGE	0	—	—
Commissions expense (income)
AG Re	(13)	(10)	(12)
AGM and AGE	1	—	—

16.	Commitments and Contingencies

Leases

The Company occupies office space that is leased by AGM and is allocated a portion of such rent expense. The Company is also party to various lease agreements accounted for as operating leases. Rent expense was $3.4 million in 2015, $2.8 million in 2014 and $3.1 million in 2013. AGM entered into an operating lease effective January 1, 2016, for new office space comprising one full floor and one partial floor at 1633 Broadway in New York City.  The Company plans to move its principal place of business from 31 West 52nd Street in New York City to this new location during the summer of 2016.  The table below represents the future minimum rent payments for leases entered into by the Company.

Future Minimum Rental Payments

Year	(in millions)
2016	$0.4
2017	—
2018	—
2019	—
2020	—
Thereafter	—
Total	$0.4

Legal Proceedings

Lawsuits arise in the ordinary course of the Company’s business. It is the opinion of the Company’s management, based upon the information available, that the expected outcome of litigation against the Company, individually or in the aggregate, will not have a material adverse effect on the Company’s financial position or liquidity, although an adverse resolution of litigation against the Company in a fiscal quarter or year could have a material adverse effect on the Company’s results of operations in a particular quarter or year.

In addition, in the ordinary course of their respective businesses, AGC and AGUK assert claims in legal proceedings against third parties to recover losses paid in prior periods or prevent losses in the future. For example, as described in the "Recovery Litigation," section of Note 5, Expected Loss to be Paid, in January 2016 the Company commenced an action for declaratory judgment and injunctive relief in the U.S. District Court for the District of Puerto Rico to invalidate executive orders issued by the Governor of Puerto Rico directing the retention or transfer of certain taxes and revenues pledged to secure the payment of certain bonds insured by the Company. Also, in December 2008, AGUK filed a claim in the Supreme Court of the State of New York against an investment manager in a transaction it insured alleging breach of fiduciary duty, gross negligence and breach of contract. The amounts, if any, the Company will recover in proceedings to recover losses are uncertain, and recoveries, or failure to obtain recoveries, in any one or more of these proceedings during any quarter or year could be material to the Company’s results of operations in that particular quarter or year.

Accounting Policy

The Company establishes accruals for litigation and regulatory matters to the extent it is probable that a loss has been incurred and the amount of that loss can be reasonably estimated. For litigation and regulatory matters where a loss may be reasonably possible, but not probable, or is probable but not reasonably estimable, no accrual is established, but if the matter is material, it is disclosed, including matters discussed below. The Company reviews relevant information with respect to its litigation and regulatory matters on a quarterly and annual basis and updates its accruals, disclosures and estimates of reasonably possible loss based on such reviews.

Litigation

Proceedings Relating to the Company’s Financial Guaranty Business

The Company receives subpoenas duces tecum and interrogatories from regulators from time to time.

On November 28, 2011, Lehman Brothers International (Europe) (in administration) (“LBIE”) sued AGFP, an affiliate of AGC which in the past had provided credit protection to counterparties under credit default swaps. AGC acts as the credit support provider of AGFP under these credit default swaps. LBIE’s complaint, which was filed in the Supreme Court of the State of New York, alleged that AGFP improperly terminated nine credit derivative transactions between LBIE and AGFP and improperly calculated the termination payment in connection with the termination of 28 other credit derivative transactions between LBIE and AGFP. Following defaults by LBIE, AGFP properly terminated the transactions in question in compliance with the agreement between AGFP and LBIE, and calculated the termination payment properly. AGFP calculated that LBIE owes AGFP approximately $29 million in connection with the termination of the credit derivative transactions, whereas LBIE asserted in the complaint that AGFP owes LBIE a termination payment of approximately $1.4 billion. On February 3, 2012, AGFP filed a motion to dismiss certain of the counts in the complaint, and on March 15, 2013, the court granted AGFP's motion to dismiss the count relating to improper termination of the nine credit derivative transactions and denied AGFP's motion to dismiss the counts relating to the remaining transactions. On February 22, 2016, AGFP filed a motion for summary judgment on the remaining causes of action asserted by LBIE and on AGFP's counterclaims. LBIE's administrators disclosed in an April 10, 2015 report to LBIE’s unsecured creditors that LBIE’s valuation expert has calculated LBIE's damages in aggregate for the 28 transactions to range between a minimum of approximately $200 million and a maximum of approximately $500 million, depending on what adjustment, if any, is made for AGFP's credit risk and excluding any applicable interest. Notwithstanding the range calculated by LBIE's valuation expert, the Company cannot reasonably estimate the possible loss, if any, that may arise from this lawsuit.

On May 28, 2014, Houston Casualty Company Europe, Seguros y Reseguros, S.A. (“HCCE”) notified Radian Asset that it was demanding arbitration against Radian Asset in connection with housing cooperative losses presented to Radian Asset by HCCE under several years of quota-share surety reinsurance contracts. Through November 30, 2015, HCCE had presented AGC, as successor to Radian Asset, with approximately €15 million in claims. In January 2016, Assured Guaranty and HCCE settled all the claims related to the Spanish housing cooperative losses.

17.	Notes Payable to Affiliates and Credit Facilities

Accounting Policy

The notes payable to affiliates were recorded at its principal amount. There was no discount or premium at the time of issuance of the note.

Notes Payable to Affiliates

On March 30, 2015, AGUS loaned $200 million to AGC to facilitate the acquisition of Radian Asset on April 1, 2015. AGC repaid the loan in full on April 14, 2015. The interest expense incurred and paid in 2015 was $44 thousand.

On December 18, 2009, AGC issued a surplus note with a principal amount of $300 million to AGM. This Note Payable to Affiliate carries a simple interest rate of 5.0% per annum and matures on December 31, 2029. Principal is payable at the option of AGC prior to the final maturity of the note in 2029 and interest is payable on the note annually in arrears as of December 31st of each year, commencing December 31, 2010. Payments of principal and interest are subject to AGC having policyholders’ surplus in excess of statutory minimum requirements after such payment and to prior written approval by the Maryland Insurance Administration. AGC incurred $15 million of interest expense during the years ended December 31, 2015, 2014 and 2013. AGC paid $15 million, $15 million and $15 million of interest to AGM during 2015, 2014 and 2013, respectively.

Committed Capital Securities

On April 8, 2005, AGC entered into separate agreements (the “Put Agreements”) with four custodial trusts (each, a “Custodial Trust”) pursuant to which AGC may, at its option, cause each of the Custodial Trusts to purchase up to $50 million of perpetual preferred stock of AGC (the “AGC Preferred Stock”). The custodial trusts were created as a vehicle for providing capital support to AGC by allowing AGC to obtain immediate access to new capital at its sole discretion at any time through the exercise of the put option. If the put options were exercised, AGC would receive $200 million in return for the issuance of its own perpetual preferred stock, the proceeds of which may be used for any purpose, including the payment of claims. The put options have not been exercised through the date of this filing.

Distributions on the AGC CCS are determined pursuant to an auction process. Beginning on April 7, 2008 this auction process failed, thereby increasing the annualized rate on the AGC CCS to one-month LIBOR plus 250 basis points.

18.	Employee Benefit Plans

Accounting Policy

AGC participates in AGL's long term incentive plans. AGL follows the fair value recognition provisions for share based compensation expense. The Company is allocated its proportionate share of all compensation expense based on time studies conducted annually.

Assured Guaranty Ltd. 2004 Long-Term Incentive Plan

Under the Assured Guaranty Ltd. 2004 Long-Term Incentive Plan, as amended (the “Incentive Plan”), the number of AGL common shares that may be delivered under the Incentive Plan may not exceed 18,670,000. In the event of certain transactions affecting AGL's common shares, the number or type of shares subject to the Incentive Plan, the number and type of shares subject to outstanding awards under the Incentive Plan, and the exercise price of awards under the Incentive Plan, may be adjusted.

The Incentive Plan authorizes the grant of incentive stock options, non-qualified stock options, stock appreciation rights, and full value awards that are based on AGL's common shares. The grant of full value awards may be in return for a participant's previously performed services, or in return for the participant surrendering other compensation that may be due, or may be contingent on the achievement of performance or other objectives during a specified period, or may be subject to a risk of forfeiture or other restrictions that will lapse upon the achievement of one or more goals relating to completion of service by the participant, or achievement of performance or other objectives. Awards under the Incentive Plan may accelerate and become vested upon a change in control of AGL.

The Incentive Plan is administered by the Compensation Committee of the Board of Directors of AGL, except as otherwise determined by the Board. The Board may amend or terminate the Incentive Plan. As of December 31, 2015, 10,367,163 common shares of AGL were available for grant under the Incentive Plan.

The Company recognized expenses of $2 million, $2 million and $2 million for the years ended December 31, 2015, 2014 and 2013, respectively, under the Incentive Plan.

Time Vested Stock Options

Stock options are generally granted once a year with exercise prices equal to the closing price on the date of grant. To date, AGL has only issued non-qualified stock options. All stock options, except for performance stock options, granted to employees vest in equal annual installments over a three-year period and expire seven years or ten years from the date of grant. None of AGL's options, except for performance stock options, have a performance or market condition.

Performance Stock Options

Assured Guaranty grants performance stock options under the Incentive Plan. These awards are non-qualified stock options with exercise prices equal to the closing price of an AGL common share on the applicable date of grant. These awards vest 35%, 50% or 100%, if the price of AGL's common shares using the highest 40-day average share price during the relevant three-year performance period reaches certain hurdles. If the share price is between the specified levels, the vesting level will be interpolated accordingly. These awards expire seven years from the date of grant.

Restricted Stock Awards

Restricted stock awards are valued based on the closing price of the underlying shares at the date of grant. These restricted stock awards to employees generally vest in equal annual installments over a four-year period.

Restricted Stock Units

Restricted stock units are valued based on the closing price of the underlying shares at the date of grant. Restricted stock units generally vest in equal annual installments over a four-year period or fully vest after a three-year period.

Performance Restricted Stock Units

Assured Guaranty has granted performance restricted stock units under the Incentive Plan. These awards vest 35%, 50%, 100%, or 200%, if the price of AGL's common shares using the highest 40-day average share price during the relevant three-year performance period reaches certain hurdles. If the share price is between the specified levels, the vesting level will be interpolated accordingly.

Employee Stock Purchase Plan

Assured Guaranty established the AGL Employee Stock Purchase Plan ("Stock Purchase Plan") in accordance with Internal Revenue Code Section 423, and participation is available to all eligible employees. Maximum annual purchases by participants are limited to the number of whole shares that can be purchased by an amount equal to 10% of the participant's compensation or, if less, shares having a value of $25,000. Participants may purchase shares at a purchase price equal to 85% of the lesser of the fair market value of the stock on the first day or the last day of the subscription period. The Company recorded $0.1 million, $0.1 million and $0.1 million in share-based compensation, after the effects of DAC, under the Stock Purchase Plan during the years ended December 31, 2015, 2014 and 2013, respectively.

Defined Contribution Plan

The Company maintains a savings incentive plan, which is qualified under Section 401(a) of the Internal Revenue Code for U.S. employees. The savings incentive plan is available to eligible full-time employees upon hire. Eligible participants could contribute a percentage of their salary subject to a maximum of $18,000 for 2015. Contributions are matched by the Company at a rate of 100% up to 6% of participant's compensation, subject to IRS limitations. Any amounts over the IRS limits are contributed to and matched by the Company into a nonqualified supplemental executive retirement plan for employees eligible to participate in such nonqualified plan. The Company also makes a core contribution of 6% of the participant's compensation to the qualified plan, subject to IRS limitations, and the nonqualified supplemental executive retirement plan for eligible employees, regardless of whether the employee contributes to the plan(s). Employees become fully vested in Company contributions after one year of service, as defined in the plan. Plan eligibility is immediate upon hire.

The Company recognized defined contribution expenses of $3 million, $3 million and $3 million for the years ended December 31, 2015, 2014 and 2013, respectively.

Cash-Based Compensation Plans

Performance Retention Plan

Assured Guaranty maintains a Performance Retention Plan (“PRP”) that permits the grant of deferred cash based awards to selected employees. Generally, each PRP award is divided into three installments, that vest over four years. The cash payment depends on growth in adjusted book value per share and on operating return on equity, which are defined in each PRP award agreement. The Company recognized performance retention plan expenses of $3 million, $4 million, and $4 million for the years ended December 31, 2015, 2014 and 2013, respectively, representing its proportionate share of the Assured Guaranty expense.

Assured Guaranty's executive officers are eligible to receive compensation under a non-equity incentive plan. The amount of compensation payable is subject to a performance goal being met. AGL's Compensation Committee then uses discretion to determine the actual amount of cash incentive compensation payable to each executive officer for such performance year based on factors and criteria as determined by the Compensation Committee of AGL, provided that such discretion cannot be used to increase the amount that was determined to be payable to each executive officer. For an applicable performance year, the Compensation Committee of AGL establishes target financial performance measures for AGL and individual non-financial objectives for the executive officers.

Deferred Compensation

Certain executives of the Company elected to invest a portion of their Assured Guaranty Corp. Supplemental Executive Retirement Plan (“AGC SERP”) accounts in the employer stock fund in the AGC SERP. Each unit in the employer stock fund represents the right to receive one AGL common share upon a distribution from the AGC SERP. The number of units equals the number of AGL common shares which could have been purchased with the value of the account deemed invested in the employer stock fund as of the date of such election. As of December 31, 2015 and 2014, there were 74,309 and 74,309 units, respectively, in the AGC SERP.

19.	Other Comprehensive Income

The following tables present the changes in each component of AOCI and the effect of significant reclassifications out of AOCI on the respective line items in net income.

Changes in Accumulated Other Comprehensive Income by Component
Year Ended December 31, 2015

	Net Unrealized Gains (Losses) on Investments with no Other-Than-Temporary Impairment	Net Unrealized Gains (Losses) on Investments with Other-Than-Temporary Impairment	Cumulative Translation Adjustment	Total Accumulated Other Comprehensive Income
	(in millions)
Balance, December 31, 2014	$80	$6	$(9)	$77
Other comprehensive income (loss) before reclassifications	(13)	(6)	(6)	(25)
Amounts reclassified from AOCI to:
Net realized investment gains (losses)	(10)	4	—	(6)
Tax (provision) benefit	3	(1)	—	2
Total amount reclassified from AOCI, net of tax	(7)	3	—	(4)
Net current period other comprehensive income (loss)	(20)	(3)	(6)	(29)
Balance, December 31, 2015	$60	$3	$(15)	$48

Changes in Accumulated Other Comprehensive Income by Component
Year Ended December 31, 2014

	Net Unrealized Gains (Losses) on Investments with no Other-Than-Temporary Impairment	Net Unrealized Gains (Losses) on Investments with Other-Than-Temporary Impairment	Cumulative Translation Adjustment	Total Accumulated Other Comprehensive Income
	(in millions)
Balance, December 31, 2013	$21	$(5)	$(3)	$13
Other comprehensive income (loss) before reclassifications	60	9	(6)	63
Amounts reclassified from AOCI to:
Net realized investment gains (losses)	(2)	3	—	1
Tax (provision) benefit	1	(1)	—	0
Total amount reclassified from AOCI, net of tax	(1)	2	—	1
Net current period other comprehensive income (loss)	59	11	(6)	64
Balance, December 31, 2014	$80	$6	$(9)	$77

Changes in Accumulated Other Comprehensive Income by Component
Year Ended December 31, 2013

	Net Unrealized Gains (Losses) on Investments with no Other-Than-Temporary Impairment	Net Unrealized Gains (Losses) on Investments with Other-Than-Temporary Impairment	Cumulative Translation Adjustment	Total Accumulated Other Comprehensive Income
	(in millions)
Balance, December 31, 2012	$128	$(12)	$(5)	$111
Other comprehensive income (loss) before reclassifications	(75)	(5)	2	(78)
Amounts reclassified from AOCI to:
Net realized investment gains (losses)	(48)	18	—	(30)
Tax (provision) benefit	16	(6)	—	10
Total amount reclassified from AOCI, net of tax	(32)	12	—	(20)
Net current period other comprehensive income (loss)	(107)	7	2	(98)
Balance, December 31, 2013	$21	$(5)	$(3)	$13

20.	Subsequent Events

Subsequent events have been considered through April 8 2016, the date on which these financial statements were issued.